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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on            , 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Fieldstone Investment Corporation
(Exact Name of Registrant as Specified in Its Governing Instruments)

11000 Broken Land Parkway
Suite 600
Columbia, Maryland 21044
(410) 772-7200
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael J. Sonnenfeld
President and Chief Executive Officer
Fieldstone Investment Corporation
11000 Broken Land Parkway
Suite 600
Columbia, Maryland 21044
(410) 772-7200
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Walter G. Lohr, Jr., Esq. HOGAN & HARTSON L.L.P. 111 South Calvert Street, 16th Floor Baltimore, Maryland 21202 (410) 659-2700	David P. Slotkin, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities To Be Registered	Amount To Be Registered(1)	Estimated Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $.01 par value per share	48,325,860	$17.75	$857,784,015	$108,682

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2)
In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing. No exchange or over-the-counter market exists for our common stock. Our stockholders have privately sold some of our shares using the PORTAL system. The last sale of our common stock of which we are aware occurred on April 20, 2004 and was reported on PORTAL at a price of $17.75 per share.
(3)
Calculated under Section 6(b) of the Securities Act based upon a registration fee rate of $126.70 per $1.0 million of proposed maximum aggregate offering price.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Exhibit Index begins on page II-7.

SUBJECT TO COMPLETION, DATED                        , 2004

The information in this prospectus is not complete and may be changed or supplemented. None of the securities described in this prospectus can be sold by the selling stockholders until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation to buy the securities, in any state where any offer or sale of the securities is not permitted.

PROSPECTUS

48,325,860 Shares

Fieldstone Investment Corporation
Common Stock

        This prospectus covers the resale of up to 48,325,860 shares of our common stock that the selling stockholders listed on page 120 of this prospectus may offer for sale from time to time following the effective date of the registration statement of which this prospectus is a part. We are registering these shares of common stock to provide the selling stockholders with registered securities, but this prospectus does not necessarily mean that the selling stockholders will offer or sell those shares. We are filing the registration statement pursuant to contractual obligations that exist with the selling stockholders.

        No public market currently exists for our common stock. Our common stock is not currently listed on any national exchange or market system. However, following our private offering in November 2003, our common stock has been sold from time to time in private transactions, and some of those transactions have been reported on The Portal Market, a subsidiary of the NASDAQ Stock Market, Inc. We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol "            ."

        We are not offering for sale any shares of our common stock in the registration statement of which this prospectus is a part. We will not receive any of the proceeds from sales of our shares by the selling stockholders, but will incur expenses. Our common stock is subject to transfer restrictions principally intended to preserve our status as a REIT. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 12 of this prospectus for risk factors relevant to an investment in our common stock, including, among others:

  •
  We have a limited operating history with respect to our portfolio strategy, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

  •
  We require substantial cash to fund our loan originations, to pay our loan origination expenses and to hold our loans pending sale or securitization, and if it is not available, our business, financial condition and results of operations will be significantly harmed.

  •
  Fluctuating or rising interest rates may adversely affect our earnings or ability to borrow under our warehouse lines of credit and repurchase facilities.

  •
  The use of securitizations with over-collateralization requirements may have a negative affect on our cash flow if our loan delinquencies exceed certain levels.

  •
  We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

  •
  We may be unable to comply with the requirements applicable to REITs, and compliance with those requirements could adversely affect our business, financial condition and results of operations.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004

        You may rely only on information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date of this prospectus.

TABLE OF CONTENTS

Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
Market Data
Use of Proceeds
Market Price of and Distributions on Our Common Stock
Our Structure and Formation Transactions; 144A Offering
Selected Historical Consolidated Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Investment Policies and Policies with Respect to Certain Activities
Management
Principal Stockholders
Selling Stockholders
Certain Relationships and Related Transactions
Description of Capital Stock
Certain Provisions of Maryland Law and our Charter and Bylaws
Shares Eligible for Future Sale
Material Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information About Fieldstone Investment Corporation

i

SUMMARY

        This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and our financial statements and the related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock. In this prospectus, unless the context indicates otherwise, references to "our company," "we," "our" and "us" refer to the activities of, and the assets and liabilities of, the business and operations of Fieldstone Investment Corporation (Fieldstone Investment) and its subsidiaries. References to "Fieldstone Mortgage" refer to the activities of our principal operating subsidiary, Fieldstone Mortgage Company.

Our Company

        We are a fully integrated mortgage banking company that originates, securitizes, sells and services non-conforming and conforming single-family residential mortgage loans secured primarily by first liens. Our goal is to be an efficient, low-cost originator of high quality residential mortgages and to provide exemplary service to our customers. We retain a significant portion of our non-conforming loans in an investment portfolio financed by issuing mortgage-backed securities in order to realize the full economic value of these loans. We retain the servicing rights with respect to non-conforming loans in our portfolio in order to monitor and improve their performance. We continue to sell a portion of the non-conforming loans and all of the conforming loans that we originate on a whole loan, servicing-released basis.

        We intend to elect to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, commencing with our taxable year ended December 31, 2003. We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax. We intend to retain our net gains on sales of loans to build our capital base.

        In order to meet some of the requirements to qualify as a REIT, we conduct all of our loan origination, processing, underwriting, sales and servicing functions through our primary operating subsidiary, Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary. Fieldstone Mortgage funds the conforming and non-conforming loans we intend to sell. Fieldstone Investment funds and owns the non-conforming loans we intend to retain in our investment portfolio. Fieldstone Investment pays Fieldstone Mortgage a fee for the origination services it provides for the non-conforming loans acquired for our investment portfolio.

        We originate our loans through our two primary divisions: non-conforming and conforming. Each division operates both wholesale and retail offices. We maintain a wholesale network of over 4,600 independent mortgage brokers, of which 3,967 are non-conforming loan brokers and 722 are conforming loan brokers. We operate our own network of non-conforming branch offices and conforming branch offices located in 27 states throughout the country. Fieldstone Mortgage is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. Fieldstone Mortgage continues to originate all of our conforming and non-conforming loans. However, with respect to non-conforming loans held for investment, Fieldstone Mortgage closes the loans using funds advanced by Fieldstone Investment and simultaneously assigns the loans to Fieldstone Investment.

        The conforming loans that we originate generally meet the underwriting criteria of the government-sponsored entities, Fannie Mae (formally, the Federal National Mortgage Association) and Freddie Mac (formally, the Federal Home Loan Mortgage Corporation), as well as the Federal Housing Association (FHA) or the Veterans Administration (VA). The borrowers of conforming loans generally have good credit payment histories and relatively low levels of consumer debt. Our non-conforming borrowers typically have good credit payment histories; however, their loans tend to have higher loan-to-value, or LTV, higher debt ratios than conforming borrowers and limited or no income documentation. When we originate mortgage loans to borrowers with higher credit risk, we seek to offset this risk by charging higher interest rates than would be charged to borrowers with better credit histories, lower overall debt levels, lower LTV ratios or better income documentation.

        The non-conforming loans that we originate are underwritten in accordance with our underwriting guidelines. We base our underwriting decisions on our assessment of the borrower's willingness and ability to pay, as reflected in the borrower's historical patterns of debt repayment, the amount of equity in the borrower's property, the borrower's debt ratios and other factors. Our underwriting philosophy is to analyze the overall situation of the borrower, evaluate carefully the value of the property securing the loan and take into account compensating factors that may be used to offset areas of credit weakness, while matching risk and price. We believe that we have developed underwriting processes and criteria that generate high quality borrower data and valid appraisals, give us the ability to make sound underwriting and pricing decisions and allow us to approve and fund loans efficiently.

        The following table shows our total originations of non-conforming and conforming loans for the years ended December 31, 2003 and 2002:

	Year Ended December 31, 2003		Year Ended December 31, 2002
	Loans Funded (in millions)	Percentage of Total	Loans Funded (in millions)	Percentage of Total
Non-Conforming	$5,201	69%	$2,548	62%
Conforming	2,294	31%	1,582	38%

Total*	$7,495	100%	$4,130	100%

*
Includes loans we funded and loans we brokered to other companies.

        We finance our mortgage originations on a short-term basis through a variety of warehouse lines of credit and repurchase facilities. We retain a substantial portion of our non-conforming loans in our investment portfolio on a long-term basis, financed largely by issuing mortgage-backed securities secured by these loans. These securitizations are structured as financings for accounting purposes; therefore, we do not recognize a gain or loss on our securitization of these loans. Following our securitizations of loans held for investment, the loans remain on our consolidated statement of condition as assets, the mortgage-backed securities remain on our consolidated statement of condition as liabilities, and we record interest income generated by the loans and recognize interest expense on the mortgage-backed securities over the life of the loans and corresponding mortgage-backed securities debt.

        We generate earnings from the non-conforming loans we retain primarily through:

  •
  net interest income, which is the difference between the interest income we receive from the loans and the interest expense paid under our warehouse lines and repurchase facilities and to the holders of the mortgage-backed securities;

        less

  •
  losses due to defaults and delinquencies on the loans; and

  •
  servicing fees and selling and general administrative expenses that we must pay.

Our net interest income will vary based upon, among other things, the difference between the weighted average interest earned on the loans and the interest payable to our warehouse lenders and the holders of the mortgage-backed securities, the performance of the underlying loans and the amount and timing of borrower prepayments of the underlying loans.

        We sell all of our conforming loans as well as the non-conforming loans held for sale on a "servicing-released" basis, which means we sell the loans together with the servicing rights to the buyer of the loans. These transactions are typically referred to as whole loan sales. We aggregate these loans into mortgage pools and sell these pools of mortgages to third parties on a servicing-released basis. We generally sell our loans held for sale within 45 days of funding. We perform the initial interim servicing functions for all of our loans. We intend to develop our servicing capability to allow us to permanently service the portfolio of non-conforming loans held for investment, but until this capability is developed, we contract with third parties to service these loans for us. We perform the initial interim servicing functions for these loans between the time of origination and the time of transfer of servicing to the long-term servicer of these loans, which is generally within 90 days after funding.

        Under our whole loan sale strategy, our income is generated primarily by:

  •
  the sale of loans at a premium to our weighted average origination costs (net of origination fee income); and

  •
  net interest income, which is the difference between the interest income we receive from the loans and our interest expense paid under our warehouse lines and repurchase facilities used to fund the loans.

Our Industry

        The residential mortgage loan market is the largest consumer finance market in the United States. According to the April 15, 2004 forecast of the Mortgage Bankers Association of America (MBAA), lenders in the United States originated over $3.81 trillion in single-family mortgage loans in 2003 and are projected to originate approximately $2.57 trillion in 2004 and $1.96 trillion in 2005. We believe that the projected decline from the 2003 levels will be primarily attributable to a reduction in refinancing of conforming loans as interest rates remain stable or rise.

        Generally, the residential mortgage industry is segmented by the size of the loan and credit characteristics of the borrower. Mortgage loans that conform to Fannie Mae, Freddie Mac, FHA and VA guidelines for both size and borrower credit characteristics are called conforming mortgages. All other mortgage loans are considered non-conforming loans either because of the size of the loans (referred to as jumbo mortgages) or the characteristics of the borrowers' credit profiles (generally referred to as Alt-A, non-conforming or sub-prime mortgages).

Our Strategy

        Our goal is to maximize stockholder value by building and managing a portfolio of high quality residential mortgages that we originate. We execute our strategy by:

  •
  continuing to originate high quality residential loans, based on our intensive underwriting of borrower data and collateral value, in order to minimize defaults and losses;

  •
  building a portfolio of loans with superior risk-adjusted returns to offer our stockholders high quality earnings and stable dividends;

  •
  selling a portion of our non-conforming loans and all of our conforming loans from our taxable REIT subsidiary and retaining all or a portion of our after-tax income in our taxable REIT subsidiary to provide additional capital to support the growth of our business;

  •
  providing exemplary service to our customers while maintaining an efficient and low-cost residential mortgage loan origination business;

  •
  managing our financial leverage carefully in order to enhance our returns while limiting the related risk;

  •
  expanding our presence on a selective, opportunistic basis in geographic markets that show potential for growth and where we have identified qualified personnel;

  •
  increasing the use of technology to streamline further our loan origination and underwriting processes and strengthen relationships with borrowers and brokers;

  •
  collecting comprehensive performance data on our portfolio to refine our risk-based pricing; and

  •
  establishing a servicing operation to enhance the performance of our retained portfolio.

Our Competitive Advantages

        We believe that the following competitive advantages will enable us to continue to expand our non-conforming and conforming business:

  •
  Corporate Culture of Integrity, Service, Efficiency and Teamwork. We have grown over the past nine years with a focus on the integrity of our personnel and our loans, a commitment to customer service and a commitment to constant improvement of our operations to achieve higher service levels, greater efficiencies and lower costs. Our entire team, including senior management, regional managers, branch managers, loan originators, processors, underwriters, funders and shippers, together with the quality control, secondary, shipping, servicing, information systems, accounting, finance and treasury employees in our home office, work as a team in the loan origination, sales, interim servicing and securitization process. We believe that our culture, together with an incentive compensation program based on a combination of volume, profitability, efficiency and quality, has resulted in high quality loans, an efficient operation and relatively low employee turnover.

  •
  Disciplined and Efficient Underwriting Guidelines and Supporting Processes and Technology. We have a disciplined approach to underwriting mortgage loans using complex and integrated risk management techniques, together with effective implementation of technology to support operating efficiency and to lower our costs, maintain credit decision consistency and drive loss mitigation efforts.

  •
  Quality Customer Service. Our skilled loan officers and account executives work closely with our outside customers and our internal customer-focused processing and underwriting teams to provide high quality service and to be responsive to borrowers' and brokers' needs. We believe our focus on service, quality and efficiency results in increased originations through referrals and repeat business from brokers and other financial service companies that are highly satisfied with our underwriting and funding processes.

  •
  Comprehensive Product Offering. We offer a wide array of loan products to our customers, including conforming loans and non-conforming loans, such as FHA, VA and jumbo loans. We offer all of these loans as fixed-rate loans or adjustable-rate mortgage loans (ARMs), including hybrid loans with an initial fixed interest rate that subsequently converts to an adjustable rate.

  •
  Operational Flexibility. Our structure and business strategy provide us with the flexibility to both retain a portion of the non-conforming loans that we originate in our portfolio and sell the balance of the loans that we originate for cash. We believe that this flexibility allows us to provide a broader product offering, manage our cash flows and leverage and respond to the market environment and, therefore, enhance the return on our stockholders' equity.

  •
  Management Experience and Expertise. Our management team has an average of over 16 years of experience in mortgage banking, securitization and specialty finance businesses. Our experienced management team has developed the comprehensive and quality origination processes, procedures and technology that we believe help to position us as a high quality, low-cost, customer-focused residential mortgage loan originator.

  •
  Ability to Securitize. We completed our first three securitizations in the past six months. In connection with these securitizations, we believe that we (i) established a credible relationship with various nationally recognized rating organizations, (ii) began to establish a credible track record with investors in mortgage-backed securities and (iii) began to monitor a number of performance characteristics of each loan pool. Securitization is an effective source of financing for the loans in our portfolio because it allows us to match the maturities of our debt with the anticipated prepayments of our loans. We believe that building a successful securitization track record will facilitate our ability to execute additional securitizations and create a continued source of long-term financing for our portfolio in the future.

Risk Factors

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 12 of this prospectus for risk factors relevant to an investment in our common stock, including, among others:

  •
  We have a limited operating history with respect to our portfolio strategy, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

  •
  We require substantial cash to fund our loan originations, to pay our loan origination expenses and to hold our loans pending sale or securitization, and if it is not available, our business, financial condition and results of operations will be significantly harmed.

  •
  Fluctuating or rising interest rates may adversely affect our earnings or ability to borrow under our warehouse lines of credit and repurchase facilities.

  •
  The use of securitizations with over-collateralization requirements may have a negative affect on our cash flow if our loan delinquencies exceed certain levels.

  •
  We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

  •
  We may be unable to comply with the requirements applicable to REITs, and compliance with those requirements could adversely affect our business, financial condition and results of operations.

Our Principal Office

        Our principal offices are located at 11000 Broken Land Parkway, Suite 600, Columbia, Maryland 21044. Our telephone number is (410) 772-7200. Our website is www.FieldstoneInvestment.com. Fieldstone Mortgage's website is www.fmcc.com or www.FieldstoneMortgage.com. The information on our websites does not constitute a part of this prospectus.

Restrictions on Ownership of Our Common Stock

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our charter documents generally prohibit any stockholder from actually or constructively owning more than 9.8% of the outstanding shares of our common stock. Our board may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if our board is presented with satisfactory evidence that the ownership will not then or in the future jeopardize our REIT status. Our charter also prohibits certain cooperatives, governmental entities and tax-exempt organizations that are exempt from the unrelated business income tax from owning our shares because a tax could be imposed on us if our shares are held by these entities.

Our Corporate History, Formation and Tax Status

        Fieldstone Mortgage has been acquiring and selling mortgage loans since its formation in 1995 as a Maryland corporation under the name Fieldstone Management Company. Fieldstone Mortgage began originating mortgage loans in 1996. Fieldstone Mortgage was acquired in 1998 by Fieldstone Holdings Corp. (Fieldstone Holdings). Fieldstone Investment was formed as a Maryland corporation on August 20, 2003 to be the successor to Fieldstone Holdings. On November 14, 2003, Fieldstone Holdings merged with and into Fieldstone Investment, with Fieldstone Investment being the surviving entity, and as a result, Fieldstone Mortgage became the principal operating subsidiary of Fieldstone Investment.

        Prior to 2003, Fieldstone Holdings operated as a regular taxable C corporation. Effective January 1, 2003, Fieldstone Holdings made an election to be taxed as an S corporation. Effective November 13, 2003, prior to merging with Fieldstone Investment, Fieldstone Holdings revoked its S corporation status. We intend to elect to be taxed as a REIT for federal income tax purposes, effective November 13, 2003. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we are organized as required to qualify as a REIT under the Internal Revenue Code and that our manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes.

        As a REIT, we generally are not subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income and property. We have elected to treat Fieldstone Mortgage as our taxable REIT subsidiary. Fieldstone Mortgage is a regular taxable corporation that is subject to federal, state and local income tax on profits it earns on its mortgage origination business, including profits from the sale of conforming loans and any non-conforming loans not held in our portfolio.

Our Distribution Policy

        Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income. For more information, see "Material Federal Income Tax Considerations" beginning on page 132.

        In connection with the REIT requirements, we will make regular quarterly distributions of all or substantially all of our REIT taxable income to our stockholders. Our REIT taxable income does not include any earnings of Fieldstone Mortgage that we choose to retain in that subsidiary (by not making a dividend of those earnings to Fieldstone Investment). Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest income we receive from the non-conforming loans we retain in our portfolio, the revenue we receive from the securitization and sale of loans, our operating expenses and any other expenditures.

        We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

144A Offering

        We sold 36,555,664 shares of our common stock at $13.95 per share to Friedman, Billings, Ramsey & Co., Inc., or FBR, as initial purchaser, on November 14, 2003, and an additional 195,400 shares of our common stock at $13.95 per share to FBR, as initial purchaser, on December 11, 2003, pursuant to the exercise by FBR of its option to purchase shares to cover additional allotments. FBR resold 33,166,835 shares to investors at a price of $15.00 per share in transactions not involving registration under the Securities Act. As part of this same offering, we sold 10,398,936 shares of our common stock (including 356,540 shares sold to our employees and affiliates in a directed share program) directly in a private placement in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, at a price of $15.00 per share. FBR received a fee of $1.05 per share as placement agent in respect of the shares sold in the private placement (except for the shares sold in the directed share program for which no fee was received). We also issued 400,000 shares of our common stock to FBR as consideration for financial advisory services, at a price of $.01 per share. The shares sold to FBR and those sold by us directly in the private placement are collectively referred to as the 144A Offering.

        Our net proceeds from the 144A Offering were approximately $658.1 million. We used the net proceeds as follows:

  •
  approximately $188.1 million to redeem 94.83% of our common stock outstanding immediately prior to the closing of the 144A Offering;

  •
  approximately $33.0 million to repay in full the outstanding principal and interest on our subordinated debt;

  •
  approximately $3.4 million to pay advisory, legal and accounting fees incurred in connection with the 144A Offering, including the reimbursement of certain fees and expenses incurred by FBR; and

  •
  the remainder, $433.6 million, for building our investment portfolio, working capital and other general corporate purposes, including repaying outstanding borrowings under our warehouse lines and repurchase facilities.

        For a more detailed discussion of the 144A Offering see "Our Structure and Formation Transactions; 144A Offering."

The Offering

        This prospectus covers the resale of up to 48,325,860 shares of our common stock. We issued and sold 47,150,000 of these shares in the 144A Offering. FBR has represented to us that the shares it purchased in the 144A Offering and those it placed on our behalf were resold to qualified institutional buyers, as defined in Rule 144A under the Securities Act, institutional accredited investors, as defined in Rule 501 under the Securities Act, or to non-U.S. persons, as defined in Regulation S under the Securities Act, initially at a price of $15.00 per share.

Common stock offered by the selling stockholders	48,325,860 shares(1)
Common stock outstanding	48,855,860 shares(2)
Offering price	The selling stockholders are offering, from time to time, the shares being offered by this prospectus at the then current market price.
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock sold by the selling stockholders.
Trading	We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol " ;" however, an active trading market for our common stock may never develop.

(1)
Includes (i) 400,000 shares of common stock issued to FBR in consideration for financial advisory services rendered in connection with the 144A Offering and (ii) 775,860 shares of common stock owned by Michael J. Sonnenfeld, our president and chief executive officer, prior to the 144A Offering.

(2)
Includes 530,000 shares of restricted stock issued to our directors, officers and key employees under our Equity Incentive Plan. Excludes 788,000 shares of our common stock issuable upon the exercise of options outstanding on April 21, 2004.

Summary Selected Historical Consolidated Financial Data
(In Thousands)

        The following table presents summary selected historical consolidated financial data for Fieldstone Investment, including the financial data for Fieldstone Holdings, deemed to be our predecessor for accounting purposes. The historical financial statements represent the combined financial condition and results of operations of Fieldstone Investment and its subsidiaries. In addition, the historical consolidated financial data included below for the years ended December 31, 1999 through 2002 reflect our business strategy prior to the completion of the 144A Offering. See "Business" beginning on page 70. Accordingly, our historical financial results will not be indicative of our future performance. In addition, because the information in this table is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the related notes, contained elsewhere in this prospectus.

	Year Ended December 31,
	2003	2002	2001	2000	1999
Operating Data:
Revenues:
Interest income:
Loans held for investment	$17,749	$—	$—	$—	$—
Loans held for sale	49,118	33,666	16,747	8,639	5,823

Total interest income	66,867	33,666	16,747	8,639	5,823

Interest expense:
Loans held for investment	5,137	—	—	—	—
Loans held for sale	17,424	13,543	10,287	7,571	3,898
Subordinated debt	510	576	741	1,106	757

Total interest expense	23,071	14,119	11,028	8,677	4,655

Net interest income (expense)	43,796	19,547	5,719	(38)	1,168
Provision for loan losses—loans held for investment	2,078	—	—	—	—

Net interest income after provision for loan losses	41,718	19,547	5,719	(38)	1,168
Gains on sale of mortgage loans, net	117,882	74,875	42,429	25,065	13,841
Fees and other income	1,966	3,230	2,834	2,305	1,631

Total revenues	161,566	97,652	50,982	27,332	16,640
Payroll and related expenses, net	84,227	40,482	28,260	23,629	17,003
General and administrative expenses(1)	29,947	19,568	14,619	13,530	10,232

Total expenses	114,174	60,050	42,879	37,159	27,235

Income (loss) before taxes	47,392	37,602	8,103	(9,827)	(10,595)
Provision for income tax expense (benefit)	(2,616)	15,855	(3,140)	—	(1,385)

Net income (loss)	$50,008	$21,747	$11,243	$(9,827)	$(9,210)

Other Data (unaudited):
Non-conforming fundings(2)	$5,201,462	$2,548,376	$1,248,940	$737,346	$487,812
Conforming fundings(2)	2,293,773	1,581,673	1,105,891	485,189	—

Total mortgage fundings(2)	$7,495,235	$4,130,049	$2,354,831	$1,222,535	$487,812

Yield on loans held for sale(3)	6.96%	7.61%	8.53%	9.23%	9.92%
Expense of warehouse and repurchase debt(4)	2.77%	3.40%	5.83%	8.37%	6.93%
Net yield on loans held for sale(5)	4.49%	4.55%	3.29%	1.14%	3.28%
Yield on loans held for investment(3)	6.57%	—	—	—	—
Expense of financing for loans held for investment(4)	2.32%	—	—	—	—
Net yield on loans held for investment(5)	4.67%	—	—	—	—
Yield on loans held for investment after provisions for loan losses	3.90%	—	—	—	—
Yield—net interest income(5)	4.49%	4.42%	2.91%	(0.04)%	1.99%
Weighted average interest rate(6)
Non-conforming fundings	7.31%	8.41%	9.63%	10.73%	9.92%
Conforming fundings	5.63%	6.42%	7.12%	8.17%	—
Total	6.80%	7.65%	8.43%	9.70%	9.92%
Weighted average whole loan sales price over par
Non-conforming fundings	3.80%	4.18%	4.16%	3.52%	3.11%
Conforming fundings	2.01%	1.98%	2.11%	1.90%	—
Total	3.13%	3.32%	3.15%	2.89%	3.11%
Average hedge gain (loss) on whole loan sales
Non-conforming fundings	(0.09)%	(0.07)%	—	—	—
Conforming fundings	0.02%	(0.03)%	(0.19)%	—	—
Total	(0.05)%	(0.05)%	(0.09)%	—	—
Weighted average credit score(6)
Non-conforming fundings	653	645	632	616	618
Conforming fundings	713	704	680	673	—
Total	671	667	653	635	618
Weighted average loan to value(6)
Non-conforming fundings	85.96%	85.69%	84.57%	78.38%	82.09%
Conforming fundings	73.68%	75.92%	83.25%	85.58%	—
Total	82.26%	81.95%	83.94%	81.27%	82.09%
Full documentation—non-conforming fundings(6)	55.02%	51.00%	55.00%	80.17%	89.18%
Total mortgage sales	$6,362,517	$3,493,578	$2,055,464	$1,058,880	$477,981
Ratios (unaudited):
Debt to capital(7)	2.87	16.22	10.66	12.42	5.69
Return on average equity	46.43%	88.29%	167.63%	N/A	N/A
Return on average assets	4.97%	4.68%	5.40%	(9.64)%	(15.08)%
Average equity as a percentage of average assets	10.71%	5.31%	3.22%	(0.89)%	(0.23)%
Net cost to originate(8)
Non-conforming	2.25%	2.23%	2.83%	3.91%	5.45%
Conforming	1.74%	1.74%	1.78%	2.29%	—
Total	2.10%	2.04%	2.34%	3.27%	5.45%
Operating expenses as a percentage of total loans funded(9)	1.98%	2.14%	2.38%	3.58%	6.16%
Operating expenses as a percentage of average assets(10)	11.36%	12.94%	20.60%	36.46%	44.59%
Efficiency ratio(11)	70.67%	61.49%	84.11%	135.95%	163.67%

Statements of Condition Data (unaudited):
Mortgage loans held for sale, net
Non-conforming loans	$404,099	$578,853	$223,307	$95,371	$57,473
Conforming loans	106,285	270,830	105,535	45,915	—

Total	$510,384	$849,683	$328,842	$141,286	$57,473

Loans held for sale—average balance	$695,890	$436,062	$193,585	$92,293	$57,869
Mortgage loans held for sale, net—seriously delinquent(12)	0.43%	1.29%	0.54%	2.54%	5.61%
Mortgage loans held for investment, net
Loans to be securitized	$835,271	$—	$—	$—	$—
Loans securitized	491,570	—	—	—	—

Total	$1,326,841	$—	$—	$—	$—

Loans held for investment—average balance	$266,558	$—	$—	$—	$—
Mortgage loans held for investment, net—seriously delinquent(12)	0.38%	—	—	—	—
Warehouse financing—loans held for sale—ending (audited)	$450,456	$789,424	$296,144	$130,837	$53,286
Warehouse financing—loans held for investment—ending (audited)	537,132	—	—	—	—
Warehouse financing—loans held for sale—average balance	619,795	392,561	174,086	89,251	55,506
Warehouse financing—loans held for investment—average balance	218,370	—	—	—	—
Subordinated debt—average balance	12,246	12,168	11,448	11,979	9,053
Average assets(13)	1,005,335	464,205	208,109	101,931	61,074
Average equity(13)	$107,714	$24,632	$6,707	$(912)	$(138)

(1)
Represents the accumulation of occupancy, depreciation and amortization and general and administration expense reported within the audited statements of operations.

(2)
Funding volumes shown for 2000 through 2003 include loans funded by us and loans brokered by Fieldstone Mortgage to other mortgage companies. Brokered loans shown for 2000 through 2003 were $82.2 million, $109.0 million, $113.6 million and $123.2 million, respectively. Wholesale originations in 1999 include $304 thousand of loans purchased from third party originators.

(3)
Calculated as interest income divided by average loans.

(4)
Calculated as interest expense divided by average debt.

(5)
Calculated as net interest income divided by average loans.

(6)
Weighted average interest rate, credit score, loan to value, and full documentation (including bank statements) based on loans funded by us only (excluding brokered loans).

(7)
Capital is defined as stockholders' equity plus subordinated debt.

(8)
Calculated as total expenses and premium paid, net of fees collected, divided by fundings. The impact of net deferred origination costs and change of control expenses is not included.

(9)
Calculated as total expenses divided by fundings. The impact of net deferred origination costs and change of control expenses is not included.

(10)
Calculated as total expenses divided by average assets. The impact of net deferred origination costs and change of control expenses is included.

(11)
Calculated as total expenses divided by net revenues. The impact of net deferred origination costs and change of control expenses is included.

(12)
Seriously delinquent is defined as 60 plus days past due.

(13)
Average assets are calculated using a true average loans balance and month end balances for the other assets. Average equity is calculated using month end balances.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our common stock. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Business

We have a limited operating history with respect to our portfolio strategy, which limits your ability to evaluate a key component of our business strategy and our growth prospects and increases your investment risk.

        Historically, our business has consisted primarily of the origination and sale of conforming and non-conforming mortgage loans. Our current business strategy is to retain a substantial portion of the non-conforming loans we originate on a long-term basis, financed by issuing mortgage-backed securities secured by these loans. We closed our first securitization transaction, issuing $488 million in mortgage-backed securities on October 7, 2003, our second, issuing $663 million of mortgage-backed securities on February 10, 2004 and our third, issuing $857 million of mortgage-backed securities on April 21, 2004. Our ability to complete securitizations in the future will depend upon a number of factors, including the experience and ability of our management team, conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the performance of our portfolio of securitized loans and our ability to obtain credit enhancement. In addition, poor performance of any pool of loans that we securitize could increase the expense of any of our subsequent securitizations. Accordingly, a decline in the securitization market or a change in the market's demand for our mortgage-backed securities could have a material adverse effect on our results of operations, financial condition and business prospects. If we are unable to securitize efficiently the loans in our portfolio, then our revenues for the duration of our investment in those loans could decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all.

The lack of specific loan performance data on the loans we previously originated and sold makes it difficult to predict the performance of loans we will retain and any revenues from current and future securitizations.

        Historically, we sold all of the loans that we originated on a servicing-released basis. As a result, we are unable to track the delinquency, loss and prepayment history of these loans. Consequently, we do not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating future delinquency, loss and prepayment rates for our originated loans. In view of our lack of historical loan performance data, it is extremely difficult to validate our loss or prepayment assumptions used to calculate assumed net interest income in current and future securitizations of our non-conforming loans, which could cause us to receive less favorable pricing terms on the mortgage-backed securities we issue than more experienced issuers with a proven performance record would receive. Differences between our assumptions and actual performance may have a material adverse effect on the pricing, interest rates and over-collateralization levels of our mortgage-backed securities and could have a material adverse effect on the timing and receipt of our future revenues, the value of the residual interests held on our statement of condition and our cash flow.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

        We require substantial cash to fund loans that we originate, to pay our loan origination expenses and to hold our loans pending sale or securitization. We also need cash to meet our working capital, minimum REIT dividend distribution requirements and other needs. Cash could be required to meet margin calls under the terms of our borrowings in the event that there is a decline in the market value of the loans that collateralize our debt, the terms of short-term debt become less attractive, or for other reasons. In addition, if our minimum dividend distribution required to maintain our REIT status became large relative to our cash flow because our income calculated for tax purposes exceeded our cash flow from operations, then we could be forced to borrow funds or raise capital on unfavorable terms in order to maintain our REIT status.

        We expect that our primary sources of working capital and cash will consist of:

  •
  our warehouse lines and repurchase facilities;

  •
  net interest income we receive from the securitization of our loans;

  •
  our operating profits and the proceeds from the sales or repayments of our conforming loans and a portion of our non-conforming loans; and

  •
  net proceeds from the sale of mortgage-backed securities.

        Pending sale or securitization of a pool of mortgage loans, we will finance mortgage loans that we originate through borrowings under our warehouse lines and repurchase facilities. It is possible that our warehouse lenders could experience changes in their ability to advance funds to us, independent of our performance or the performance of our loans. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us. Our repurchase facilities are dependent on our counterparties' ability to re-sell loans originated by us to third parties. If there is a disruption of the repurchase market generally, or if one of our counterparties is itself unable to access the repurchase market, our access to this source of liquidity could be adversely affected.

        We finance substantially all of our loans through four warehouse lines and four repurchase facilities. Each of these facilities is cancelable by the lender for cause at any time. As of April 21, 2004, the maximum available outstanding balance under these eight facilities was approximately $2.0 billion. The initial term of each facility is generally 364 days or less. The facilities mature at various times during the year. Our intention is to renew all of our facilities as they mature. However, we cannot provide any assurances that we will be able to extend these existing facilities on favorable terms, or at all. If we are not able to renew any of these credit facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may not be able to originate new loans or continue to fund our operations, which would have a material adverse effect on our business, financial condition and results of operations.

        In connection with our securitizations, we provide credit enhancement for a portion of the mortgage-backed securities that we issue called "senior securities." The credit enhancement for the senior securities comes primarily from either designating another portion of the securities we issue as "subordinate securities" (on which the credit risk from the loans is concentrated), purchasing financial guaranty insurance policies for the loans, or both. The market for subordinate securities could become temporarily illiquid or trade at steep discounts, thereby reducing the cash flow we receive over time from the loans securing our mortgage-backed securities. If we purchase financial guaranty insurance policies and the expense of these insurance policies increases, our net income will be reduced. While we have used these senior and subordinated credit enhancement features in the past in connection with our previous two securitizations, we cannot assure you that these features will be available at costs that would allow us to achieve our desired level of net income from future securitizations of our non-conforming loans.

        Some of the mortgage-backed securities that we have issued and intend to issue in the future to finance our portfolio of loans require or will require us, in the early years after issuance of the mortgage-backed securities, to "lock out" cash flows and receive less than our pro-rata share of cash flows from principal payments. In addition, if the performance of the loans pledged to collateralize the mortgage-backed securities is worse than the thresholds set forth in the securitization documents, then the net interest income we would otherwise receive will be held as over-collateralization reserves to provide additional credit enhancements for the senior securities still outstanding at that time.

        In addition, our operating cash flow could be reduced if discount amortization significantly exceeds premium amortization, or for other reasons. If prepayments on the loans securitizing any of our mortgage-backed securities slow or should our credit quality deteriorate, cash flow that we might otherwise receive in connection with the mortgage-backed securities might be delayed significantly.

        A significant portion of our operating cash for the period immediately following the completion of the 144A Offering came from the net proceeds of the 144A Offering, because we began to retain a portion of our non-conforming loans in order to build a portfolio of non-conforming mortgages and issue mortgage-backed securities, rather than selling these loans for a gain shortly after origination. As indicated above, many of the mortgage-backed securities that we have issued and expect to issue in the future will, for an initial period, require that any excess cash flow from the mortgages (after payments required to be made to the senior securities and to the servicer) be retained in an issuing trust to build over-collateralization to support the senior securities we have sold. Accordingly, we will receive little or no cash as the owner of the loans during that initial period. For some period of time our portfolio of securitized loans may not generate sufficient net interest income to cover our operating expenses, and in this event we will use proceeds remaining from the 144A Offering to meet our operating expenses as we continue to originate new loans for our portfolio. If we have fully invested all of the net proceeds of the 144A Offering prior to our portfolio generating sufficient cash for us to fund our operations, if it ever does, then we will need to either restructure the mortgage-backed securities supporting our portfolio, sell additional shares of capital stock or debt securities to generate additional working capital or, if we are unable to sell additional securities on reasonable terms or at all, we will need to either reduce our origination business or sell a higher portion of our loans. If we sell our loans rather than put them into our investment portfolio, then we will reduce the rate at which we increase our portfolio and we will owe taxes relative to any gains we achieve by selling our loans. In the event that our liquidity needs exceed our available capital, we may need to sell assets at an inopportune time, which will result in a reduction in our earnings. Adverse cash flow could threaten our continued ability to satisfy the income and asset tests necessary to maintain our status as a REIT or our solvency.

Our ability to generate net interest income from our securitized loans is dependent upon the success of our portfolio-based model of securitizations, which is subject to several risks.

        We expect to generate a substantial portion of our earnings and cash flow from the non-conforming loans we originate and securitize, primarily through net interest income. A substantial portion of the net interest income generated by our securitized loans is based upon the difference between the weighted average interest earned on the mortgage loans held in our portfolio and the interest payable to holders of the mortgage-backed securities. The interest expense on the mortgage-backed securities is typically adjusted monthly relative to market interest rates. Because the interest expense associated with the mortgage-backed securities typically adjusts faster than the interest income from the mortgage loans, our net interest income can be volatile in response to changes in interest rates. Also, the net interest income we receive from securitizations will likely decrease and our cash flow will be reduced if there are defaults on a significant number of our loans or if a large number of loans prepay prior to their scheduled maturities. The effects will be magnified if the defaults or prepayments occur with respect to loans with interest rates that are high relative to the rest of our loans.

        Our portfolio-based model is based on our expectation that the interest income we receive from the loans in the portfolio will exceed the interest expense of the debt we incur for financing those loans. In other words, we expect that our net earnings will be higher by our use of debt to "leverage" our return on equity. However, we are required to repay our portfolio debt regardless of the loans' performance, which means that our portfolio income is at risk for the expense of repaying our debt as well as for the performance of the loans. This is true both for the short-term financing of loans held for investment we use prior to securitization and for the securitization debt that we incur as long term financing of our loans held for investment. We are subject to two risks while our loans held for investment are financed with short term borrowings that we are not subject to relative to our securitization debt: first, we may be required to make additional payments to our lenders (known as "margin calls") relative to our short term financing if the lenders determine that the market value of the mortgage loans they hold as collateral has declined, which could happen at any time as a result of increases in market interest rates; and second, we are obligated to repay the entire amount of the debt, without limitation, regardless of the value of the mortgage loans. If we are required to make margin call payments to our lenders, it could have an adverse effect on our business, financial condition and results of operations. Our securitization debt is long-term structured debt on which we never have margin calls and are at risk only for the relatively small amount we have invested in the loans initially. We are not obligated to repay the holders of the senior securities if the mortgage loans pledged to secure the mortgage backed securities default and there is not enough cash from the mortgage loans to pay the senior securities as they become due.

        We expect to rely upon our ability to securitize our non-conforming loans to generate cash proceeds for repayment of our warehouse lines and repurchase facilities and to originate additional conforming and non-conforming mortgage loans. We cannot assure you, however, that we will be successful in securitizing a substantial portion of the non-conforming loans that we accumulate. In the event that it is not possible or economical for us to complete the securitization of a substantial portion of our non-conforming loans, we may continue to hold these loans and bear the risks of interest rate changes and loan defaults and delinquencies, and we may exceed our capacity under our warehouse lines and repurchase facilities and be unable or limited in our ability to originate future mortgage loans, which would have a material adverse effect on our business, financial condition and results of operations. If we determine that we should sell all or part of our non-conforming loans rather than securitizing them, there could be significant adverse effects on our net income and stockholder distributions as a result of the tax treatment of gains from such sales pursuant to the rules governing REITs.

        The senior securities that we issue in connection with our securitizations have various ratings and are priced at a spread over an identified benchmark rate, such as the yield on United States Treasury bonds, interest rate swaps, or the London Inter-Bank Offered Rate (LIBOR). If the spread that investors demand over the benchmark rate widens and the rates we charge on our non-conforming loans are not commensurately increased, we may experience a material adverse effect on the net interest income from our securitizations and therefore experience a reduction in the economic value of the pool of loans in our portfolio.

        The terms of our securitizations may require that a portion of the net interest income from the securitized loans initially be directed to the senior securities of the securitization trust to achieve over-collateralization. Consequently, we will not receive all or a portion of the net interest income that would otherwise be available to be distributed from the related securitized pool of loans. In addition, because the application of the net interest income to the senior securities of a securitization trust is dependent upon the performance of the related mortgage loans, there may be material variations in the amount, if any, of the net interest income distributed to us from period to period, and there may be extended periods when we receive no net interest income. Any variations in the rate or timing of receipt of distributions could have a material adverse effect on our business, financial condition and results of operations. Even though we record net interest income as a result of excess amounts we receive in our securitizations, we may not have the right to use this income. To the extent we are unable to use these amounts to fund our current business operations, we will be required to secure other financing.

The use of securitizations with over-collateralization requirements may have a negative affect on our cash flow.

        We expect that our securitizations may restrict our cash flow if loan delinquencies exceed specified levels. The terms of the securitizations generally provide that, if loan delinquencies or losses exceed specified levels set based on analysis by the rating agencies (or the financial guaranty insurer, if applicable) of the characteristics of the loans pledged to collateralize the mortgage-backed securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other terms of the securitizations, triggered by delinquency levels or other criteria, may restrict our ability to receive net interest income that we would otherwise be entitled to in connection with a securitization transaction. We cannot assure you that loan delinquencies and losses will be limited to levels necessary to permit us to maximize our cash flows. Nor can we provide you, in advance of completing negotiations with the rating agencies and other key transaction parties that may be involved with our future securitizations, information regarding the actual terms of delinquency tests, over-collateralization requirements, cash flow release mechanisms or other significant terms affecting the calculation of net interest income to us. Our failure to negotiate favorable securitization terms may materially and adversely affect the availability of net interest income to us. As a new issuer of mortgage-backed securities, we may be required to provide higher than average levels of credit enhancement and over-collateralization on our initial securitizations, which may delay our receipt of net interest income from our securitizations. Even after we have established ourselves as an issuer of mortgage-backed securities, if any of our loan pools fail to perform, our credit enhancement expenses likely will increase.

Fluctuating or rising interest rates may adversely affect our earnings or ability to borrow under our warehouse lines and repurchase facilities.

        To the extent that we have not hedged our interest rate risk, changes in interest rates could affect our ability to originate loans, affect the value of the conforming and non-conforming loans we have originated prior to the time of the change in interest rates, inhibit our ability to securitize our non-conforming loans, or diminish the value of our retained interests in loan pools. Because the interest payable on the mortgage-backed securities issued in a securitization generally will adjust monthly and be based on shorter term floating interest rates, and the interest income we receive from our securitized loans generally will either be fixed, adjust less frequently than monthly or be subject to caps on the rates the borrowers pay, the net interest income generated by the securitized mortgages likely will decrease in a period of rising interest rates. In addition, when interest rates rise, the variable interest rates that we pay to finance our operations may rise above the interest we collect on our loans.

        Fluctuations in interest rates may also affect our profitability in other ways, including the following:

  •
  lower interest rates may cause prepayments to increase, adversely affecting our net interest income over time from our securitized loans;

  •
  higher interest rates may reduce overall demand for mortgage loans, particularly conforming loans, and accordingly reduce our origination of new loans, which could have a material adverse effect on our business, financial condition and results of operations; and

  •
  increases or decreases in short- or long-term interest rates may reduce the value of loans on our consolidated statement of condition.

        In addition, the amount available to us under our warehouse lines and repurchase facilities depends in large part on the lender's valuation of the mortgage loans that secure the facilities. Each credit facility provides the lender the right, under certain circumstances, to re-evaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings at a time when we may not have a sufficient inventory of loans or cash to satisfy the margin call. Accordingly, any failure by us to meet a margin call could cause us to default on our credit facilities and otherwise have a material adverse effect on our business, financial condition and results of operations.

If we do not manage our growth effectively, our financial performance could be harmed.

        In recent years, we have experienced rapid growth that has placed, and will continue to place, pressures on our management, administrative, operational and financial infrastructure. We also intend to increase our business in the future by permanently servicing and continuing to securitize non-conforming loans, which will require capital and systems development and human resources beyond those that we currently have. We cannot assure you that we will be able to satisfy our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire additional qualified employees, satisfactorily perform our servicing obligations or incorporate effectively the components of any businesses that we may acquire to achieve this growth. The failure to manage growth effectively would significantly impair our ability to grow and could have a material adverse effect on our business, financial condition and results of operations.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

        We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When interest rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of loans held for sale. We cannot assure you, however, that our use of derivatives will fully offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will recognize losses on our derivative financial instruments under our required accounting rules that will not be fully offset by gains we recognize on loans held for sale or loans held for investment. The derivative financial instruments that we select may not have the effect of reducing our price risk on our loans, including our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed transactions or unanticipated market fluctuations could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.

Our warehouse lines and repurchase facilities contain covenants that restrict our operations and any default under these credit facilities would inhibit our ability to grow our business and increase revenues.

        Our existing warehouse lines and repurchase facilities contain extensive restrictions and covenants and require us to maintain or satisfy specified financial ratios and tests, including maintenance of asset quality and portfolio performance tests. Failure to meet or satisfy any of these covenants, financial ratios or financial tests could result in an event of default under these agreements. These agreements are secured by substantially all of our assets and also contain cross-default provisions, so that an event of default under any agreement will trigger an event of default under other agreements, giving the lenders the right to declare all amounts outstanding under their particular credit agreement to be immediately due and payable, enforce their rights by foreclosing on collateral pledged under these agreements and restrict our ability to make additional borrowings under these agreements.

        Our warehouse lines and repurchase facilities also restrict our ability to, among other things:

  •
  incur additional debt;

  •
  make certain investments or acquisitions; and

  •
  engage in mergers or consolidations.

        These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may have a material adverse effect on our business, financial condition and results of operations.

If the prepayment rates for our mortgage loans are higher than expected, our results of operations may be adversely affected.

        The rate and timing of unscheduled payments and collections of principal on our loans is impossible to predict accurately and will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, restrictions on voluntary prepayments contained in the loans, the availability of lender credit and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the borrower is more likely to prepay the then higher rate loan than if prevailing rates remain at or above the interest rate on the loan. Unscheduled principal prepayments could adversely affect our results of operations to the extent that we are unable to reinvest the funds we receive at an equivalent or higher rate, if at all. In addition, a large amount of prepayments, especially prepayments on loans with interest rates that are high relative to the rest of the loan portfolio, will likely decrease the net interest income we receive from securitizations. Also, elevated prepayment levels will cause the amortization of deferred origination costs to increase and reduce net interest income.

Our non-conforming loans are underwritten to non-conforming underwriting standards, which may result in losses or shortfalls on our mortgage-backed securities.

        A substantial portion of the loans we originate are underwritten generally in accordance with our non-conforming credit underwriting standards. A non-conforming mortgage loan is a mortgage loan which is ineligible for purchase by Fannie Mae or Freddie Mac due to either loan size, credit characteristics of the borrower or documentation standards in connection with the underwriting of the borrower's income. The credit characteristics that cause a loan to be ineligible include those where there is a relatively higher level of debt service carried by the borrower, higher LTV, and loans by borrowers who may have a record of credit write-offs, outstanding judgments, prior bankruptcies and other credit items that do not satisfy the Fannie Mae or Freddie Mac underwriting guidelines. Documentation standards that are not eligible may include borrowers who provide limited or no documentation of their income in connection with the underwriting of the related mortgage loan. Accordingly, mortgage loans underwritten under our non-conforming credit underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than mortgage loans originated in accordance with Fannie Mae or Freddie Mac underwriting guidelines. We cannot provide assurance that our underwriting criteria or collection methods will afford adequate protection against the higher risks associated with loans made to non-conforming borrowers. If we are unable to mitigate these risks, our business, financial condition and results of operations, including any net interest income from our securitizations, could be materially harmed.

        Approximately 50% of the non-conforming loans we fund do not require the borrower to make any principal payments for the first five years of the loan's terms. After the fifth year, these interest-only loans are fully amortized over their remaining term and have no negative amortization.

We may be required to repurchase mortgage loans that we have sold, or to indemnify holders of our mortgage-backed securities.

        When we sell or securitize a loan we make certain representations and warranties regarding certain characteristics of the loans, the borrowers and the underlying properties. If we are found to have breached any of these representations or warranties, we may be required to repurchase those loans or, in the case of securitized loans, replace them with substitute loans or cash. If this occurs, we may have to bear any associated losses directly. In addition, in the case of loans that we sold, we may be required to indemnify the purchasers of the loans for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to carry on our books, and our ability to borrow against these loans is limited. Any significant repurchases or indemnification payments could significantly harm our business, financial condition and results of operations.

The success of our portfolio management and securitization business will depend upon our ability to service effectively the loans held in our portfolio and in our securitizations.

        Once we securitize non-conforming loans, our strategy is to retain the servicing of those loans. Historically, we have only serviced loans for the initial interim period between when we fund the loans and when we sell the loans and transfer the servicing at the direction of the purchaser. We have no experience servicing a large portfolio of loans for an extended period of time. We must either implement a servicing function or continue to contract with a third party to service the loans for us to fully implement our strategy. We cannot assure you that we will be able to service the loans according to industry standards either now or in the future. Any failure to service the loans properly will harm our operating results. Because we have not built or acquired the servicing capabilities that we need, we presently contract with an experienced servicer of non-conforming loans to "sub-service" our loans for us. The fees paid to a sub-servicer are a component of our general and administrative expenses. Furthermore, our net interest income depends upon the effectiveness of the third party sub-servicer.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

        The risks associated with our business are more acute during periods of economic slowdown or recession, if these periods are accompanied by declining real estate values. Declining real estate values likely will reduce our level of new originations, because borrowers use increases in the value of their homes to support new loans and higher levels of borrowings. Declining real estate values also negatively affect loan-to-value ratios of our existing loans and significantly increase the likelihood that borrowers will default on existing loans. Any sustained period of delinquencies, foreclosures or losses could adversely affect our net interest income from loans in our portfolio, as well as our ability to originate, sell and securitize loans, which conditions would significantly harm our business, financial condition and results of operations.

The residential mortgage origination business is a cyclical industry and was at its highest levels ever in 2003.

        The residential mortgage origination business historically has been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The residential mortgage industry has experienced rapid growth over the past three years due largely to declining interest rates. The Mortgage Bankers Association of America has predicted that residential mortgage originations will decrease in 2004 and 2005 relative to the 2003 levels due to stable or rising interest rates. During periods of rising interest rates, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. We expect this to result in a decreased volume of originations in the foreseeable future, especially for conforming loans. Due to stable and decreasing interest rates over recent years, our historical performance will not be indicative of results in a rising interest rate environment, and our results of operations may be materially adversely affected if interest rates rise. In addition, our recent and rapid growth may distort some of our ratios and financial statistics and may make period-to-period comparisons difficult. In light of this growth, our historical performance and operating and origination data may be of little relevance in predicting our future performance.

Changes in economic conditions in California or Colorado could have a material adverse effect on our business, financial condition and results of operations.

        Although we are licensed to originate loans in all states in which we conduct business and in which a license is required, and we regularly originate loans in most of these states, in 2003 approximately 49% of the loans we originated were loans secured by properties located in California, and 10% were loans secured by properties located in Colorado. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, such as an earthquake, in California or Colorado could adversely affect the value of the mortgaged properties in those states and increase the risk of delinquency, foreclosure, bankruptcy or loss on mortgage loans in our portfolio. This would negatively affect our ability to originate, sell and securitize mortgage loans, which could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition that could adversely affect our market share and our revenues.

        We face intense competition from finance and mortgage banking companies, other mortgage REITs, Internet-based lending companies where entry barriers are relatively low and, to a growing extent, from traditional bank and thrift lenders that have entered the mortgage industry. As we seek to expand our business, we will face a significant number of additional competitors that may be well established in the markets we seek to penetrate. Some of our competitors are much larger than we are, have better name recognition than we do and have far greater financial and other resources than we do.

        In addition to mortgage banking companies, other mortgage REITs, Internet-based lending companies, traditional banks and thrift lenders, the government-sponsored entities (Fannie Mae and Freddie Mac), are also expanding their participation in the mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are able to offer. While these entities are not legally authorized to originate mortgage loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase non-conforming loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, Fannie Mae or Freddie Mac experiences significantly higher-than-expected losses, the experience could adversely affect the overall investor perception of the non-conforming mortgage industry.

        The intense competition in the non-conforming mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail and wholesale origination structure and information systems to compete effectively. An inability to continue enhancing our current systems and Internet capabilities, or to adapt to other technological changes in the industry, could significantly harm our business, financial condition and results of operations.

        Competition in the mortgage industry can take many forms, affecting interest rates and costs of a loan, stringency of underwriting standards, convenience in obtaining a loan, customer service, loan amounts and loan terms and marketing and distribution channels. The need to maintain mortgage loan volume in a competitive environment may create price competition, which could cause us to lower the interest rates that we charge borrowers, and could lower the value of our loans held for sale or in our portfolio, or credit competition, which could cause us to adopt less stringent underwriting standards. The combination of price competition and credit competition could result in greater loan risk without compensating pricing. If we do not address either or both of these competitive pressures in response to our competitors, we could lose market share, reduce the volume of our loan originations and sales and significantly harm our business, financial condition and results of operations.

        The cyclical decline in the mortgage industry's overall level of originations following 2003 may lead to increased competition for the remaining loans.

An interruption in or breach of our information systems could impair our ability to originate loans on a timely basis and may result in lost business.

        We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems that we rely on could cause delays in underwriting, fewer loan applications to be received and processed and reduced efficiency in loan servicing. We cannot assure you that no failures or interruptions will occur or, if they do occur, that we or the third parties on which we rely will adequately address them. The occurrence of any failures or interruptions could significantly harm our business, financial condition and results of operations.

If we are unable to maintain and expand our network of independent brokers, our loan origination business will decrease.

        A significant portion of the mortgage loans that we originate comes from independent brokers. In 2003, 4,689 brokers were involved in the origination of approximately 81% of our mortgage loans. Our brokers are not contractually obligated to do business with us. Further, our competitors also have relationships with our brokers and actively compete with us in our efforts to obtain loans from our brokers and to expand broker networks. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker networks. If we are not successful, it could negatively affect the volume and pricing of our loans, which would have a material adverse effect on our business, financial condition and results of operations.

Loss of our key management or the inability to attract and retain key employees could result in a material adverse effect on our business.

        Our future success depends to a significant extent on the continued services of our senior management, particularly Messrs. Sonnenfeld, Buczynski, Hagan, Auen, Camarena, Camp, Uchino, George, Jacobs and Partlow, and Ms. O'Bannon and Ms. Rapp. We do not maintain "key person" life insurance for any of our personnel. The loss of the services of any of our senior managers, or other key employees, could have a material adverse effect on our business, financial condition and results of operations.

        It is an event of default under our warehouse facility with GMAC Residential Funding Corporation should Mr. Sonnenfeld cease to serve as President of Fieldstone Mortgage. Further, it is an event of default under our warehouse facility with JPMorgan Chase Bank if, without the prior written consent of JPMorgan Chase Bank, Messrs. Sonnenfeld and Partlow cease to serve and perform their duties as Chief Executive Officer and Chief Financial Officer, respectively, of Fieldstone Investment and Fieldstone Mortgage for any period of 45 consecutive days, and, within 60 days of the later departure of Messrs. Sonnenfeld and Partlow, successors satisfactory to JPMorgan Chase Bank have not been appointed.

        In addition, we depend on our production managers, account executives and loan officers to attract borrowers by, among other things, developing relationships with other financial institutions, mortgage companies and mortgage brokers, real estate agents and real estate brokers and others. These relationships lead to repeat and referral business. The market for skilled production managers, account executives and loan officers is highly competitive. Competition for qualified production managers, account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled production managers, account executives and loan officers at manageable costs, it could harm our business, financial condition and results of operations.

We may be subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

        When we originate mortgage loans, we rely upon information supplied by third parties, including the information contained in the loan application made by the applicant, property appraisal, title information and employment and income documentation. If a third party misrepresents any of this information and we do not discover the misrepresentation prior to funding the loan, the value of the loan may be significantly lower than anticipated. As a practical matter, we generally bear the risk of loss associated with the misrepresentation whether it is made by the loan applicant, the mortgage broker, another third party or one of our employees. A loan that is subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Although we may have rights against persons who, or entities that, made, or knew about, the misrepresentation, those persons and entities may be difficult to locate, and it is often difficult to collect from them any monetary losses that we have suffered.

        In addition, for approximately 45% of the non-conforming loans that we originate, we receive little or no documentation of the borrowers' income. Instead, we base our credit decisions on the borrowers' credit score and credit history, the collateral value of the property securing the loan and the effect of the loan on the borrowers' debt service. There is a higher risk of default on loans where there is little or no documentation of the borrower's income.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

        Our mortgage loan origination business is dependent upon our ability to interface effectively with our brokers, borrowers and other third parties and to effectively and efficiently process loan applications. The origination process is becoming more dependent upon advanced technology to process applications over the Internet, interface with brokers, borrowers and other third parties through electronic means and underwrite loan applications. Over the next 18 months, we plan to implement new software technology for use in our loan origination system. Implementing this new technology and maintaining the effectiveness and efficiency of the technology currently used in our operations may require significant capital expenditures. We will have to fully develop our technological capabilities to remain competitive, or our business, financial condition and results of operations will be significantly harmed.

Our operations are subject to a body of complex laws and regulations at the federal, state and local levels.

        Because we originate loans nationwide, we must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations has increased in recent years, and, in addition, individual municipalities have begun to enact laws, rules and regulations that restrict loan origination activities, and in some cases loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to understand and deal with all of these laws, rules and regulations, thereby potentially increasing our exposure to the risks of non-compliance.

        We currently originate all of our loans through Fieldstone Mortgage, our primary operating subsidiary, which is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. With respect to non-conforming loans held for securitization, Fieldstone Mortgage closes the loans in its own name using funds advanced by Fieldstone Investment, with a simultaneous assignment of the loans to Fieldstone Investment. Fieldstone Mortgage services the loans for a fee until the loans are pledged in connection with a securitization.

        The following 16 states in which we operate require us to have a license for Fieldstone Investment to fund residential mortgage loans: Connecticut, Georgia, Illinois, Kansas, Maryland, Minnesota, Mississippi, Nebraska, New Hampshire, Ohio (with respect to second lien loans only), Pennsylvania, Rhode Island, South Dakota, Utah, Washington (with respect to second lien loans with interest rates in excess of 12%) and West Virginia. We have or have applied for this license in all of those states, except Ohio.

        The following ten states in which we operate require a license for Fieldstone Investment to acquire closed residential mortgage loans: California, Georgia, Illinois, Kansas, Mississippi, Nebraska, Ohio (with respect to second liens only), South Dakota, Texas (with respect to second lien loans with interest rates in excess of 10%) and West Virginia. We have or have applied for this license in all of those states.

        Pending receipt of the required licenses, Fieldstone Investment will not either fund or obtain and hold title to the non-conforming loans in these states, except Ohio, but will acquire beneficial interests in the loans. Wisconsin requires a license to sell loans or interests in loans. Fieldstone Investment has been licensed for this activity in Wisconsin. We are not aware of any instance in which the holding of a beneficial interest in a loan has been deemed to require a state license; however, no assurance can be given that, if a state regulating agency reviewed this activity, this agency would not deem it to require a license.

        Our failure to comply with these laws, rules and regulations can lead to:

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  civil and criminal liability, including potential monetary penalties;

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  loss of state licenses or other approved status required for continued lending and servicing operations;

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  legal defenses causing delay or otherwise adversely affecting the servicer's ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

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  demands for indemnification or loan repurchases from purchasers of our loans;

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  class action lawsuits; and

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  administrative enforcement actions.

        Some states in which we operate may impose regulatory requirements for financial disclosure on our officers and directors and parties holding 10%, and in some cases 5%, of our outstanding shares of stock. If any officer, director or person holding 10%, and in applicable cases 5%, or more of our outstanding shares of stock fails to meet or refuses to comply with a state's applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state. The loss of our authority to conduct business in a state, for this or any other reason, could have a material adverse effect on our business, financial condition and results of operations.

New legislation may restrict our ability to make loans, negatively affecting our revenues.

        In recent years, federal and many state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and impose additional costly and burdensome compliance requirements. These laws, rules and regulations impose restrictions on loans on which various points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten or originated. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether a purchaser knew of, or participated in, the violation. Accordingly, the companies that buy our loans or provide financing for our loan originations may not want, and are not contractually required, to buy or finance any loans subject to these types of laws, rules and regulations.

        The continued enactment of these laws, rules and regulations may prevent us from making some loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for non-conforming loans. These laws, rules and regulations have increased our cost of doing business, as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements.

        In addition, many of these state laws, rules and regulations are not applicable to the mortgage operations of national banks, or other financial institutions chartered by the federal government, thereby giving the mortgage operations of these institutions a competitive advantage over us.

        Our policy is to avoid originating loans that meet or exceed the APR or "points and fees" thresholds of these laws, rules and regulations except in the relatively small number of states in which the laws, rules and regulations relating to APR and "points and fees" thresholds allow these loans, in our judgment, to be made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, financial condition and results of operations.

We are exposed to environmental liabilities with respect to properties to which we take title.

        In the course of our business we may foreclose and take title to residential properties and, if we take title, we could be subject to environmental liabilities with respect to these properties. In such circumstances, we may be liable to a governmental entity or third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be materially and adversely affected.

Risks Related to this Offering

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

        We intend to make quarterly distributions to our stockholders in order to distribute all or substantially all of our REIT taxable income with respect to each year, subject to adjustments. Doing this, and meeting other criteria, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a minimum distribution payment level, and our ability to make distributions might be harmed by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will have the ability to make distributions to our stockholders in the future.

Restrictions on ownership of a controlling percentage of our capital stock might limit your opportunity to receive a premium on our stock.

        For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or any class or series of our outstanding preferred stock or other stock. The constructive ownership rules in our charter are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of a class of outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the class of outstanding stock, and subject the individual or entity to the ownership limit in our charter. Any attempt to own or transfer shares of our common stock or preferred stock in excess of the ownership limit without the consent of our board of directors shall be void and may result in the shares being transferred by operation of law to a charitable trust. These ownership restrictions might inhibit market activity and opportunities for our stockholders to receive a premium for their shares if any person were to attempt to assemble a block of shares of our stock, which although in violation of these ownership restrictions, might be in the best interests of our stockholders.

Future offerings of debt or preferred equity securities that are senior to our common stock and other equity securities upon liquidation, or other equity securities may dilute our existing stockholders, may be senior to our common stock for the purposes of distributions and may harm the value of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon the liquidation of our company, holders of our debt securities and shares of preferred stock and lenders with respect to other debt will receive a distribution from our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing stockholders or reduce the value of our common stock, or both. Our preferred stock, if issued, would have a preference on distributions that could limit our ability to make distributions to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

A regular trading market for our common stock might not develop, which would harm the liquidity and value of our common stock.

        We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol "    ." However, we cannot assure you that regular trading of our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of:

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  the likelihood that a regular market for our common stock will develop;

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  the liquidity of any market for our common stock;

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  the ability of our stockholders to sell their shares of our common stock; or

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  the prices that our stockholders may obtain for their shares of our common stock.

The market price and trading volume of our common stock may be volatile.

        Even if an active trading market develops for our common stock, the market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results or distributions;

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  changes in our cash flows, funds from operations or earnings estimates or publication of research reports about us or our industry, although there can be no assurance that any research reports about us will be published;

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  increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any indebtedness we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

Broad market fluctuations could harm the market price of our common stock.

        The stock market has experienced extreme price and volume fluctuations that has affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performance. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could harm the market price of our common stock.

Shares of our common stock eligible for future sale may harm our stock price.

        We cannot predict the effect, if any, of future sales of shares of our common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of our shares of common stock, or the perception that large sales could occur, may harm prevailing market prices for our common stock. As of April 21, 2004, there were:

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  48,855,860 outstanding shares of our common stock;

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  outstanding options to purchase 788,000 shares of our common stock at a weighted average exercise price of $15.25 per share; and

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  an additional 1,382,000 shares of our common stock available for future awards under our equity incentive plan.

        All of the shares registered pursuant to the registration statement of which this prospectus is a part are eligible for immediate resale, unless subject to the provisions of a lock-up agreement. If any or all of these selling stockholders sell a large number of shares of our common stock in the public market, the sale could reduce the market price of our common stock and could impede our ability to raise future capital through a sale of additional equity securities.

Changes in yields may harm the market price of our stock.

        Our earnings are derived primarily from the expected positive net interest income we expect to receive from the yield on our portfolio of mortgage loans less the cost of our borrowings and other expenses and loan losses. This net interest income will not necessarily be larger in high interest rate environments than in low interest rate environments and also may be negative. In addition, during periods of high interest rates, our net income, and therefore the amount of any distributions on our common stock, might be less attractive compared to alternative investments of equal or lower risk. Each of these factors could harm the market price of our common stock.

Risks Related to our Organization and Structure

Our organizational documents contain provisions that may inhibit potential acquisition bids that our stockholders may consider favorable, and the market price of our common stock may be lower as a result.

        Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

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  There are ownership limits and restrictions on transferability in our charter. In order to qualify as a REIT, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by 5 or fewer individuals and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our charter generally prohibits any stockholder from actually or constructively owning more than 9.8% of our outstanding shares of common stock. This restriction may:

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discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

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compel a stockholder who had acquired more than 9.8% of our outstanding shares of common stock to transfer the excess shares to a trust and, as a result, to forfeit the benefits of owning the excess shares.

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Our charter permits our board of directors to issue preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to issue up to 10,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption as determined by our board. Our board could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price.

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Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. These provisions include advance notice requirements for stockholder proposals.

        In addition, Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to:

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  accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation;

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  authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan;

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  make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act; or

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  act or fail to act solely because of the effect that the act or failure to act might have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition.

Moreover, under Maryland law, the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith and in a manner that he or she reasonably believes is in the best interests of the corporation and its stockholders and in a manner that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of directors and officers, requires us to indemnify our directors and officers for actions taken by them in those capacities to the full extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Tax Risks

Your investment has various federal income tax risks.

        Although the provisions of the Internal Revenue Code relevant to your investment in our common stock are generally described in "Material Federal Income Tax Considerations" beginning on page 132, we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

We may be unable to comply with the requirements applicable to REITs, or compliance with these requirements could adversely affect our financial condition.

        Commencing with our short taxable year ended December 31, 2003, which began on November 13, 2003, we believe that we qualify as a REIT under the Internal Revenue Code. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of investments, including a limitation that the value of our investment in our taxable REIT subsidiary, Fieldstone Mortgage, together with any other investments in taxable REIT subsidiaries, cannot exceed more than 20% of our total assets. In addition, at least 75% of our assets must be qualified real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualified real estate assets for purposes of these requirements (for example, interests in other mortgage loan portfolios) but that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

        To qualify as a REIT, we must distribute to our stockholders at least 90% of our net taxable income with respect to each year, determined without regard to the dividends paid deduction permitted to REITs and by excluding our net capital gain. In addition, we are subject to a tax on any undistributed portion of our income at regular corporate rates and also may be subject to a 4% excise tax on this undistributed income. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing, and this could adversely affect our business, financial condition and results of operations.

        Based on temporary timing differences in income recognition for tax purposes compared to accounting purposes, as we retain loans to build our investment portfolio, we expect to recognize amounts as income for tax purposes that are in excess of the amounts that we recognize as income for accounting purposes. Accordingly, our REIT taxable income will exceed the amounts that we recognize as income for accounting purposes. In order to maintain our REIT status, we are required to distribute, on an annual basis, 90% of our REIT taxable income, although we currently intend to distribute all or substantially all of our REIT taxable income. This means that we may pay dividends to our shareholders that exceed our GAAP income during the period that we are retaining loans to build our portfolio. As a result, our shareholders' equity that we report (which is based on GAAP accounting) will be reduced by an amount equal to the excess of the dividends we pay over the income we recognize for accounting purposes. The temporary timing differences in income recognition that cause this effect during periods while we are building our portfolio also will result in our recognizing less income for tax purposes than for accounting purposes during periods when our portfolio is not increasing or is stable. We expect this difference to occur because of two temporary timing differences between GAAP and tax income. The first timing difference relates to the GAAP requirement to record a provision for loan losses inherent in our portfolio. For tax purposes, there is no provision, and the loan loss expenses are deducted when the loss is actually incurred. The second timing difference relates to the direct and indirect loan origination costs for our loans held for investment incurred by Fieldstone Mortgage. For accounting purposes, the indirect costs are deducted when the costs are incurred, but the direct costs are capitalized and amortized over the life of the loans as an adjustment to interest income. Because Fieldstone Investment reimburses Fieldstone Mortgage for all of the direct and indirect costs associated with its origination activities on the loans held for investment, all of these indirect and direct loan origination costs related to our loans held for investment are capitalized for tax purposes and amortized through interest income over the life of the loans.

Adverse consequences would apply if we failed to qualify as a REIT.

        The requirements for qualification as a REIT are highly technical and complex and even a technical or inadvertent mistake could jeopardize our REIT status. Moreover, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, our ability to qualify as a REIT or the federal income tax consequences of such qualification.

        If we fail to qualify or remain qualified as a REIT in any taxable year, among other things:

  •
  we will have to pay federal, state and local tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates because our distributions will not be deductible by us,

  •
  we will not be required to make any distributions to our stockholders;

  •
  any distributions we make to our stockholders will be taxable to them as dividends to the extent of our current and accumulated earnings and profits, although, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions, and individual distributees may be eligible for the capital gains tax rate of 15% or less on such dividends; and

  •
  we generally will be disqualified from electing treatment as a REIT for the four taxable years following the year in which our REIT status is lost, unless we are entitled to relief under statutory provisions.

        In addition to the consequences listed above, the tax liability resulting from our failure to qualify as a REIT:

  •
  would substantially reduce our earnings and our cash available to pay distributions (and, consequently, your yield on your investment in our common stock);

  •
  might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results; and

  •
  could affect the trading price of our common stock.

Despite our REIT status, we remain subject to various taxes, including substantial contingent tax liabilities.

        Similar provisions of the Internal Revenue Code apply to REITs and to S corporations that acquire any assets from a non-REIT C corporation in a carry-over basis transaction. These provisions permit the REIT or S corporation, as applicable, to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until the REIT or S corporation disposes of that built-in gain asset during the ten-year period following its acquisition. At the time of the disposal, the REIT or S corporation would recognize and be subject to tax at the highest regular corporate rate on the "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time the REIT or S corporation acquires the asset.

        On January 1, 2003, the effective date of the S election made by our predecessor, Fieldstone Holdings, a material amount of "franchise value" existed in the business in excess of its book value, which could give rise to a tax liability pursuant to the built-in gain rules described above on a sale of the business prior to December 31, 2012. We inherited the potential tax liability relating to any built-in gain of Fieldstone Holdings as a result of our merger with Fieldstone Holdings on November 14, 2003. Accordingly, if we sell our business or substantially all of our assets during the ten-year period ending December 31, 2012, we will be subject to regular corporate tax on some amount of gain. The total amount of gain on which we can be taxed is limited to the excess of the aggregate fair market value of our assets on January 1, 2003, the effective time of Fieldstone Holdings' S election, over the adjusted tax bases of those assets at that time. As this tax would be significant, we intend to manage our affairs in a manner that takes into account the potential incurrence of this tax, which may result in our seeking to avoid any taxable disposition of our business or substantially all of our assets prior to January 1, 2013, even if such a transaction might otherwise be in our best interests if this tax were not to apply. None of the loan sales made by Fieldstone Holdings since January 1, 2003 triggered any built-in gains tax because these loans were held for sale, and Fieldstone Holdings was required to use "mark-to-market" accounting for its tax accounting. Consequently, no gain was attributable to those loans for tax purposes at the time of the S election.

        In addition, notwithstanding our status as a REIT, we remain subject to federal, state and local taxes on our income and property. We may be subject to some state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes.

Even if we qualify as a REIT, the income earned by our taxable REIT subsidiary, Fieldstone Mortgage, is subject to federal, state and local income tax.

        Our taxable REIT subsidiary, Fieldstone Mortgage, is taxable as a regular C corporation and is subject to federal, state and local income tax at the applicable corporate rates on its net income, notwithstanding our qualification as a REIT. Fieldstone Mortgage earns income from activities that are prohibited for REITs. For example, Fieldstone Mortgage earns income from sales of a portion of our non-conforming loans and all of our conforming loans, as well as from other servicing and origination functions. The income produced from these activities does not qualify for purposes of the gross income tests applicable to REITs or might otherwise be subject to adverse tax liability if the income were generated by a REIT.

We will not qualify as a REIT if the value of our investment in Fieldstone Mortgage exceeds 20% of the value of our total assets at the close of any calendar quarter.

        To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter (subject to a 30-day "cure" period following the close of the quarter). See "Material Federal Income Tax Considerations—Our Qualification and Taxation as a REIT—Asset Tests." Fieldstone Mortgage, conducts substantial loan origination and servicing activities and will accumulate some or all of the income from those activities. We monitor the value of our investment in Fieldstone Mortgage in relation to our other assets to comply with the quarterly 20% asset test. We cannot provide complete assurance that we will be successful in remaining within the 20% asset test. Although we seek to be prudent in valuing our investment in Fieldstone Mortgage and our other assets, we cannot provide assurance that the IRS will agree with those determinations. If the IRS determines that the value of our investment in Fieldstone Mortgage is more than 20% of the value of our total assets at the close of any calendar quarter, we will not qualify as a REIT.

Recent changes in taxation of corporate dividends may adversely affect the value of our stock.

        While corporate dividends traditionally have been taxed at ordinary income tax rates, dividends received by individuals through December 31, 2008 from regular C corporations generally will be taxed at the maximum capital gains tax rate of 15%, as opposed to the maximum ordinary income tax rate of 35%. REIT dividends are not eligible for the lower capital gains rates, except in certain circumstances where the dividends are attributable to income that has been subject to corporate-level tax. While the earnings of a REIT that are distributed to its shareholders generally still will be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax, this difference in the taxation of dividends could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of REITs. Individual investors could hold this view because the dividends from regular C corporations generally will be taxed at a lower rate, while dividends from REITs generally will be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, this difference in the taxation of dividends may have on the value of the stock of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

We may not qualify as a REIT if we failed to distribute by the close of 2003 any undistributed earnings and profits that were attributable to a non-REIT C corporation taxable year.

        To qualify as a REIT, at the end of any taxable year, we cannot have any undistributed or retained earnings and profits that are attributable to a non-REIT C corporation taxable year ("non-REIT C corporation E&P"). For certain years prior to January 1, 2003, our predecessor, Fieldstone Holdings, and its wholly owned subsidiary, Fieldstone Mortgage, were taxable as C corporations for federal income tax purposes. Effective January 1, 2003, Fieldstone Holdings elected to be treated as an S corporation, and Fieldstone Mortgage became a "qualified subchapter S subsidiary" of Fieldstone Holdings that was disregarded as separate from Fieldstone Holdings. As of the effective date of Fieldstone Holdings' S election, Fieldstone Holdings had non-REIT C corporation E&P. We commissioned a national accounting firm to verify our calculation of this E&P. Prior to the merger with Fieldstone Investment, Fieldstone Holdings made distributions of non-REIT C corporation E&P in 2003 to its shareholders in an amount greater than the amount of non-REIT C corporation E&P as determined by our verified calculations. We succeeded to any non-REIT C corporation E&P of Fieldstone Holdings remaining after those dividends were paid and had until December 31, 2003, the close of our first taxable year as a REIT, to distribute any remaining non-REIT C corporation E&P. We believe that, as of the close of 2003, we had no undistributed non-REIT C corporation E&P based on our calculations and the review of those calculations by a national accounting firm.

        There can be no assurance, however, that the IRS will not examine our tax returns from our years as a C corporation and propose adjustments to increase our taxable income from those years. If the IRS determines that we failed to distribute all of our non-REIT C corporation E&P by the close of 2003, although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had non-REIT C corporation E&P, provided that we satisfy the "deficiency dividend" procedures described in "Material Federal Income Tax Considerations—Annual Distribution Requirements Applicable to REITs." Our REIT shareholders would be subject to tax on the dividends at the applicable ordinary income tax rates even though these dividends would be, as a practical matter, a return of a portion of the capital invested in us. For individuals, it appears that the maximum federal income tax rate would be 35% even though the dividend would be attributable to non-REIT C corporation E&P. Our attorneys, Hogan & Hartson L.L.P., will express no opinion as to the amount of our non-REIT C corporation E&P and, for purposes of its opinion regarding our qualification as a REIT, will rely upon a representation from us that we eliminated all of our non-REIT C corporation E&P by the close of 2003.

The tax imposed on REITs for "prohibited transactions" limits our ability to engage in transactions, including certain methods of securitizing our loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held for sale, other than foreclosure property, but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated as a sale of inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures used for our securitization transactions even though these sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, loan sales by Fieldstone Mortgage are not subject to this prohibited transaction tax because Fieldstone Mortgage has elected to be treated as a taxable REIT subsidiary, although the net income recognized by Fieldstone Mortgage from any sales is subject to tax at regular corporate rates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend,"

"may," "plan," "potential," "should, "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

  •
  the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business;"

  •
  general volatility of the capital markets and the market price of our common stock;

  •
  changes in our business strategy;

  •
  availability, terms and deployment of capital;

  •
  availability of qualified personnel;

  •
  changes in our industry, interest rates or the general economy;

  •
  increased rates of default under or prepayment of our mortgage loans; and

  •
  the degree and nature of our competition.

MARKET DATA

        Market data and forecasts used in this prospectus have been obtained from independent industry sources, including the Mortgage Bankers Association of America as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders from time to time pursuant to this prospectus. The proceeds from the offering are solely for the account of the selling stockholders. We have agreed, however, to pay expenses relating to the registration of the shares of common stock under applicable securities laws.

MARKET PRICE OF AND DISTRIBUTIONS ON OUR COMMON STOCK

Market Information

        Our common stock has not been listed or quoted on any national exchange or market system. However, certain of our stockholders have privately sold shares of our common stock using the PORTAL system. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported on The PORTAL Market, since November 14, 2003, the date of the initial closing of the 144A Offering:

	Common Stock
	High	Low
2003
Fourth Quarter (from November 14, 2003)	$19.00	$17.00
2004
First Quarter	$19.45	$17.25
Second Quarter (through April 20, 2004)	$19.00	$17.00

        As of April 21, 2004, we had 48,855,860 shares of common stock issued and outstanding. While our common stock has been sold privately from time to time after the closing of the 144A Offering, and certain of these trades have been reported on The PORTAL Market, this information is not complete because we only have access to trades reported by Friedman, Billings, Ramsey & Co., Inc. and not to trades reported by any other broker-dealers. Moreover, broker-dealers are not obligated to report all trades to PORTAL.

Future Distributions

        To qualify as a REIT and to avoid paying federal income tax on our income, we intend to make regular quarterly distributions to holders of our common stock of all or substantially all of our REIT taxable income. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see "Risk Factors" beginning on page 12.

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as capital gain or "qualified dividend income," taxable at capital gains rates, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, capital gains or qualified dividend income.

        We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions to our stockholders in the future.

Historical Distributions

        Prior to 2003, our predecessor, Fieldstone Holdings, paid no dividends to its shareholders. Following its S corporation election effective January 1, 2003, Fieldstone Holdings began to make distributions to its shareholders. In June 2003, Fieldstone Holdings made an aggregate distribution of $15 million to its shareholders on a pro rata basis in accordance with their percentage ownership in June 2003. In September 2003, Fieldstone Holdings distributed an additional $23.0 million (inclusive of $2.1 million advanced on behalf of shareholders for state tax withholding purposes for both the June 2003 and September 2003 distributions) to its S corporation shareholders. Fieldstone Holdings' shareholders elected to treat both of the 2003 distributions as first being made from Fieldstone Holdings' non-REIT C corporation E&P with the intent of eliminating any non-REIT C corporation E&P prior to the closing of the 144A Offering. Fieldstone Holdings' 2003 distributions are not indicative of the distributions we are likely to make in the future, as our business model and strategies are materially different from our historical business model and strategies.

OUR STRUCTURE AND FORMATION TRANSACTIONS; 144A OFFERING

Structure and Formation Transactions

        We formed Fieldstone Investment as a Maryland corporation on August 20, 2003 as a wholly owned subsidiary of Fieldstone Holdings, which was formed in Delaware in 1998. In connection with the closing of the 144A Offering, Fieldstone Holdings merged with and into Fieldstone Investment, with Fieldstone Investment as the surviving entity. Pursuant to the merger, the shareholders of Fieldstone Holdings received 565.38168 shares of common stock of Fieldstone Investment for each share of common stock of Fieldstone Holdings. After giving effect to the merger, but before giving effect to the issuance of shares of common stock sold in the 144A Offering, there were 15,000,000 shares of Fieldstone Investment common stock outstanding, of which 775,860 shares were owned by Michael J. Sonnenfeld, President and Chief Executive Officer of Fieldstone Investment. Fieldstone Investment redeemed the balance of the previously outstanding shares with $188.1 million of the proceeds of the 144A Offering immediately following the closing of the 144A Offering.

        As the surviving entity, Fieldstone Investment succeeded to all of the assets and liabilities of Fieldstone Holdings. Fieldstone Mortgage, the principal operating subsidiary of Fieldstone Holdings, was formed in 1995 as a Maryland corporation and, as a result of the merger, is now a wholly owned subsidiary of Fieldstone Investment. On September 27, 2001, Fieldstone Mortgage established a wholly owned subsidiary, Fieldstone Mortgage SPE (ML)-I, L.L.C., a Delaware limited liability company, to engage in loan repurchase transactions with a financial services corporation with which it has a master repurchase agreement.

        On February 3, 2004, we formed two wholly owned subsidiaries, Fieldstone Mortgage Ownership Corp. (FMOC) and Fieldstone Servicing Corp. (FSC), as Maryland corporations, and we elected to treat them as qualified REIT subsidiaries. FMOC will hold securities and ownership interests in owner trusts and other financing vehicles, including securities issued by us or on our behalf. FMOC will hold the residual interests in our future securitized pools, as well as any derivatives designated as interest rate hedges related to securitized debt. FSC will hold the rights to direct the servicing of our mortgage loans held for investment.

        We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2003. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of gross income, the composition and values of assets, distribution levels and the diversity of ownership of shares. We believe that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that our current and intended manner of operation will enable us to meet the requirements for taxation as a REIT for federal income tax purposes.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income distributed currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even as a REIT, we may be subject to some federal, state and local taxes on our income and property.

        We have elected to treat Fieldstone Mortgage as a taxable REIT subsidiary. This entity earns income and engages in activities that might otherwise jeopardize our status as a REIT. For example, a taxable REIT subsidiary could earn income from the servicing and origination and sale of loans, which would not be qualifying income for purposes of the REIT income tests. A taxable REIT subsidiary is taxed as a regular corporation, and its net income is, therefore, subject to federal, state and local corporate level tax.

        We build our portfolio of non-conforming loans in the REIT and originate and sell from our taxable REIT subsidiary the loans that we do not hold in our portfolio. Our taxable REIT subsidiary pays income taxes on its net earnings, and we expect that it may also retain all or a portion of its after tax income. If we choose to distribute dividends from our taxable REIT subsidiary to the REIT, these amounts will be part of REIT taxable income that we expect to distribute to our stockholders.

        On April 16, 2004, we were notified that the shareholders whose shares were redeemed at the closing of the 144A Offering are disputing the basis on which the final redemption price of their shares was calculated. We believe that the amount by which the redemption price may change is between zero and $18 million and that the final resolution of this dispute will not have a material affect on our business, financial condition or results of operations. If we ultimately are required to make an additional payment to the former shareholders, the payment will be an increase in the redemption price of their shares and will be recorded as a reduction of our paid in capital in the period in which the dispute is resolved and will not be reflected in our income statement.

144A Offering

        We sold 36,555,664 shares of our common stock at $13.95 per share to Friedman, Billings, Ramsey & Co., Inc., or FBR, as initial purchaser, on November 14, 2003, and an additional 195,400 shares of our common stock at $13.95 per share to FBR, as initial purchaser, on December 11, 2003, pursuant to the exercise by FBR of its option to purchase shares to cover additional allotments. FBR resold 33,166,835 shares to investors at a price of $15.00 per share in transactions not involving registration under the Securities Act. As part of this same offering, we sold 10,398,936 shares of our common stock (including 356,540 shares sold to our employees and affiliates in a directed share program) directly in a private placement in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, at a price of $15.00 per share. FBR received a fee of $1.05 per share as placement agent in respect of the shares sold in the private placement (except for the shares sold in the directed share program for which no fee was received). We also issued 400,000 shares of our common stock to FBR, as consideration for financial advisory services, at a price of $0.01 per share. The shares sold to FBR and those sold by us directly in the private placement are collectively referred to as the 144A Offering.

        FBR has represented to us that it offered and sold the shares of our common stock only to persons it reasonably believed to be:

  •
  "qualified institutional buyers" (as defined in Rule 144A under the Securities Act);

  •
  institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act);

  •
  individual "accredited investors" (as defined in Rule 501(a)(4), (5), or (6) under the Securities Act); or

  •
  an investor that was not purchasing for the account or benefit of a U.S. person and was purchasing the shares of common stock in an offshore transaction pursuant to Regulation S of the Securities Act.

        Our net proceeds from the 144A Offering were approximately $658.1 million. We used the net proceeds as follows:

  •
  approximately $188.1 million to redeem 94.83% of our common stock outstanding immediately prior to the closing of the 144A Offering;

  •
  approximately $33 million to repay in full the outstanding principal and interest on our subordinated debt;

  •
  approximately $3.4 million to pay advisory, legal and accounting fees incurred in connection with the 144A Offering, including the reimbursement of certain fees and expenses incurred by FBR; and

  •
  the remainder, $433.6 million, for building our investment portfolio, working capital and other general corporate purposes, including repaying outstanding borrowings under our warehouse lines and repurchase facilities.

        We have agreed to furnish to the holders or beneficial owners of the shares of our common stock sold in the 144A Offering and prospective purchasers of the common stock designated by those holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until the time that the shares of common stock are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(In Thousands)

        The following table presents selected historical consolidated financial data for Fieldstone Investment, including the financial data for Fieldstone Holdings, deemed to be our predecessor for accounting purposes. The historical financial statements represent the combined financial condition and results of operations of Fieldstone Investment and its subsidiaries. In addition, the historical consolidated financial data included below for the years ended December 31, 1999 through 2002 reflect our business strategy prior to the completion of the 144A Offering. See "Business" beginning on page 70. Accordingly, our historical financial results will not be indicative of our future performance. In addition, because the information in this table is only a summary and does not provide all of the information contained in our financial statements, including related notes, you should read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including related notes, contained elsewhere in this prospectus.

	Year Ended December 31,
	2003	2002	2001	2000	1999
Operating Data:
Revenues:
Interest income:
Loans held for investment	$17,749	$—	$—	$—	$—
Loans held for sale	49,118	33,666	16,747	8,639	5,823

Total interest income	66,867	33,666	16,747	8,639	5,823

Interest expense:
Loans held for investment	5,137	—	—	—	—
Loans held for sale	17,424	13,543	10,287	7,571	3,898
Subordinated debt	510	576	741	1,106	757

Total interest expense	23,071	14,119	11,028	8,677	4,655

Net interest income (expense)	43,796	19,547	5,719	(38)	1,168
Provision for loan losses—loans held for investment	2,078	—	—	—	—

Net interest income after provision for loan losses	41,718	19,547	5,719	(38)	1,168
Gains on sale of mortgage loans, net	117,882	74,875	42,429	25,065	13,841
Fees and other income	1,966	3,230	2,834	2,305	1,631

Total revenues	161,566	97,652	50,982	27,332	16,640

Payroll and related expenses, net	84,227	40,482	28,260	23,629	17,003
General and administrative expenses(1)	29,947	19,568	14,619	13,530	10,232

Total expenses	114,174	60,050	42,879	37,159	27,235

Income (loss) before taxes	47,392	37,602	8,103	(9,827)	(10,595)
Provision for income tax expense (benefit)	(2,616)	15,855	(3,140)	—	(1,385)

Net income (loss)	$50,008	$21,747	$11,243	$(9,827)	$(9,210)

Other Data (unaudited):
Non-conforming fundings(2)	$5,201,462	$2,548,376	$1,248,940	$737,346	$487,812
Conforming fundings(2)	2,293,773	1,581,673	1,105,891	485,189	—

Total mortgage fundings(2)	$7,495,235	$4,130,049	$2,354,831	$1,222,535	$487,812

Yield on loans held for sale(3)	6.96%	7.61%	8.53%	9.23%	9.92%
Expense of warehouse and repurchase(4)	2.77%	3.40%	5.83%	8.37%	6.93%
Net yield on loans held for sale(5)	4.49%	4.55%	3.29%	1.14%	3.28%
Yield on loans held for investment(3)	6.57%	—	—	—	—
Expense of financing for loans held for investment(4)	2.32%	—	—	—	—
Net yield on loans held for investment(5)	4.67%	—	—	—	—
Yield on loans held for investment after provisions for loan losses	3.90%	—	—	—	—
Yield—net interest income(5)	4.49%	4.42%	2.91%	(0.04)%	1.99%
Weighted average interest rate(6)
Non-conforming fundings	7.31%	8.41%	9.63%	10.73%	9.92%
Conforming fundings	5.63%	6.42%	7.12%	8.17%	—
Total	6.80%	7.65%	8.43%	9.70%	9.92%
Weighted average whole loan sales price over par
Non-conforming fundings	3.80%	4.18%	4.16%	3.52%	3.11%
Conforming fundings	2.01%	1.98%	2.11%	1.90%	—
Total	3.13%	3.32%	3.15%	2.89%	3.11%
Average hedge gain (loss) on whole loan sales
Non-conforming fundings	(0.09)%	(0.07)%	—	—	—
Conforming fundings	0.02%	(0.03)%	(0.19)%	—	—
Total	(0.05)%	(0.05)%	(0.09)%	—	—
Weighted average credit score(6)
Non-conforming fundings	653	645	632	616	618
Conforming fundings	713	704	680	673	—
Total	671	667	653	635	618
Weighted average loan to value(6)
Non-conforming fundings	85.96%	85.69%	84.57%	78.38%	82.09%
Conforming fundings	73.68%	75.92%	83.25%	85.58%	—
Total	82.26%	81.95%	83.94%	81.27%	82.09%
Full documentation—non-conforming fundings(6)	55.02%	51.00%	55.00%	80.17%	89.18%
Total mortgage sales	$6,362,517	$3,493,578	$2,055,464	$1,058,880	$477,981
Ratios (unaudited):
Debt to capital(7)	2.87	16.22	10.66	12.42	5.69
Return on average equity	46.43%	88.29%	167.63%	N/A	N/A
Return on average assets	4.97%	4.68%	5.40%	(9.64)%	(15.08)%
Average equity as a percentage of average assets	10.71%	5.31%	3.22%	(0.89)%	(0.23)%
Net cost to originate(8)
Non-conforming	2.25%	2.23%	2.83%	3.91%	5.45%
Conforming	1.74%	1.74%	1.78%	2.29%	—
Total	2.10%	2.04%	2.34%	3.27%	5.45%
Operating expenses as a percentage of total loans funded(9)	1.98%	2.14%	2.38%	3.58%	6.16%
Operating expenses as a percentage of average assets(10)	11.36%	12.94%	20.60%	36.46%	44.59%
Efficiency ratio(11)	70.67%	61.49%	84.11%	135.95%	163.67%

Statements of Condition Data (unaudited):
Mortgage loans held for sale, net
Non-conforming loans	$404,099	$578,853	$223,307	$95,371	$57,473
Conforming loans	106,285	270,830	105,535	45,915	—

Total	$510,384	$849,683	$328,842	$141,286	$57,473

Loans held for sale—average balance	$695,890	$436,062	$193,585	$92,293	$57,869
Mortgage loans held for sale, net—seriously delinquent(12)	0.43%	1.29%	0.54%	2.54%	5.61%
Mortgage loans held for investment, net
Loans to be securitized	$835,271	$—	$—	$—	$—
Loans securitized	491,570	—	—	—	—

Total	$1,326,841	$—	$—	$—	$—

Loans held for investment—average balance	$266,558	$—	$—	$—	$—
Mortgage loans held for investment, net—seriously delinquent(12)	0.38%	—	—	—	—
Warehouse financing—loans held for sale—ending (audited)	$450,456	$789,424	$296,144	$130,837	$53,286
Warehouse financing—loans held for investment—ending (audited)	537,132	—	—	—	—
Warehouse financing—loans held for sale—average balance	619,795	392,561	174,086	89,251	55,506
Warehouse financing—loans held for investment—average balance	218,370	—	—	—	—
Subordinated debt—average balance	12,246	12,168	11,448	11,979	9,053
Average assets(13)	1,005,335	464,205	208,109	101,931	61,074
Average equity(13)	$107,714	$24,632	$6,707	$(912)	$(138)

(1)
Represents the accumulation of occupancy, depreciation and amortization and general and administration expense reported within the audited statements of operations.
(2)
Funding volumes shown for 2000 through 2003 include loans funded by us and loans brokered by Fieldstone Mortgage to other mortgage companies. Brokered loans shown for 2000 through 2003 were $82.2 million, $109.0 million, $113.6 million and $123.2 million, respectively. Wholesale originations in 1999 include $304 thousand of loans purchased from third party originators.

(3)
Calculated as interest income divided by average loans.

(4)
Calculated as interest expense divided by average debt.

(5)
Calculated as net interest income divided by average loans.

(6)
Weighted average interest rate, credit score, loan to value, and full documentation (including bank statements) based on loans funded by us only (excluding brokered loans).

(7)
Capital is defined as stockholders' equity plus subordinated debt.

(8)
Calculated as total expenses and premium paid, net of fees collected, divided by fundings. The impact of net deferred origination costs and change of control expenses is not included.
(9)
Calculated as total expenses divided by fundings. The impact of net deferred origination costs and change of control expenses is not included.

(10)
Calculated as total expenses divided by average assets. The impact of net deferred origination costs and change of control expenses is included.

(11)
Calculated as total expenses divided by net revenues. The impact of net deferred origination costs and change of control expenses is included.

(12)
Seriously delinquent is defined as 60 plus days past due.

(13)
Average assets are calculated using a true average loans balance and month end balances for the other assets. Average equity is calculated using month end balances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the information included under the caption "Selected Historical Consolidated Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The following discussion will not necessarily be indicative of our financial condition and results of operations in the future because of the changes in our business strategy described below. Also see "Business" beginning on page 70.

General

        We originate, sell, securitize and service both non-conforming and conforming single-family residential mortgage loans. Currently, our primary sources of income are the net interest income on our loans, both held for investment and held for sale, and the gains on sale of our loans held for sale. Our current strategy is to retain a significant portion of our non-conforming loans to build an investment portfolio, to finance our portfolio of loans with mortgage-backed securities collateralized by those loans and to continue to sell our conforming loans and the remainder of our non-conforming loans. We originate our loans through the non-conforming and conforming loan divisions of our wholly owned subsidiary, Fieldstone Mortgage, each of which includes both retail and wholesale origination channels. We typically finance our non-conforming and conforming mortgage loans under one of several secured warehouse lines or repurchase facilities.

        Until we began to build an investment portfolio in the second half of 2003, we sold 100% of our mortgages on a whole loan, servicing-released basis and recognized a gain or loss on sale of the loan upon completion of the sale. On loans held for sale, we recognize interest income and interest expense on any associated warehouse borrowing, throughout the period preceding sale of the loans. The proceeds of loan sales are used to repay any warehouse borrowing associated with those loans. Although we do not act as a permanent servicer of loans we hold for sale, we service all of our loans for an initial interim period, typically not more than 90 days, to input and validate the borrowers' loan information, collect the first payment or two and accommodate servicing transfer schedules of the acquiring investors.

        We generate higher revenues and incur higher expenses on our non-conforming loans than on our conforming loans. Non-conforming loan borrowers have a combination of risk characteristics for which we charge a higher interest rate. If we manage this risk properly, however, our yields and sale proceeds from these loans are generally higher than on conforming loans. Retail loans require more services than are required for wholesale loans, and we are able to charge and collect fees for performing these additional services.

        The mortgage industry generally is highly competitive. As a result, we are not able to originate loans at rates other than at the current market rate. Because we cannot impose higher than market interest rates on our loans, our sale, revenue and net interest income on loans held for sale are linked directly to our level of loan originations and fundings. Accordingly, changes in the level of our loan originations from period to period will change these revenue items proportionately. We strive to maximize the value of our loan origination infrastructure by increasing loan originations and revenues while limiting the growth of our fixed costs.

        Prior to 2001, we made substantial investments in our personnel and facilities to build our capacity to originate loans. For the years 1999 and 2000, we incurred operating losses because our operating costs in those years exceeded the revenue we generated and not because of asset-quality issues.

REIT Compliance

        We intend to qualify, and will elect to be taxed, as a REIT for federal income tax purposes, beginning in 2003 for the period November 13, 2003 through December 31, 2003 and in later years. Fieldstone Mortgage is our primary operating subsidiary, conducting all of our mortgage originations and substantially all of our servicing activities. In order to meet some of the requirements to qualify as a REIT, we intend to continue to conduct all of our loan originations and sales, as well as other origination and initial interim servicing functions, through Fieldstone Mortgage, our taxable REIT subsidiary. Fieldstone Mortgage sources, underwrites and processes our non-conforming loans. Fieldstone Mortgage funds the non-conforming loans we sell, and Fieldstone Investment funds the loans we retain for our portfolio. There may be circumstances, however, where Fieldstone Mortgage will fund one or more non-conforming loans that Fieldstone Investment subsequently purchases from Fieldstone Mortgage. To the extent that Fieldstone Investment purchases mortgage loans from Fieldstone Mortgage, it will be required to purchase those loans at fair market value, and Fieldstone Mortgage will be subject to corporate income tax on any taxable gain recognized by it on the sale. Fieldstone Investment will recognize any net interest income generated from our retained portfolio of loans held for investment.

        Federal income tax law requires that a REIT distribute to its stockholders annually at least 90% of its taxable income, excluding the retained after-tax earnings of any taxable REIT subsidiary it owns. So long as we comply with these requirements and distribute all of our taxable income to our stockholders, we will not be subject to federal income tax and will not record income tax (benefit) expense on our consolidated financial statements. We expect to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. Any taxable income generated by Fieldstone Mortgage, however, will be subject to regular corporate income tax. Fieldstone Mortgage will continue to record income tax (benefit) expense. Fieldstone Mortgage may retain any income it generates net of any tax liability it incurs on that income without affecting our REIT distribution requirements. If Fieldstone Mortgage pays us a dividend, the dividend will be included in our REIT taxable income. Any distributions we make in the future will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations.

        As described in more detail under the heading "Material Federal Income Tax Considerations—Income Tests," in order to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and other permitted sources, mainly interest and dividends. As described in more detail under the heading "Material Federal Income Tax Considerations—Our Qualification and Taxation as a REIT—Asset Tests," in order to qualify as a REIT, at least 75% of our assets must be qualified real estate assets, government securities and cash and cash items. The need to comply with these income and asset ownership requirements may cause us to acquire other assets that are qualified real estate assets for purposes of these requirements (for example, interests in other mortgage loan portfolios) but are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

        The Internal Revenue Code provisions applicable to REITs provide that the income from specified hedging transactions qualifies for purposes of the 95% gross income test, but not the 75% gross income test, which a REIT must satisfy on an annual basis. Income derived from hedging transactions not specified in these provisions is not treated as qualifying income for purposes of the gross income tests applicable to REITs. Because we intend to structure our hedging transactions in a manner that does not jeopardize our status as a REIT, we will be limited in the type of hedging transactions into which we may enter directly (although these limitations would not apply to hedging transactions undertaken by Fieldstone Mortgage).

Changes in Financial Statement Presentation

        As a result of the changes in the way we conduct our business since the completion of the 144A Offering, we believe it is important to describe the differences that an investor will see in our financial statements for 2003 as compared to prior years.

  Owning a Portfolio of Non-Conforming Loans

        The presentation of interest income and interest expense on the portfolio of loans held for investment, in addition to the portfolio of loans that Fieldstone Mortgage held for sale, has been reclassified for 2003 from that shown in our consolidated financial statements for prior years. For the year ended December 31, 2003, we separate our interest income and expense into two components. Interest income is shown separately as "Interest income-loans held for sale" and "Interest income-loans held for investment." Interest expense is shown separately as "Interest expense-loans held for sale" and "Interest expense-loans held for investment." We also now record a provision for loan losses relative to our loans held for investment based on our estimate of probable losses inherent in our portfolio of non-conforming mortgage loans held for investment, which appears as our allowances for loan losses.

        Because we now have an investment portfolio of loans, we have made some changes to our statement of condition. In prior years, the statement of condition showed "Mortgage loans held for sale, net" consisting of "Non-conforming loans" and "Conforming loans." Because we intend to continue to sell all of our conforming loans, for 2003, these loans are identified as "Mortgage loans held for sale, net," which also includes any non-conforming loans that we intend to sell. Non-conforming loans retained in our portfolio are identified as "Mortgage loans held for investment." In prior years, the liabilities identified as "Warehouse financings" consisted of borrowings used to support mortgages held for sale. We now identify these liabilities as "Warehouse financing, loans held for sale" for 2003. "Warehouse financing- loans held for investment" includes the outstanding borrowings used to support mortgages held for investment prior to securitization. In addition, for 2003, the liabilities identified as "Securitization financing" consist of the mortgage-backed securities issued to finance our portfolio loans.

Components of Financial Results of Operations

  Gains on Sale of Mortgage Loans, Net

        Gains on sale of mortgage loans, net, includes gross gain on sale of mortgage loans, reduced by the provision for losses on loans sold. Gross gain on sale is generated by Fieldstone Mortgage selling the loans it originates for a premium. Historically, this accounted for a substantial percentage of our revenue. Gains on sale also includes any origination, underwriting, discount points and other funding fees received net of other direct origination costs originally capitalized when a loan closes, which are deferred and recognized when the loan is sold. The gains on sale of mortgage loans is reduced by the direct costs associated with origination, such as commissions, direct salaries for funded loans, direct general and administrative costs and premiums paid to brokers for loans originated by the wholesale division, which are initially capitalized at loan funding and increase our basis in the loan. Gains on sale is reduced by the provision for losses we reserve for our representation and warranty liabilities related to the sold loans, and for our obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan before a specified date. The provision is recorded when loans are sold and is calculated to cover losses reasonably estimated to occur over the life of the loan.

  Interest Income—Loans Held for Sale

        Interest income—loans held for sale represents the interest earned on our mortgage loans held for sale during the period from the date of funding to the date of sale.

  Interest Expense—Loans Held for Sale

        Interest expense—loans held for sale consists almost entirely of the borrowing costs to finance our mortgage loans during the period from the date of funding to the date of sale.

  Interest Income—Loans Held for Investment

        Interest income—loans held for investment represents the interest earned on our loans held for investment following the funding of the loans and includes prepayment penalty income.

  Interest Expense—Loans Held for Investment

        Interest expense—loans held for investment consists of the borrowing costs to finance our portfolio of loans held for investment following the funding of the loans, including both financing under our warehouse lines and repurchase facilities and our securitization debt.

  Fee Income

        Fee income primarily represents brokered loan income and interim-servicing fees and the gain or loss from any undesignated hedges of our loans held for investment.

  Salaries and Employee Benefits

        Salaries and employee benefits include salaries, benefits and payroll taxes that have not been designated as direct costs of loan origination, including salaries for managers, administrative positions, corporate personnel and the component of salaries that are deemed to reflect the cost associated with processing applications for loans that are not ultimately funded. Salaries and benefits are relatively fixed at any point based on our existing staffing levels, which correlate to the current level of loan origination volume and our estimate of future loan origination volume. Commissions and direct salary expenses associated with funded loans are capitalized and added to the basis of the loan and recognized as a reduction of gain on sale when the loan is sold, or, for loans held for investment, amortized as a reduction in interest income over the life of the loan.

  General and Administrative Expenses

        General and administrative expenses consist primarily of office rent, insurance, telephone, license fees, sub-servicing expenses, professional travel and entertainment expenses, depreciation and advertising and promotional expenses. Approximately 40% of these expenses relate to loan originations and fluctuate based upon the demand for new loan originations. Direct loan expenses, including costs associated with credit verification and underwriting, are capitalized and added to the basis of the loan. These costs are recognized as a reduction of gain on sale when the loan is sold, or, for loans held for investment, the capitalized costs are amortized as a reduction in interest income over the life of the loan.

  Income Tax (Benefit) Expense

        Effective January 1, 2003, we elected Subchapter S status for income tax purposes. In connection with the election, the deferred tax asset recorded on the statement of condition as of December 31, 2002 (adjusted in 2003 for the actual 2002 federal and state tax returns' income tax calculation) was reversed through our statement of operations in the period during which the election was made. A Subchapter S corporation is a pass through entity and not subject to federal C corporation taxes. Effective November 13, 2003, we intend to elect to be taxed as a REIT, and on November 14, 2003, we filed an election with the Internal Revenue Service to treat Fieldstone Mortgage as a taxable REIT subsidiary (TRS), which election was effective November 13, 2003. In general, a TRS may hold assets that a REIT cannot hold directly and generally may engage in activities that would be prohibited transactions if engaged in by a REIT. A TRS is subject to corporate federal income tax, is taxed as a regular C Corporation and records provision for income tax expense (benefit). Fieldstone Mortgage recognized a net deferred tax asset in 2003 for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If necessary, we will establish a valuation allowance based upon our evaluation of the likelihood of realization of any deferred tax assets. As of December 31, 2003, no such valuation allowance was recorded. Significant judgment is required in developing our provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required relative to deferred tax assets. The evaluation of the need for a valuation allowance takes into consideration recent earnings history, current tax position and estimates of taxable income in the near term.

Critical Accounting Policies

        We consider the policies discussed below to be critical to an understanding of our financial statements because their application places the most significant demands on the judgment of our management, with financial reporting results relying on estimates about the effects of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. With regard to these policies, we caution that future events rarely develop exactly as forecasted, and the best estimates routinely require adjustment.

        The preparation of financial statements in conformity with GAAP requires a company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. We believe that the estimates and assumptions utilized in preparing our financial statements are reasonable. Actual results could differ from those estimates, and these differences could be significant.

  Securitizations

        We must comply with the provisions of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" related to each securitization. Depending on the structure of the securitization, it will either be treated as a sale or secured financing for financial statement purposes. We intend that each of our securitizations be treated as secured financings, and accordingly, one of the critical accounting policies will be compliance with Statement No. 140.

        Because we intend to maintain these loans on the statement of condition for the life of the loans, we also will need to maintain an allowance for loan losses, which will be based on our estimates of the losses inherent in the loans. This is a critical accounting policy because of the subjective nature of the estimation required and potential for imprecision. The allowance for loan losses is increased by provisions for loan losses, which are charged to current period operations, and decreased by realized losses (net of recoveries). In determining an adequate allowance, management makes numerous assumptions and estimates. These underlying assumptions and estimates are continually evaluated and updated to reflect management's current assessment of the overall economic conditions, value of the underlying collateral, and other relevant factors impacting portfolio credit quality and inherent losses.

        We will define the loss emergence period for a mortgage loan to be the occurrence of a contractual delinquency greater than thirty days. On a monthly basis, loans meeting this criterion are included in a determination of the allowance for loan losses, which utilizes industry roll rate experience to assess the likelihood and severity of portfolio losses. We will not assess loans individually for impairment due to the homogeneous nature of the loans, which are collectively evaluated for impairment.

  Stock Based Compensation

        We adopted the fair value method of accounting for stock options and shares of restricted stock as prescribed by FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under this method, compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the award's vesting period. The fair value of awards of restricted stock is determined at the date of grant based on the market price of the common stock on that date. For both the stock options and restricted stock, the amount of compensation cost is adjusted for estimated annual forfeitures. The fair value of the stock options is determined using the Black Scholes option pricing model.

        Due to the subjective nature and estimates required under Statement No. 123, this is considered a critical accounting policy.

  Reserve for Losses—Sold Loans

        We maintain a reserve for our representation and warranty liabilities related to the sale of loans and for our contractual obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan within an agreed period. The representations and warranties generally relate to the accuracy and completeness of information related to the sold loans and to the collectability of the first four payments following the sale of the loan. The reserve, which is recorded as a liability on the consolidated statement of condition, is established when loans are sold and is calculated to cover liabilities reasonably estimated to occur for a contractual period of time. The reserve for losses is established through a provision for losses, which is reflected as a reduction of the gain on the sold loans at the time of sale. We use an internally developed analysis of incurred historical losses, stratified by type of loss, by type of loan and by year of sale to forecast future losses on current sales. This analysis takes into consideration historical information regarding frequency and severity of losses, organized by loan product and year of sale. We estimate losses due to premium recaptures on early loan prepayments by reviewing loan product and rate, borrower prepayment fee, if any, and estimate of future interest rate declines.

  Hedging

        Hedging is a critical aspect of our business because of its interest rate sensitivity and the difficulty in estimating which interest rate locks will convert to closed loans as interest rates fluctuate. We use various financial instruments to hedge our exposure to changes in interest rates. The financial instruments typically include mandatory delivery forward sale contracts of mortgage-backed securities, mandatory and best efforts whole loan sales agreements, and treasury note forward sales contracts. These financial instruments are intended to mitigate the interest rate risk inherent in providing interest rate lock commitments to prospective borrowers to finance one-to-four family homes and to hedge the value of our loans held for sale prior to entering fixed price sale contracts. We do not engage in speculative or other derivative trading activities.

        The interest rate locks for conforming loans and the mandatory forward sales, which are typically used to hedge the interest rate risk associated with these locks, are undesignated derivatives and are marked to market through earnings. For interest rate lock commitments related to conforming loans, mark to market adjustments are recorded from inception of the interest rate lock through the date the underlying loan funds. The funded loans have not been designated by us as a qualifying hedged asset in accordance with FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities."

We record the funded loans at the lower of cost or market value. The mandatory forward sales, which do serve as an effective economic hedge from the inception of the interest rate lock through the time of the sale of the loans, remain subject to mark to market adjustments beyond the time the loan funds, and our reported earnings may reflect some non-economic volatility as a result of this differing treatment.

        The interest rate lock commitments associated with non-conforming loans and the treasury note forward sales contracts typically used to hedge the interest rate risk associated with these locks are also derivatives and are marked to market through earnings. Like the conforming loans, the funded non-conforming loans have not been designated by us as a qualifying hedged asset in accordance with Statement No. 133, and, accordingly, we record them at the lower of cost or market value. The treasury note forward sales contracts, which do serve as an effective economic hedge prior to the sale of some of our non-conforming loans, remain subject to mark to market adjustments beyond the time the loans fund, and our reported earnings may reflect some non-economic volatility as a result of this differing treatment.

        During the fourth quarter of 2003, we began to hedge the adverse effect of interest rate changes on our cash flows relative to our loans held for investment as a result of changes in the benchmark interest rate, in this case, LIBOR, of the interest payments on warehouse financing and securitization financing (both variable rate debt) by using derivatives classified as cash flow hedges under Statement No. 133. We enter into interest rate swap agreements to hedge the financing on mortgage loans held for investment. When we enter into swaps we designate and document the hedge relationship. Once the hedge relationship is established, for those derivative instruments designated as qualifying cash flow hedges, the effective portion of the change in fair value of the derivative during the hedge period is reported as a component of other comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings. The ineffective portion and/or remaining change in fair value of the derivative instrument are recognized in earnings in the current period. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be recorded on the consolidated statements of condition at its fair value. Any change in fair value of a derivative no longer qualifying as effective is recognized in current period earnings. When a hedge is terminated it is de-recognized at the time of termination. For terminated hedges or hedges that no longer qualify as effective, the effective portion previously recorded remains in other comprehensive income and continues to be amortized or accreted into earnings over the original term of the hedges.

        We also entered into an interest rate cap to hedge interest rate changes relative to our first securitization in the fourth quarter of 2003. The cap was not designated as a cash flow hedge instrument, and as such, realized and unrealized changes in its fair value are recognized in current period earnings during the period in which the changes occur.

Results of Operations

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

  Loan Fundings

        Mortgage loan fundings increased 81.5%, to $7.5 billion, for the year ended December 31, 2003, from $4.1 billion for 2002. The increase in loan fundings was primarily the result of a 104.1% increase in our non-conforming fundings and a 45% increase in our conforming fundings as we opened new loan offices, hired additional account executives and benefitted from a declining interest rate environment. This increase in loan fundings directly affects the levels of all of our revenues and many of our operating expenses in 2003 compared to 2002.

  Net Income

        Net income increased 130.0%, to $50.0 million, for the year ended December 31, 2003, from $21.7 million for 2002. The increase of net income in 2003 resulted primarily from increased loan fundings and sales in 2003 compared to 2002 and an increase in net interest income earned on the higher average balances of mortgage loans held for investment and held for sale.

  Revenues

        Gains on Sale of Mortgage Loans, Net.    The components of the gains on sale of mortgage loans, net are illustrated in the following table:

	Year Ended December 31,
	2003	2002
	(in millions)
Gains from whole loan sale transactions, gross	$197.4	$114.0
Loan fees collected(1)	41.0	27.7
Premiums paid(2)	(47.01)	(23.0)
Hedging losses	(3.0)	(1.8)

Gross gain on sale	188.39	116.9
Provision for loan losses	(26.2)	(16.6)
Direct origination costs(3)	(44.2)	(25.5)
Hedging losses	(3.0)	(1.8)

Gains on sale of mortgage loans, net.	$117.9	$74.9

Gross margin(4)	3.0%	3.4%

(1)
Loan fees collected represent points and fees collected from borrowers.
(2)
Premiums paid represent fees paid to brokers for wholesale loan originations.
(3)
Direct origination costs are the effect of the FASB Statement No. 91 requirement to capitalize certain direct origination expenses.
(4)
Gross margin represents gross gain on sale divided by total sales.

Gains on sale of mortgage loans, net, increased 57.4%, to $117.9 million, for the year ended December 31, 2003, from $74.9 million for 2002. Gross gain on sale of mortgages increased 61.1%, to $188.39 million, for the year ended December 31, 2003, from $116.9 million for 2002. This increase was due to an 82% increase in sales volume in 2003. Our gross margin on loans sold for the year ended December 31, 2003 decreased to 3.0% from 3.4% of sales volume for 2002. Gross margins decreased reflecting the changing mix of loan products sold due to the accumulation of non-conforming loans held for investment. Provision for losses increased 57.9%, to $26.2 million, for the year ended December 31, 2003, from $16.6 million for 2002, reflecting the increase in total sales and a consistent reserve methodology. Origination costs increased 73.3%, to $44.2 million, for the year ended December 31, 2003, from $25.5 million for 2002. This increase is due primarily to the increase in commissions and direct funding salaries and associated payroll costs related to the significant increase in loan originations in 2003.

        Interest Income—Loans Held for Investment.    We recorded interest income of $17.7 million for the year ended December 31, 2003 from loans held for investment, reflecting the affect of the initial establishment of an investment portfolio of non-conforming loans. Prior to 2003, all of our mortgage loans were held for sale.

        Interest Income—Loans Held for Sale.    Interest income from loans held for sale increased 45.9%, to $49.1 million, for the year ended December 31, 2003, from $33.7 million for 2002. This increase is due to the increased average volume of loans held for sale resulting from the increase in loan fundings, partially offset by a declining average yield due to lower prevailing interest rates in 2003.

        Interest Expense—Loans Held for Investment.    Interest expense for loans held for investment was $5.1 million for the year ended December 31, 2003, reflecting the interest payable on amounts outstanding under warehouse lines and mortgage-backed securities issued by us to finance our investment portfolio of non-conforming loans. Prior to 2003, all of our mortgage loans were held for sale.

        Interest Expense—Loans Held for Sale.    Interest expense for loans held for sale increased 28.7%, to $17.4 million, for the year ended December 31, 2003, from $13.5 million for 2002. The increase reflects the increase in average amounts outstanding under warehouse lines and repurchase facilities to fund the increased loan originations, which increase was partially offset by declining cost of funds due to lower prevailing interest rates in 2003 compared to 2002.

        Provision for Loan Losses—Loans Held for Investment.    The provision for loan losses—loans held for investment was $2.1 million for the year ended December 31, 2003. This reflects our provision for probable losses relative to delinquent loans at December 31, 2003 in the portfolio of loans held by us for investment.

        Fee and Other Income.    Fee and other income decreased 39.1%, to $2.0 million, for the year ended December 31, 2003, from $3.2 million for 2002. This decrease primarily reflects a mark to market accounting loss on undesignated derivatives that hedge the portfolio of loans held by us for investment offset partially by the income we receive on brokered loans.

  Expenses

        Total Expenses.    Total expenses increased 90.1%, to $114.2 million, for the year ended December 31, 2003, from $60.0 million for 2002. This increase is primarily due to the increase in salaries of our personnel, and the increased payroll costs associated with the added personnel related to the significant increase in loan originations. General and administrative expenses also increased due to branch expansions, the increase in loan costs associated with higher loan origination volume and costs associated with the 144A Offering.

        Salaries and Employee Benefits.    Salaries and employee benefits increased 108.1%, to $84.2 million, for the year ended December 31, 2003, from $40.5 million for 2002. The increase was primarily due to the increase in the number of personnel employed in 2003 compared to 2002 to support the increased origination activity. The number of full-time employees increased 41%, to 1,158, as of December 31, 2003, from 821 as of December 31, 2002. As required by FASB Statement No. 91, we deferred $39.9 million and $23.7 million in salaries and commissions in 2003 and 2002, respectively. Our 2003 expense also includes a $16.2 million change of control expense that we paid relative to the 144A Offering. Salaries and employee benefit expense does not include the direct salary commissions and related benefits that were capitalized and added to our basis in the loans.

        General and Administrative Expenses.    General and administrative expenses increased 53%, to $29.9 million, for the year ended December 31, 2003, from $19.6 million for 2002. The increase was primarily due to increased costs associated with higher mortgage loan fundings, as well as increased costs associated with opening additional branches.

        Income Taxes.    We recognized income tax benefit of $2.6 million for the year ended December 31, 2003 compared to an income tax expense of $15.9 million for 2002. In 2003, Fieldstone Holdings elected Subchapter S status for income tax purposes. As a result of this election, the net deferred tax asset recorded on the consolidated statement of condition as of December 31, 2002 was reversed and shown as an income tax expense in the first quarter of 2003, the period in which the Subchapter S election was made. Fieldstone Holdings revoked its Subchapter S election on November 13, 2003, prior to the initial closing of the 144A Offering. We believe Fieldstone Investment qualifies, and will elect to be taxed, as a REIT, effective November 13, 2003. On November 14, 2003, we elected to treat our loan origination and sale subsidiary, Fieldstone Mortgage, as a TRS, effective November 13, 2003. Accordingly, Fieldstone Mortgage established a net deferred tax asset in 2003 for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The income tax benefit in 2003 represents the net change in the deferred tax asset in 2003, net of the income tax expense incurred and benefit earned by the TRS in the fourth quarter of 2003, following its election to be a TRS through December 31, 2003. For the year ended December 31, 2002, our $15.9 million income tax expense was based on a 42.1% effective tax rate for 2002.

  Consolidated Statement of Condition

        Mortgage Loans Held For Sale, Net.    Mortgage loans held for sale, net, decreased 39.9%, to $510.4 million, at December 31, 2003, from $849.7 million at December 31, 2002. Mortgage loans held for sale, net, were lower at December 31, 2003 compared to 2002 because we designated a substantial portion of our fourth quarter 2003 fundings as held for investment rather than as held for sale.

        Mortgage Loans Held For Investment.    Mortgage loans held for investment were $1.3 billion at December 31, 2003, including $491.6 million of mortgages we pledged to secure our first securitization in October 2003, and $835.3 million we held in anticipation of securitization. Prior to 2003, we held no mortgages for investment.

        Warehouse Financing—Loans Held for Sale.    Warehouse financing—loans held for sale decreased 42.9%, to $450.5 million, at December 31, 2003, from $789.4 million at December 31, 2002, because financing the reduced level of mortgage loans held for sale as of December 31, 2003 required a lower level of borrowings to finance.

        Warehouse Financing—Loans Held for Investment.    Our initial warehouse financing—loans held for investment were reported at $537.1 million at December 31, 2003. This balance reflects the borrowings used to finance the initial loans in our portfolio held for investment, prior to securitization. We had a lower amount of borrowings required to fund these initial loans than may be required to fund loans held for investment in the future because a portion of our initial loans was funded with proceeds from the 144A Offering.

        Securitization Financing.    Our securitization financing was reported at $487.2 million at December 31, 2003. This was our first securitization of non-conforming loans that we hold for investment.

        Total Shareholders' Equity.    Total shareholders' equity increased to $513.6 million at December 31, 2003, from $36.7 million at December 31, 2002. During the fourth quarter of 2003, we completed a re-capitalization of our business by issuing 47.5 million shares of our common stock in the 144A Offering and redeeming 94.83% of the shares outstanding prior to the 144A Offering. The net proceeds of the 144A Offering were $467 million after expenses, the redemption of shares and payment of the placement agent's fees. The change in shareholders' equity also reflects total comprehensive income at December 31, 2003 of $47.8 million, offset by shareholder distributions prior to the 144A Offering of $38.0 million. The shareholder distributions prior to the 144A Offering were distributions of Fieldstone Holdings non-REIT C corporation E&P that we distributed to the shareholders in anticipation of the 144A Offering and our REIT election.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Loan Fundings

        Mortgage loan fundings increased 75.4%, to $4.1 billion, for the year ended December 31, 2002, from $2.4 billion for 2001. The increase in loan fundings was primarily the result of a 104% increase in our non-conforming fundings and a 43% increase in our conforming fundings. This increase in our loan fundings directly affects the levels of all of our revenues and many of our operating expenses in 2002.

  Net Income

        Net income increased 93.4%, to $21.7 million, for the year ended December 31, 2002, from $11.2 million for 2001. The increase in net income in 2002 was primarily the result of increased loan sales volume in 2002 compared to 2001.

  Revenues

        Gains on Sale of Mortgage Loans, Net.    The components of the gains on sale of mortgage loans, net, are illustrated in the following table:

	Year Ended December 31,
	2002	2001
	(in millions)
Gain from whole loan sale transactions, gross	$114.0	$64.2
Loan fees collected(1)	27.7	16.9
Premiums paid(2)	(23.0)	(14.3)
Hedging losses	(1.8)	(1.9)

Gross gain on sale	$116.9	$64.9
Provision for loan losses	(16.6)	(9.2)
Direct origination costs(3)	(25.5)	(13.2)
Hedging losses	(1.8)	(1.9)

Gains on sale of mortgage loans, net	$74.9	$42.4

Gross margin(4)	3.4%	3.2%

(1)
Loan fees collected represent points and fees collected from borrowers.
(2)
Premiums paid represent fees paid to brokers for wholesale loan originations
(3)
Direct origination costs are the effect of the FASB Statement No. 91 requirement to capitalize certain direct origination expenses.
(4)
Gross margin represents gross gain on sale divided by total sales.

        Gains on Sale of Mortgage Loans, Net.    Gains on sale of mortgage loans, net, increased 76.5%, to $74.9 million, for the year ended December 31, 2002, from $42.4 million for 2001. Gross gain on sale of mortgage loans increased 80.1%, to $116.9 million, for the year ended December 31, 2002, from $64.9 million for 2001. This increase was due to the increase in sales volume for the year ended December 31, 2002, plus an increase in the gross margin on loans sold to 3.4% of sale value for the year ended December 31, 2002, from 3.2% for 2001. Provision for losses increased 79.7%, to $16.6 million, for the year ended December 31, 2002, from $9.2 million for 2001, compared with a 70% increase in total sales. The somewhat higher rise in the provision for losses relative to the increase in total sales volume principally reflects the increase in sales of non-conforming loans, which comprised approximately 61% of loan sales for the year ended December 31, 2002 compared with 51% for 2001. We did not make any significant changes in our reserve methodology in 2002. Origination costs increased 92.6%, to $25.5 million, for the year ended December 31, 2002, from $13.2 million for 2001.

This increase is primarily due to the increase in commissions and direct funding salaries and associated payroll costs related to the increased loan originations in 2002.

        Interest Income—Loans Held for Sale.    Interest income increased 101.0%, to $33.7 million, for the year ended December 31, 2002, from $16.7 million for 2001. The increase is due to the increased volume of earning assets resulting from the increase in loan originations, partially offset by a declining average yield due to lower prevailing interest rates in 2002.

        Interest Expense—Loans Held for Sale.    Interest expense increased 31.7%, to $13.5 million, for the year ended December 31, 2002, from $10.3 million for 2001. The increase reflects the increase in outstanding warehouse line and repurchase facility balances to finance the increase in loan originations, partially offset by declining cost of funds due to lower prevailing interest rates in 2002.

        Fee and Other Income.    Fee and other income increased 14.0%, to $3.2 million, for the year ended December 31, 2002, from $2.8 million for 2001. This increase was primarily the result of increased brokered loan fees in 2002 compared to 2001.

  Expenses

        Total Expenses.    Total expenses increased 40.0%, to $60.0 million, for the year ended December 31, 2002, from $42.9 million for 2001. This increase is primarily due to the increase in salaries and associated payroll costs, related to the significant increase in loan originations. General and administrative expenses also increased due to loan cost increases associated with higher loan origination volume and branch expansions.

        Salaries and Employee Benefits.    Salaries and employee benefits increased 43.2%, to $40.5 million, for the year ended December 31, 2002, from $28.3 million for 2001. The increase was primarily due to the increase in the number of employees in 2002 compared to 2001 to support the increased originations. The number of full-time employees increased 40%, to 821, as of December 31, 2002, from 586 as of December 31, 2001. Salaries and employee benefit expense does not include the direct salary commissions and related benefits that were capitalized and added to our basis in the loans; $23.7 million and $12.1 million in salaries and benefits were capitalized in 2002 and 2001, respectively.

        General and Administrative Expenses.    General and administrative expenses increased 33.9%, to $19.6 million, for the year ended December 31, 2002, from $14.6 million for 2001. The increase was primarily due to increased costs associated with higher mortgage loan originations, as well as increased costs associated with opening additional branches.

        Income Taxes.    We recognized income tax expense of $15.9 million for the year ended December 31, 2002 and a tax benefit of $3.1 million for the year ended December 31, 2001. We experienced a 42.1% effective tax rate for 2002. During 2001, we adjusted the previously established valuation allowance to recognize a deferred tax benefit of $6.4 million based on management's determination that it was more likely than not that we would recover all deferred tax assets. If we had not reversed the valuation allowance as of December 31, 2001, our effective tax rate would have been 40% for year ended December 31, 2001.

  Consolidated Statement of Condition

        Mortgage Loans Held For Sale, Net.    Mortgage loans held for sale, net, increased 158.4%, to $849.7 million, at December 31, 2002, from $328.8 million at December 31, 2001, principally because of the higher origination levels during the fourth quarter of 2002 compared to the fourth quarter of 2001.

        Warehouse Financing—Loans Held for Sale.    Warehouse financing—loans held for sale increased 166.6%, to $789.4 million, at December 31, 2002, from $296.1 million at December 31, 2001 because more borrowings were required to support the higher level of mortgage loans held for sale, net at the end of 2002 than at the end of 2001.

Total Company Results

        The following table sets forth selected information about our total loan production for the years ended December 31, 2003, 2002, and 2001*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Loan production	$7,495,235	$4,130,049	$2,354,831
Average principal balance per loan	$154	$141	$128
Number of loans originated	48,796	29,327	18,449
Combined weighted average initial LTV	82.26%	81.95%	83.94%
Percentage of first mortgage loans owner occupied	94.07%	94.73%	96.28%
Percentage with prepayment penalty	56.78%	57.27%	56.45%
Weighted average credit score	671	667	653
Percentage fixed rate mortgages (FRMs)	40.49%	48.34%	59.60%
Percentage adjustable rate mortgages (ARMs)	59.51%	51.66%	40.40%
Weighted average interest rate:
FRMs	6.74%	7.42%	8.05%
ARMs	6.84%	7.84%	9.00%
Margin-ARMs	5.51%	5.38%	5.44%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        The following table highlights our net cost incurred to produce loans for the years ended December 31, 2003, 2002, and 2001 and shows the effect of the deferrals required by FASB Statement No. 91*:

	Year Ended December 31,
	2003			2002			2001
Basis Points
	Incurred	Deferred	Recognized	Incurred	Deferred	Recognized	Incurred	Deferred	Recognized
Fees collected	(63)	63	—	(75)	75	—	(82)	82	—
General and administrative costs(1)	198	(68)	131	214	(69)	145	254	(69)	185
Premiums paid	75	(75)	—	65	(65)	—	62	(62)	—

Net cost to produce(1)	210	(80)	131	204	(59)	145	234	(49)	185

Net cost per loan ($)	$3,230			$2,880			$2,990

*
This table is designed to highlight all of the costs we incur and fees we collect when we originate a loan. Under GAAP, many of the costs and fees are deferred at origination and recognized either when the related loan is sold or amortized over the life of the loans that we hold for investment as an adjustment to the yield.

(1)
Excludes change of control expenses.

Business Segment Results

        The segment income reported in our audited financial statements reflects statements of operation that calculate the profitability of the non-conforming wholesale, non-conforming retail, conforming wholesale and conforming retail production channels for internal management review and decision-making. This internal report uses an allocation method for revenue whereby the production channels are credited with a pro forma value for net gain on sale of loan production as if all fundings were sold servicing-released, concurrent with funding, at standard investor premium margins. These results per channel differ materially from actual results due to timing differences in net gain on sale recognition at time of cash settlement of the sale versus loan funding and the holding for investment of a substantial portion of our non-conforming loans for which actual revenue will consist of net interest income versus net gain on sale. Therefore, management's discussion and analysis segment results will focus on overall loan production and the cost characteristics to produce in the four production channels. We believe these funding and cost trends better illustrate the performance of our four production segments.

  Non-Conforming Wholesale Segment

        The following table sets forth selected information about our non-conforming wholesale loan production for the years ended December 31, 2003, 2002, and 2001*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Loan production	$4,477,756	$2,080,526	$961,418
Average principal balance per loan	$155	$134	$126
Number of loans originated	28,930	15,451	7,648
Combined weighted average initial LTV	86.20%	85.82%	84.75%
Combined weighted average initial CLTV	93.89%	94.09%	92.71%
Percentage of first mortgage loans owner occupied	93.90%	94.49%	96.35%
Percentage with prepayment fee	83.07%	94.36%	90.81%
Weighted average credit score	657	650	635
Percentage fixed rate mortgages (FRMs)	19.76%	22.72%	29.64%
Percentage adjustable rate mortgages (ARMs)	80.24%	77.28%	70.36%
Weighted average interest rate:
FRMs	8.73%	9.88%	10.93%
ARMs	6.90%	7.97%	9.16%
Margin-ARMs	5.60%	5.56%	5.63%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        The following table highlights the net cost incurred to produce loans for our non-conforming wholesale channel for the years ended December 31, 2003, 2002, and 2001:

	Year Ended December 31,
Basis Points
	2003	2002	2001
	(in millions)
Loan fees collected(1)	(45)	(51)	(55)
General and administrative costs(1)	184	208	281
Premiums paid(1)	82	68	60

Net cost to produce(1)	221	225	286

Net cost per loan ($)	$3,420	$3,030	$3,580

(1)
Excludes change of control expenses and the impact of the deferral of net origination costs.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Our non-conforming wholesale loan production increased 115%, or $2.4 billion, to $4.5 billion for the year ended December 31, 2003, from $2.1 billion for 2002, primarily as a result of a declining interest rate environment, improved employee training, branch expansions and improved operational and technological process enhancements. Our weighted average median credit scores increased to 657 for the year ended December 31, 2003, from 650 in 2002. The percentage of our production with prepayment penalties declined to 83.1% for the year ended December 31, 2003 from 94.4% for 2002, primarily due to changes in government regulations. We expect this trend to continue.

        Our net cost to produce decreased 4 basis points, or 2%, to 221 basis points for the year ended December 31, 2003, from 225 basis points for 2002. Our general and administrative production costs decreased 24 basis points, or 12%, to 184 basis points for the year ended December 31, 2003, from 208 basis points for 2002, primarily due to operating efficiencies and increases in our average loan size. The number of mortgage loans produced increased 87% to 28,930 for the year ended December 31, 2003, from 15,451 for 2002. Our total net cost per loan increased 14% to $3.4 thousand for the year ended December 31, 2003, from $3.0 thousand for 2002, primarily due to the increase in broker premiums paid. The premiums we paid to mortgage brokers increased 22%, or 14 basis points, to 82 basis points for the year ended December 31, 2003, from 68 basis points in 2002. In general, broker premiums will increase during periods of increased market competition. Net cost to produce also rose due to a reduction in our collected fees for the year ended December 31, 2003 from levels achieved in 2002. This reduction was mainly due to higher credit quality loan production.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Our non-conforming wholesale loan production increased 116%, or $1.1 billion, to $2.1 billion for the year ended December 31, 2002, from $1.0 billion for 2001, primarily as a result of a declining interest rate environment and branch expansions. Our weighted average median credit scores increased to 650 for the year ended December 31, 2002, from 635 for 2001. The percentage of our production with prepayment penalties increased to 94.4% for the year ended December 31, 2002, from 90.8% for 2001, as we introduced more loan products with prepayment penalties.

        Our net cost to produce decreased 60 basis points, or 21%, to 225 basis points for the year ended December 31, 2002, from 285 basis points for 2001. Our general and administrative production costs decreased 73 basis points, or 26%, to 208 basis points for the year ended December 31, 2002, from 281 basis points for 2001, primarily due to operating efficiencies and increases in our average loan size. The number of mortgage loans originated increased 102% to 15,451 for the year ended December 31, 2002 from 7,648 for 2001. Our total net cost per loan decreased 16%, to $3.0 thousand, for the year ended December 31, 2002, from $3.6 thousand for 2001, primarily due to operating efficiencies for the increase in loan fundings.

  Non-Conforming Retail Segment

        The following table sets forth selected information about our non-conforming retail loan production for the years ended December 31, 2003, 2002, and 2001*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Loan production	$723,706	$467,850	$287,522
Average principal balance per loan	$109	$110	$96
Number of loans originated	6,621	4,271	2,990
Combined weighted average initial LTV	84.39%	85.00%	83.75%
Combined weighted average initial CLTV	87.73%	88.16%	88.82%
Percentage of first mortgage loans owner occupied	94.04%	95.50%	97.36%
Percentage with prepayment fee	68.89%	82.24%	80.32%
Weighted average credit score	626	619	620
Percentage fixed rate mortgages (FRMs)	25.33%	28.84%	29.29%
Percentage adjustable rate mortgages (ARMs)	74.67%	71.16%	70.71%
Weighted average interest rate:
FRMs	7.45%	8.02%	8.77%
ARMs	7.69%	8.56%	9.63%
Margin-ARMs	5.74%	5.79%	6.01%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        The following table highlights the net cost incurred to produce loans for our non-conforming retail channel for the years ended December 31, 2003, 2002, and 2001:

	Year Ended December 31,
Basis Points
	2003	2002	2001
	(in millions)
Loan fees collected(1)	(233)	(257)	(264)
General and administrative costs(1)	487	471	542
Premiums paid(1)	—	—	—

Net cost to produce(1)	254	214	278

Net cost per loan ($)	$2,780	$2,340	$2,680

(1)
Excludes change of control expenses and the impact of the deferral of net origination costs.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Our non-conforming retail loan production increased $256 million, or 55%, to $724 million for the year ended December 31, 2003 from $468 million for 2002. This favorable production trend is primarily the result of a declining interest rate environment, branch expansions primarily in the mid-west region and improved marketing strategies. Our weighted average median credit scores increased to 626 for the year ended December 31, 2003, from 619 for 2002. For the year ended December 31, 2003 compared to the same period in 2002, the average coupon on loans for our retail borrowers decreased from 8.02% to 7.45% on fixed rate loans, and decreased from 8.56% to 7.69% on adjustable rate products, primarily due to the declining interest rate environment. The percentage of our production with prepayment penalties declined to 68.9% for the year ended December 31, 2003, from 82.2% for 2002, primarily due to changes in government regulations. We expect this trend to continue.

        Our net cost to produce increased 40 basis points, or 19%, to 254 basis points for the year ended December 31, 2003, from 214 basis points for 2002. The increase in net cost to produce is primarily due to a reduction in our collected fees due mainly to higher credit quality loan production. Our general and administrative production costs increased 16 basis points, or 3.4%, to 487 basis points for the year ended December 31, 2003, from 471 basis points for 2002, primarily due to increased marketing initiatives and branch expansions. The number of mortgage loans originated increased 55%, to 6,621, for the year ended December 31, 2003, from 4,271 for 2002. Our net cost per loan increased 18%, to $2.8 thousand, for the year ended December 31, 2003, from $2.4 thousand for 2002, primarily due to the increase in general and administrative expenses.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Our non-conforming retail loan production increased $180 million, or 63%, to $468 million, for the year ended December 31, 2002, from $288 million for 2001. This favorable production trend is primarily the result of a declining interest rate environment, branch expansions primarily in the mid-west region and improved marketing strategies. Our weighted average median credit scores remained virtually unchanged at 619, for the year ended December 31, 2002, compared to 620 in 2001. For the year ended December 31, 2002 compared to the same period in 2001,the average coupon on loans for our retail borrowers decreased from 8.77%, to 8.02%, on fixed rate loans, and decreased from 9.63%, to 8.56%, on adjustable rate products, primarily due to the declining interest rate environment. The percentage of our production with prepayment penalties increased to 82.2% for the year ended December 31, 2002, from 80.3% for 2001, as we introduced more loan products with prepayment penalties.

        Our net cost to produce decreased 64 basis points, or 23%, to 214 basis points for the year ended December 31, 2002, from 278 basis points for 2001. The decrease in net cost to produce is primarily due to a reduction in general and administrative costs. Our general and administrative production costs decreased 71 basis points, or 13%, to 471 basis points for the year ended December 31, 2002, from 542 basis points for 2001, primarily due to operating efficiencies available due to the significant increase in production. The number of mortgage loans originated increased 43%, to 4,271, for the year ended December 31, 2002, from 2,990 for 2002. Our net cost per loan decreased 12%, to $2.4 thousand, for the year ended December 31, 2002, from $2.7 thousand for 2001, primarily due to the decrease in general and administrative costs combined with the increase in the number of mortgage loans produced.

  Conforming Wholesale Segment

        The following table sets forth selected information about our conforming wholesale loan production for the years ended December 31, 2003, 2002, and 2001*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Loan production	$1,523,920	$1,014,789	$672,979
Average principal balance per loan	$187	$180	$146
Number of loans originated	8,147	5,641	4,607
Combined weighted average initial LTV	71.31%	74.02%	83.83%
Percentage of first mortgage loans owner occupied	94.34%	94.32%	96.35%
Percentage with prepayment fee	0.00%	0.00%	0.00%
Weighted average credit score	716	704	673
Percentage fixed rate mortgages (FRMs)	88.68%	88.69%	92.36%
Percentage adjustable rate mortgages (ARMs)	11.32%	11.31%	7.64%
Weighted average interest rate:
FRMs	5.78%	6.53%	7.23%
ARMs	4.68%	5.48%	6.40%
Margin-ARMs	2.43%	2.49%	2.49%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        The following table sets forth certain information concerning the net cost incurred to produce loans for our conforming wholesale channel for the years ended December 31, 2003, 2002, and 2001:

	Year Ended December 31,
Basis Points
	2003	2002	2001
	(in millions)
Loan fees collected(1)	(33)	(33)	(31)
General and administrative costs(1)	87	87	93
Premiums paid(1)	127	127	131

Net cost to produce(1)	181	181	193

Net cost per loan ($)	$3,390	$3,260	$2,830

(1)
Excludes change of control expenses and the impact of the deferral of net origination costs.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Our conforming wholesale loan production increased 50%, or $0.5 billion, to $1.5 billion for the year ended December 31, 2003, from $1.0 billion for 2002. This favorable production trend is primarily the result of a declining interest rate environment, branch expansions primarily in the state of California, and improved operational and technological process enhancements. Our weighted average median credit scores increased to 716 for the year ended December 31, 2003, from 704 for 2002. The decline in the average coupon on our conforming wholesale loans reflects the overall market decrease in interest rates and the improving credit quality of our borrowers.

        Our net cost to produce remained unchanged for the year ended December 31, 2003 and 2002 despite the overall increase in loan originations, due to the significant drop in production in the third and fourth quarter of 2003, while related expense reductions were not fully implemented until 2004.

Our total net cost per loan increased 4%, to $3.4 thousand, for the year ended December 31, 2003, from $3.3 thousand for 2002, due to the increase in the average loan size from $180 thousand for 2002 to $187 thousand for 2003, with no change in the basis points cost to produce during those periods.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Our conforming wholesale loan production increased $342 million, or 51%, to $1.0 billion, for the year ended December 31, 2002, from $673 million for 2001. This favorable production trend is primarily the result of a declining interest rate environment, branch expansions primarily in the state of California, and improved operational and technological process enhancements. Our weighted average median credit scores increased to 704 for the year ended December 31, 2002, from 673 for 2001. The decline in the average coupon on our conforming wholesale loans reflects the declining interest rate environment and the improving credit quality of our borrowers.

        Our net cost to produce decreased 12 basis points, or 6%, to 181 basis points for the year ended December 31, 2002, from 193 basis points for 2001. Our general and administrative production costs decreased 6 basis points, or 6%, to 87 basis points for the year ended December 31, 2002, from 93 basis points for 2001, primarily due to operating efficiencies and increases in our average loan size. The number of mortgage loans originated increased 22%, to 5,641, for the year ended December 31, 2002, from 4,607 for 2001. Our total net cost per loan increased 15%, to $3.2 thousand, for the year ended December 31, 2002, from $2.8 thousand for 2001, primarily due to the increase in average loan size from $146 thousand for 2001 to $180 thousand for 2002.

  Conforming Retail Segment

        The following table sets forth selected information about our conforming retail loan production for the years ended December 31, 2003, 2002, and 2001*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Loan production	$769,853	$566,884	$432,912
Average principal balance per loan	$151	$143	$135
Number of loans originated	5,098	3,964	3,204
Combined weighted average initial LTV	78.95%	79.67%	82.27%
Percentage of first mortgage loans owner occupied	93.89%	95.91%	97.36%
Percentage with prepayment penalty	0.00%	0.00%	0.00%
Weighted average credit score	708	703	691
Percentage fixed rate mortgages (FRMs)	82.68%	86.97%	92.80%
Percentage adjustable rate mortgages (ARMs)	17.32%	13.03%	7.20%
Weighted average interest rate:
FRMs	5.75%	6.53%	7.06%
ARMs	4.73%	5.73%	6.52%
Margin-ARMs	2.78%	2.92%	3.12%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        The following table highlights the net cost to produce loans for our conforming retail channel for the years ended December 31, 2003, 2002, and 2001:

	Year Ended December 31,
Basis Points
	2003	2002	2001
	(in millions)
Loan fees collected(1)	(72)	(89)	(99)
General and administrative costs(1)	231	252	253
Premiums paid(1)	—	—	—

Net cost to produce(1)	159	163	154

Net cost per loan($)	$2,410	$2,320	$2,080

(1)
Excludes change of control expenses and the impact of the deferral of net origination costs.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Our conforming retail loan production increased 36%, or $203 million, to $770 million for the year ended December 31, 2003, from $567 million for 2002. This favorable production trend is primarily the result of a declining interest rate environment, branch expansions primarily in the mid-Atlantic region and improved marketing strategies. Our weighted average median credit scores increased slightly to 708 for the year ended December 31, 2003, from 703 for 2002. For the year ended December 31, 2003 compared to the same period in 2002, the average coupon on loans for our retail borrowers decreased from 6.53%, to 5.75%, on fixed rate loans, and decreased from 5.73%, to 4.73%, on adjustable rate products, primarily due to the declining interest rate environment.

        Our net cost to produce decreased 4 basis points, or 2%, to 159 basis points for the year ended December 31, 2003, from 163 basis points for 2002, reflecting a 17 basis point decrease in fees collected offset by a 21 basis point decrease in general and administrative production costs. Our net cost per loan increased 4%, to $2.4 thousand, for the year ended December 31, 2003, from $2.3 thousand for 2002, primarily due to the relatively flat net cost to produce combined with the increase in the average loan balance from $151 thousand for 2003 from $143 thousand for 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Our conforming retail loan production increased 31%, or $134 million, to $567 million for the year ended December 31, 2002, from $433 million for 2001. This favorable production trend is primarily the result of a declining interest rate environment, branch expansions primarily in the mid-Atlantic region and improved marketing strategies. Our weighted average median credit scores increased to 703 for the year ended December 31, 2002, from 691 in 2001. For the year ended December 31, 2002 compared to the same period in 2001, the average coupon on loans for our retail borrowers decreased from 7.06%, to 6.53%, on fixed rate loans, and decreased from 6.52%, to 5.73%, on adjustable rate products, primarily due to the overall market decrease in mortgage interest rates.

        Our net cost to produce increased 5%, or 8 basis points, to 162 basis points, for the year ended December 31, 2002, from 154 basis points for 2001. Our collected fees decreased 10 basis points for the year ended December 31, 2002, due mainly to higher credit quality loan production. Our general and administrative production costs were basically unchanged at a less than 1% decrease for the year ended December 31, 2002 compared to 2001. Our net cost per loan increased 11%, to $2.3 thousand, for the year ended December 31, 2001, from $2.1 thousand for 2001, primarily due to the decrease in fees collected at origination.

Investment Portfolio

        In 2003, we began building our portfolio of loans held for investment. The portfolio increased to $1.3 billion of mortgage loans for the year ended December 31, 2003 and generated $12.6 million of net interest income before provision for loan losses, or 4.67% of average loans held for investment. During 2003, we recorded a provision for loan losses of $2.1 million.

        The following table summarizes the principal balance and allowance for loan loss activity of our investment portfolio in 2003:

Principal Balance (in thousands)
Beginning balance, January 1, 2003	$—
Loan fundings	1,328,591
Payoffs and principal reductions	(9,469)
Chargeoffs	—

Ending balance, December 31, 2003	$1,319,122

Allowance for Loan Loss (in thousands)
Beginning balance, January 1, 2003	$—
Provision	2,078
Realized losses	—

Ending balance, December 31, 2003	$2,078

        Delinquency status of our loans held for investment as of December 31, 2003 is as follows:

	Principal Balance	Percentage of Total	Number of Loans
	(in thousands)
Current	$1,290,369	97.8%	6,846
30 days past due	23,723	1.8%	155
60 days past due	3,937	0.3%	22
90+ days past due	1,093	0.1%	6
In foreclosure	—	0.0%	0

Total	$1,319,122	100.0%	7,029

Liquidity and Capital Resources

        As a mortgage lending company, we borrow substantial sums of money to fund the mortgage loans we originate. After funding (i) our primary operating subsidiary, Fieldstone Mortgage, holds all conforming loans and some non-conforming loans that it originated in inventory (warehouse) prior to sale, and (ii) we hold the remainder of the non-conforming loans for investment in our portfolio. Our primary cash requirements currently include:

  •
  mortgage origination funding;

  •
  premiums paid in connection with loans originated in the wholesale channel;

  •
  interest expense on our warehouse lines and repurchase facilities;

  •
  ongoing general and administrative expenses;

  •
  hedge transactions; and

  •
  stockholder distributions.

        Our primary cash sources currently include:

  •
  borrowings from our warehouse lines and repurchase facilities secured by mortgage loans held in inventory;

  •
  proceeds from the issuance of securities collateralized by the loans in our portfolio;

  •
  proceeds of whole loan sales;

  •
  principal and interest collections relative to the mortgage loans held in inventory; and

  •
  points and fees collected from the origination of retail and wholesale loans.

        We use our various warehouse lines and repurchase facilities to fund substantially all of our loan originations. Fieldstone Mortgage sells the mortgage loans it holds within two or three months of origination and pays down these facilities with the proceeds. We issue mortgage-backed securities from time to time and pay down these facilities with the proceeds. The majority of our current warehouse lines and repurchase facilities are committed lines, which means that the lender has agreed to fund up to the committed amount subject to our meeting various financial and other covenants. One of these facilities is, and in the future others may be, uncommitted, which means that the lender may fund the uncommitted amount at its discretion. The majority of our current warehouse lines also contain a sub-limit for "wet" funding, which is the funding of loans for which the collateral custodian has not yet received the related loan documents. Our warehouse lines and repurchase facilities generally have an initial term of 364 days or less. We believe we have positive working relationships with all of our lenders and believe that we will be able to renew or extend our warehouse lines and repurchase facilities when they become due, although there can be no assurance that we will be able to do so on comparable terms, or at all.

        A primary component of our liquidity strategy is to finance our mortgage loans held for sale and our loans held for investment (prior to issuing securities collateralized by those loans) through a diverse group of lending counterparties and to schedule frequent sales or securitizations of loans so that the average holding period of our inventory of loans generally does not exceed 60 days.

        We use our excess cash from operations to reduce the advances on our warehouse lines or repurchase facilities. This process reduces our debt outstanding and the corresponding interest expense incurred and results in a pool of highly liquid mortgage collateral available to secure borrowings to meet our working capital needs. This pool of available collateral totaled approximately $304 million as of December 31, 2003.

        Our credit facilities and mortgage-backed securities are secured by substantially all of our mortgage loans and contain customary financial and operating covenants that require us to, among other things:

  •
  maintain the following ratios below their allowable caps:

  •
  debt to tangible net worth; and

  •
  liabilities to tangible net worth.

  •
  maintain a minimum consolidated tangible net worth;

  •
  maintain our qualification as a REIT;

  •
  maintain profitability;

  •
  maintain liquidity;

  •
  not exceed a maximum mortgage default rate;

  •
  not materially change the nature or character of our business;

  •
  not incur additional debt without consent, other than in the ordinary course of business;

  •
  not make certain investments or acquisitions;

  •
  not pay dividends or make distributions to shareholders in excess of specified thresholds;

  •
  not form or acquire, or permit any subsidiary to form or acquire, any entity that would become a subsidiary; and

  •
  not engage in mergers or consolidations.

        We were in compliance with all of these covenants at December 31, 2003.

        The material terms and features of these secured warehouse lines and repurchase facilities are as follows:

        Merrill Lynch Mortgage Capital Inc. (Merrill Lynch) Repurchase Facility:    We have a $500 million committed repurchase facility with Merrill Lynch that matures on November 12, 2004. The facility provides for advances at (i) 97% of the market value of agency eligible conforming and jumbo loans, (ii) 97% of the lesser of (a) the unpaid principal balance or (b) the current market value of non-conforming loans, and (iii) the lesser of 93% of the par amount and the market value of wet loans.

        Lehman Brothers Bank (Lehman Brothers) Repurchase Facility:    We have a $500 million committed repurchase facility with Lehman Brothers that matures December 29, 2004. The facility provides for advances on first liens the lesser of (i) 98.5% of outstanding principal balance, (ii) 97% of market value, or (iii) 95% of securitization value. The facility provides sub-limits, at lower advance rates, for second liens, wet loans and delinquent loans.

        Credit Suisse First Boston Mortgage Capital, LLC (CSFB) Repurchase Facility:    We have a $500 million committed repurchase facility with CSFB that matures February 24, 2005. The facility provides for sub-limits for wet loans, non-conforming, non-performing, aged and second lien loans. The facility provides for advances at 99% or 98%, for conforming and non-conforming loans respectively, of the lesser of (i) the unpaid principal balance or (ii) the market value of the loans with lower advance rates for aged, second lien and non-performing loans.

        JPMorgan Chase Bank Warehouse Facility:    We have a $200 million committed warehouse line with JPMorgan Chase Bank that matures April 19, 2005. The facility provides for sub-limits for "wet loans" (loans for which the custodian is not yet in physical possession of the loan file), non-conforming, Alt-A, and second lien loans. The facility provides for advances at 97% of first liens and 95% for second liens of the lesser of (i) the unpaid principal balance, (ii) the loan amount at origination less discount points received, (iii) the net cash paid for the loan and (iv) the committed investor purchase price.

        GMAC Residential Funding Corporation (RFC) Warehouse Facility:    We have a $100 million committed warehouse line with RFC that matures August 31, 2004. The facility provides for sub-limits for non-conforming, second lien, repurchased and wet loans. The facility provides for advances at 98% of the lesser of (i) the unpaid principal balance or (ii) the committed purchase price with a lower advance rate for second liens (the other sub-limits) and a higher advance rate for loans on which RFC has issued a purchase commitment.

        Countrywide Warehouse Lending (Countrywide) Warehouse Facility:    We have a $100 million committed warehouse line with Countrywide that matures April 15, 2005. The facility provides sub-limits for wet, jumbo and non-conforming loans. The facility provides for advances at the lesser of (i) 98.5% of the unpaid principal balance times the lesser of (x) par value, (y) take-out price or (z) current market price or (ii) 98% of the take-out price or current market price with a lower advance rate for jumbo, non-conforming and second liens, and a higher advance rate for loans on which Countrywide has issued a purchase commitment.

        Guaranty Bank Warehouse Facility:    We have a $50 million committed warehouse line with Guaranty Bank that matures June 30, 2004. The facility provides for advances of 98% on first liens and 95% on second liens of the least of (i) outstanding principal balance, (ii) market value, or (iii) investor take-out commitment price not to exceed 100% of outstanding principal balance. The facility provides a sub-limit for wet loans on which the advance rate is reduced pending receipt of the loan file.

        Guaranty Bank Purchase Facility:    We have a $50 million uncommitted purchase facility with Guaranty Bank. The facility provides for advances of 98% on first liens of the lesser of (i) outstanding principal balance, (ii) market value, or (iii) investor take-out commitment price not to exceed 100% of outstanding principal balance.

        The following table summarizes our warehouse lines and repurchase facilities as of April 21, 2004:

Warehouse Lines and Repurchase Facilities
(in millions)

Counter-Party	Committed	Uncommitted	Total
Merrill Lynch	$500	$—	$500
Lehman Brothers	500	—	500
CSFB	500	—	500
JPMorgan Chase Bank	200	—	200
RFC	100	—	100
Countrywide	100	—	100
Guaranty Bank Warehouse Facility	50	—	50
Guaranty Bank Purchase Facility	—	50	50

Total	$1,950	$50	$2,000

        We also rely on our securitizations as an important capital resource and source of liquidity. In the past six months, we completed three securitizations of an aggregate of $1.8 billion of non-conforming loans held by us. Our current business strategy depends upon our ability to complete additional loan securitizations in the future. If we are unable to securitize efficiently the non-conforming loans in our portfolio, then our revenues for the duration of our investment in those loans could decline, which would lower our earnings for the time the loans remain in our portfolio. We cannot assure you that we will be able to complete loan securitizations in the future on favorable terms, or at all. Our securitization transactions are further described under the heading Business—Loan Sales and Loans Held for Investment—Loans Held for Investment beginning on page 94.

Contractual Obligations and Commitments

        We had commitments to fund approximately $112.0 million of conforming loan product and $302.4 million of non-conforming loan product at December 31, 2003. Interest rate lock commitments are considered derivatives under FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities," and as such, have been recorded at fair value as of December 31, 2003. This does not necessarily represent future cash requirements, as some of the commitments are likely to expire without being drawn upon or may be subsequently declined for credit or other reasons.

        We had forward delivery commitments to sell approximately $1.1 billion of loans at December 31, 2003, of which $94.5 million were mandatory sales of mortgage-backed securities and investor whole loan trades. The delivery commitments include a $742 million commitment to sell non-conforming loans during the period January 2004 through October 2004. The price of the loans we sell under this commitment resets monthly based on the then current two-year treasury rate. At December 31, 2003, we had a commitment to sell $325 million of treasury note forward contracts, which we used to hedge the interest rate risk of our non-conforming loans.

        The following table outlines the timing of payment requirements related to our commitments as of December 31, 2003. The principal maturity of the securitization financing reflects our estimate of the expected loan prepayments of the mortgage loans securing the debt. Actual maturity may vary from this estimate.

Payment Due by Period
(in thousands)

	Total	1 Year or Less	2-3 Years	4-5 Years	More Than 5 Years
Warehouse financing facilities—lines of credit	$214,642	$214,642	$—	$—	$—
Warehouse financing facilities—repurchase facilities	772,946	772,946	—	—	—
Securitization financing	$488,233	99,906	255,666	73,133	59,528
Deferred compensation	5,650	0	5,400	250	0
Operating leases	13,581	5,440	6,219	1,922	0

Total commitments	$1,495,052	$1,092,934	$267,285	$75,305	$59,528

Cash Flows

        For the year ended December 31, 2003, we had "negative operating cash flows" of $(84.7) million that primarily represents the net increase in our investment in mortgage loans held for sale. For the years ended December 31, 2002 and 2001, we had negative operating cash flows of $(481.2) million and $(171.4) million, respectively. Our operating cash flows, as presented in our consolidated statements of cash flow, exclude the net proceeds from mortgage warehouse financing used to support the increase in our investment in mortgage loans. We are required to show the net proceeds from, or repayments of, mortgage financing in our consolidated statements of cash flow as cash flow from financing activities and not as operating cash flow. For the years ended December 31, 2003, 2002 and 2001, we had net cash flow provided by financing activities of $1,096.8 million, $492.4 million and $171.3 million, respectively.

Impact of New Accounting Standards

        In November 2002, the FASB issued Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. Interpretation No. 45 also requires the recognition of a liability by a guarantor at the inception of guarantees. The liability is recognized for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required even if it is not probable that payments will be required under the guarantee, or if the guarantee was issued with a premium payment, or as part of a transaction with multiple elements. We currently have no guarantees or corresponding liabilities that require disclosure accounting and disclosure under this Interpretation.

        In January 2003, the FASB issued Interpretation No. 46R "Consolidation of Variable Interest Entities," which explains identification of variable interest entities and the assessment of whether to consolidate those entities. Interpretation No. 46 requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the involved parties. The provisions of Interpretation No. 46 are effective for all financial statements issued after January 1, 2003. We currently hold no significant variable interests in any entities that are not consolidated.

        In April 2003, the FASB issued Statement of Financing Accounting Standard No. 149 "Amendment of Statement 133 on Derivative Instrument and Hedging Activities." Statement No. 149 amends and clarifies the financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under Statement No. 133. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative, clarifies when a derivative contains a financing component, amends the definition of an underlying to conform it to language used in FIN No. 45, and amends other existing pronouncements. This statement is effective for contracts entered into or modified as of September 30, 2003 and for hedging relationships designated after September 30, 2003, with certain exceptions. The adoption of Statement No. 149 did not have a material impact on our business, financial condition or results of operations.

        In May 2003, the FASB issued Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," effective for financial instruments entered into or modified after May 31, 2003. This statement establishes standards for classifying and measuring financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement (such as obligations that a reporting entity can or must settle by issuing its own equity shares) as a liability rather than equity. Statement No. 150 has not had an effect on our financial results.

        In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes such loans acquired in a purchase business combination, but does not apply to loans originated by the entity. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management has not determined the effect, if any, of adoption of SOP 03-3.

Effect of Inflation

        Inflation affects us most significantly in the effect it has on interest rates and real estate values. Our level of loan originations is affected by the level and trends of interest rates. Interest rates normally increase during periods of high inflation (or in periods when the Federal Reserve Bank raises short-term interest rates in an attempt to prevent inflation) and decrease during periods of low inflation. In addition, inflation of real estate values increases the equity homeowners have in their homes and increases the volume of refinancing loans Fieldstone Mortgage can originate as borrowers draw down on the increased equity in their homes. We believe that real estate inflation will improve the performance of the loans originated by Fieldstone Mortgage in the past, reducing delinquencies and defaults, as borrowers protect or borrow against the equity in their homes.

Quantitative and Qualitative Disclosures About Market Risk

  General

        We carry interest-sensitive assets on our balance sheet that are financed by interest-sensitive liabilities. We are subject to interest rate risk because the interval for re-pricing of the assets and liabilities is not matched. An increase or decrease in interest rates would affect our net interest income and the fair value of our mortgage loans held for investment and held for sale as well as the related financing. We employ hedging strategies from time to time to manage the interest-rate risk inherent in our assets and liabilities. These strategies are designed to create gains when movements in interest rates would cause our cash flows or the value of our assets to decline and to result in losses when movements in interest rates cause our cash flows and/or the value of our assets to increase.

        We enter into interest rate swap contracts to exchange our LIBOR-based and monthly re-pricing indebtedness with fixed rate payments to mitigate interest rate risk associated with the portfolio of mortgage loans held for investment and the related indebtedness. In addition, we have purchased interest rate cap contracts to reduce the impact of a large and sudden increase in our LIBOR-based borrowing costs. At December 31, 2003, the fair value of the swap contracts was $(2.2) million on a notional balance of $695.6 million. The fair value of the interest rate caps was $1.9 million on a notional balance of $480.9 million with strike rates beginning at 1.18% and increasing to 3.29% and a weighted average strike rate of 1.95%. Both our interest rate swap contracts and the interest rate caps had maturity dates of less than two years as of December 31, 2003. As of December 31, 2002, we did not have any outstanding interest rate swaps or interest rate caps.

        The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of December 31, 2003. We have made certain assumptions in determining the timing of re-pricing of such assets and liabilities. One of the more significant assumptions is that all of our mortgage loans held for sale will be sold in the first six months of 2004. In addition, the timing of re-pricing or maturity of our mortgage loans held for investment and related financing is based on prepayment and loss assumptions which may be affected by changes in interest rates as well as other factors.

Description	0-6 Months	6 Months to 1 Year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total	Fair Value
Interest-sensitive assets:
Cash and cash equivalents:	$170,304	$—	$—	$—	$—	$—	$170,304	$170,304
Mortgage loans held for sale, net	510,384	—	—	—	—	—	510,384	523,303
Mortgage loans held for investment, net	157,436	141,923	1,000,931	12,090	3,789	10,672	1,326,841	1,361,965

Total interest-sensitive assets	838,124	141,923	1,000,931	12,090	3,789	10,672	2,007,529	2,055,572
Interest-sensitive liabilities:
Warehouse financing	987,588	—	—	—	—	—	987,588	987,588
Securitization financing	487,222	—	—	—	—	—	487,222	487,222

Interest rate swaps	(667,124)	78,127	588,997	0	0	0	0	(2,182)

Total interest-sensitive liabilities	807,686	78,127	588,997	0	0	0	1,474,810	1,474,810
Excess of interest-sensitive assets over interest-sensitive liabilities	30,438	63,796	411,934	12,090	3,789	10,672	532,719	580,762

Cumulative net interest-sensitive gap	$30,438	$94,234	$506,168	$518,258	$522,047	$532,719	$532,719	$580,762

        The following table illustrates the timing of the re-pricing of our interest-sensitive assets and liabilities as of December 31, 2002. Management has made certain assumptions in determining the re-pricing of these assets and liabilities, including that all of our mortgage loans held for sale were sold in the first six months of 2003.

Description	0-6 Months	6 Months to 1 Year	1-2 Years	3-4 Years	5-6 Years	Thereafter	Total	Fair Value
Interest-sensitive assets:
Cash and cash equivalents:	$13,300	$—	$—	$—	$—	$—	$13,300	$13,300
Mortgage loans held for sale, net	849,683						849,683	866,831
Mortgage loans held for investment, net.	—	—	—	—	—	—	—

Total interest-sensitive assets	862,983	—	—	—	—	—	862,983	880,131
Interest-sensitive liabilities:
Warehouse financing	789,424	—	—	—	—	—	789,424	789,424
Securitization financing	—
Notes payable	12,000	—	—	—	—	—	12,000	12,000

Total interest-sensitive liabilities	801,424	—	—	—	—	—	801,424	801,424
Excess of interest-sensitive assets over interest-sensitive liabilities	61,559	—	—	—	—	—	61,559	78,707

Cumulative net interest-sensitivity gap	$61,599	$61,599	$6,1599	$61,599	$61,599	$61,599	$61,599	$78,707

  Hedging

        We account for our derivatives and hedging activities in accordance with FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activity" (Statement No. 133), as amended by FASB Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." We recognize derivatives on our consolidated statements of condition at their fair value. In the normal course of business, we enter into contractual commitments to extend credit to finance one-to-four family homes. These commitments, which contain fixed expiration dates, become effective when the borrowers lock-in a specified interest rate within time frames established by us ("interest rate locks"). Interest rate risk arises for us on these commitments if interest rates move between the time of the lock-in of rates by the borrower and the sale of the loan. The interest rate locks related to loans that are intended to be sold are considered derivatives.

        To mitigate the effect of the interest rate risk on loans intended to be sold, inherent in providing rate lock commitments for loans from the lock-in date to the fund date, we enter into mandatory delivery forward sale contracts of mortgage-backed securities and treasury securities. Both the interest rate lock commitments, and the mandatory forward delivery contracts are undesignated derivatives under Statement No. 133, and accordingly are marked to market through earnings. Mark to market adjustments on interest rate lock commitments are recorded from the inception of the interest rate lock through the funding date of the underlying loan. We recognize any mark to market adjustment during the interest rate lock period in our current period earnings. As required by Statement No. 133, mark to market adjustments subsequent to funding are recorded only for those loans that have been designated as a qualifying hedge in accordance with Statement No. 133. Although the mandatory forward sales serve as an economic hedge of the loans, the loans have not been designated as a qualifying hedge under Statement No. 133 and are recorded at the lower of cost or market value.

        During the fourth quarter of 2003, we began to hedge the adverse effect of interest rate changes on cash flows as a result of changes in the benchmark interest rate, in this case, LIBOR, of the interest payments on warehouse financing and securitization financing (both variable rate debt) being hedged, by using derivatives classified as cash flow hedges under Statement No. 133. We enter into interest rate swap agreements to hedge the financing on our mortgage loans held for investment. When we enter into swaps, the swaps and their hedging relationships are identified, designated and documented. Once we establish the hedge relationship, for those derivative instruments designated as qualifying cash flow hedges, we report the effective portion of the change in fair value of the derivative during the hedge period as a component of other comprehensive income and reclassify the fair value change into earnings in the period or periods during which the hedged transaction affects earnings pursuant to Statement No. 133. We recognize the ineffective portion and/or remaining change in fair value of the derivative instrument in earnings in the current period.

        For derivative financial instruments not designated as cash flow hedge instruments, we recognize realized and unrealized changes in fair value in current period earnings during the period in which the changes occur or when the instruments are settled. When we discontinue hedge accounting because we determine that the derivative no longer qualifies as an effective hedge, we continue to record the derivative on our consolidated statement of condition at its fair value. We recognize any change in fair value of a derivative that no longer qualifies as effective in current period earnings. When we terminate a hedge, it is de-recognized at the time of termination. For terminated hedges or hedges that no longer qualify as effective, the effective portion previously recorded remains in other comprehensive income and continue to amortize or accrete the previously recorded amount into earnings over the original term of the hedges.

        We do not engage in speculative or other derivative trading activities.

        At December 31, 2003 and 2002, the fair value of our conforming interest rate lock commitments was $.09 million and $.48 million, and the corresponding fair value of mandatory forward sale commitments was $(.39) million and $(.94) million, respectively. In addition to these market adjustments for open interest rate locks and mandatory forward sales, at December 31, 2003 and 2002, a basis adjustment of $.22 million and $.78 million, respectively, related to the closed loans pending sale. This reflects the change in fair value during the interest rate lock period prior to funding, and is reflected as a component of mortgage loans held for sale on our consolidated statement of condition.

        To mitigate the interest rate risk associated with non-conforming loans, we enter into treasury note forward sales contracts. At December 31, 2003 and December 31, 2002, the fair value of the treasury note sales contracts was $(1.1) million and $(.71) million, respectively. The fair value of non-conforming interest rate lock commitments was $.08 million at December 31, 2003 and nominal at December 31, 2002, principally due to the brief time period from lock to fund date.

        As of December 31, 2003, we recorded a $2.2 million charge to other comprehensive income for the effective portion of the valuation loss on interest rate swaps with a notional balance of $695.6 million. Over the next twelve months, we estimate that the entire balance in accumulated other comprehensive income will be fully amortized through recognition of interest expense to current period earnings.

        In conjunction with our 2003-1 securitization, in October 2003, we purchased an interest rate cap agreement by paying a premium of $2.96 million, determined to be an economic hedge of the floating rate debt of the security. The mark to market valuation decrease of ($1.1) million has been charged to current period earnings. As of December 31, 2003, the fair value of the interest rate cap was $1.9 million and is included in other assets.

BUSINESS

Overview

        We are a fully integrated mortgage banking company that originates, securitizes, sells and services non-conforming and conforming single-family residential mortgage loans secured primarily by first liens. Our goal is to be an efficient, low-cost originator of high quality residential mortgages and to provide exemplary service to our customers. We retain a significant portion of our non-conforming loans in an investment portfolio financed by issuing mortgage-backed securities in order to realize the full economic value of these loans. We retain the servicing rights with respect to the non-conforming loans in our portfolio in order to monitor and improve their performance. We continue to sell a portion of the non-conforming loans and all of the conforming loans that we originate on a whole loan, servicing-released basis.

        We intend to elect to be taxed as a REIT, for federal income tax purposes, commencing with our taxable year ended December 31, 2003. We intend to distribute to our stockholders all or substantially all of our REIT taxable income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax. We intend to retain our net gains on sale of loans to build our capital base.

        In order to meet some of the requirements to qualify as a REIT, we conduct all of our loan origination, processing, underwriting, sales and servicing functions through Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary. Fieldstone Mortgage funds the conforming and non-conforming loans we intend to sell. Fieldstone Investment funds and owns the non-conforming loans we intend to retain in our investment portfolio. Fieldstone Investment pays Fieldstone Mortgage a fee for the origination services it provides for the non-conforming loans acquired for our investment portfolio.

        We originate our loans through our two primary divisions: non-conforming and conforming. Each division operates both wholesale and retail offices. We maintain a wholesale network of over 4,600 independent mortgage brokers, of which 3,967 are non-conforming loan brokers and 722 are conforming loan brokers. We operate our own network of non-conforming branch offices and conforming branch offices located in 27 states throughout the country. Fieldstone Mortgage is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. Fieldstone Mortgage continues to originate all of our conforming and non-conforming loans. However, with respect to non-conforming loans held for investment, Fieldstone Mortgage closes the loans using funds advanced by Fieldstone Investment and simultaneously assigns the loans to Fieldstone Investment.

        The conforming loans that we originate generally meet the underwriting criteria of the government-sponsored entities, Fannie Mae (formally, the Federal National Mortgage Association) and Freddie Mac (formally, the Federal Home Loan Mortgage Corporation), as well as the Federal Housing Association (FHA) or the Veterans Administration (VA). The borrowers of conforming loans generally have good credit payment histories and relatively low levels of consumer debt. Our non-conforming borrowers typically have good credit payment histories; however, their loans tend to have higher loan-to-value, or LTV, higher debt ratios than conforming borrowers and limited or no income documentation. When we originate mortgage loans to borrowers with higher credit risk, we seek to offset this risk by charging higher interest rates than would be charged to borrowers with better credit histories, lower overall debt levels, lower LTV ratios or better income documentation.

        The non-conforming loans that we originate are underwritten in accordance with our underwriting guidelines. We base our underwriting decisions on our assessment of the borrower's willingness and ability to pay, as reflected in the borrower's historical patterns of debt repayment, the amount of equity in the borrower's property, the borrower's debt ratios and other factors. Our underwriting philosophy is to analyze the overall situation of the borrower, evaluate carefully the value of the property securing the loan and take into account compensating factors that may be used to offset certain areas of credit weakness, while matching risk and price. We believe that we have developed underwriting processes and criteria that generate high quality borrower data and valid appraisals, give us the ability to make sound underwriting and pricing decisions and allow us to approve and fund loans efficiently.

        The following table shows our total originations of both non-conforming and conforming loans for the years ended December 31, 2003 and 2002*:

	Year Ended December 31, 2003		Year Ended December 31, 2002
	Loans Funded (in millions)	Percentage of Total	Loans Funded (in millions)	Percentage of Total
Non-Conforming	$5,201	69%	$2,548	62%
Conforming	2,294	31%	1,582	38%

Total	$7,495	100%	$4,130	100%

*
Includes loans we funded and loans we brokered to other mortgage companies.

        We finance our mortgage originations on a short-term basis through a variety of warehouse lines and repurchase facilities. We retain a substantial portion of our non-conforming loans in our investment portfolio on a long-term basis, financed largely by issuing mortgage-backed securities secured by these loans. These securitizations are structured as financings for accounting purposes; therefore, we do not recognize a gain or loss on our securitization of these loans. Following our securitizations of loans held for investment, the loans remain on our consolidated statement of condition as assets, the mortgage-backed securities remain on our consolidated statement of condition as liabilities, and we record interest income generated by the loans and recognize interest expense on the mortgage-backed securities over the life of the loans and corresponding mortgage-backed securities debt.

        We generate earnings from the non-conforming loans we retain primarily through net interest income, which is:

  •
  interest income we receive from loans

        less:

  •
  the interest expense paid under our warehouse lines and repurchase facilities and to the holders of the mortgage-backed securities;

  •
  losses due to defaults and delinquencies on the loans; and

  •
  servicing fees and general and administrative expenses that we must pay.

Our net interest income will vary based upon, among other things, the difference between the weighted average interest earned on the loans and the interest payable to our warehouse lenders and the holders of the mortgage-backed securities, the performance of the underlying loans and the amount and timing of borrower prepayments of the underlying loans.

        We sell all of the conforming loans as well as the non-conforming loans held for sale on a "servicing-released" basis, which means we sell the loans, together with the servicing rights to the buyer of the loans. These transactions are typically referred to as whole loan sales. We aggregate these loans into mortgage pools and sell these pools of mortgages to third parties on a servicing-released basis. We generally sell our loans held for sale within 45 days of funding. We perform the initial interim servicing functions for all of our loans. We intend to develop our servicing capability to allow us to permanently service the portfolio of non-conforming loans held for investment, but until this capability is developed, we contract with third parties to service these loans for us. We perform the initial interim servicing functions for these loans between the time of origination and the time of transfer of servicing to the long-term servicer of these loans, which is generally within 90 days after funding.

        Under our whole loan sale strategy, our income is generated primarily by:

  •
  the sale of loans at a premium to our weighted average origination costs (net of origination fee income); and

  •
  net interest income, the difference between the interest income we receive from the loans and our interest expense paid under our warehouse lines and repurchase facilities used to fund the loans.

        Upon completion of the 144A Offering, we became the successor to Fieldstone Holdings, and will elect to be taxed as a REIT for federal income tax purposes. Fieldstone Mortgage continues as our primary operating subsidiary. In order to meet some of the requirements to qualify as a REIT, we conduct all of our conforming loan origination, sales and servicing functions through Fieldstone Mortgage, our taxable REIT subsidiary. Our non-conforming loans are sourced, underwritten and processed by Fieldstone Mortgage. Fieldstone Mortgage funds the conforming and non-conforming loans that we hold for sale. Fieldstone Investment funds and owns the non-conforming loans that we retain in our investment portfolio and finances these loans by using available warehouse lines and repurchase facilities and issuing mortgage-backed securities. Fieldstone Investment pays Fieldstone Mortgage a fee for the origination services it provides for the non-conforming loans acquired for our investment portfolio. There may be circumstances, however, where Fieldstone Mortgage will fund one or more non-conforming loans that Fieldstone Investment will subsequently purchase from Fieldstone Mortgage. To the extent that Fieldstone Investment purchases mortgage loans from Fieldstone Mortgage, it will be required to purchase those loans at fair market value, and Fieldstone Mortgage will be subject to corporate income tax on any taxable gain recognized by it on the sale.

        Fieldstone Investment, and not Fieldstone Mortgage, holds our portfolio of non-conforming mortgage loans and will recognize any net interest income generated from the portfolio. Federal income tax law requires that a REIT distribute to its stockholders annually at least 90% of its REIT taxable income, excluding the retained earnings of any taxable REIT subsidiary it owns, but including dividends that are paid by the taxable REIT subsidiary to the REIT. In connection with these requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. Because the REIT distribution requirements are based upon taxable income, which is computed differently than GAAP income, our dividends will likely not be the same as our GAAP income, and there will likely be periods during which we are required to distribute amounts in excess of our GAAP income. Our taxable REIT subsidiary, Fieldstone Mortgage, will retain any income it generates net of any tax liability it incurs on that income. Any distributions we make in the future will be at the discretion of our board of directors, and the amount will depend upon, among other things, our actual results of operations.

Our Industry

        The residential mortgage loan market is the largest consumer finance market in the United States. According to the April 15, 2004 forecast of the Mortgage Bankers Association of America (MBAA), lenders in the United States originated over $3.81 trillion in single-family mortgage loans in 2003 and are projected to originate approximately $2.57 trillion in 2004 and $1.96 trillion in 2005. We believe that this decline from the 2003 levels will be primarily attributable to a reduction in refinancing of conforming loans as interest rates remain stable or rise.

        Generally, the residential mortgage industry is segmented by the size of the loan and credit characteristics of the borrower. Mortgage loans that conform to Fannie Mae, Freddie Mac, FHA and

VA guidelines for both size and borrower credit characteristics are called conforming mortgages. All other mortgage loans are considered non-conforming loans either because of the size of the loans (referred to as jumbo mortgages) or the characteristics of the borrowers' credit profiles (generally referred to as Alt-A, non-conforming and/or sub-prime mortgages). We believe that non-conforming loan originations have been a less cyclical segment of the mortgage industry because they are less interest rate sensitive than conforming mortgages and refinancings. Non-conforming borrowers tend to focus more on their payments, taking debt consolidation into account, and less on the interest rate they are paying. We believe the non-conforming segment of the mortgage industry provides an opportunity for us to build a portfolio of well originated and well serviced non-conforming loans, with a goal to generate higher risk-adjusted returns on investment than would be available from a portfolio based either on purchased non-conforming loans or on conforming mortgage loans. We believe that our experience as an originator with a comprehensive process for credit evaluation, risk-based pricing and effective loss mitigation will provide us over time with a significant advantage compared with other portfolio lenders that do not have a comparable origination business.

Our Strategy

        Our goal is to maximize stockholder value by building and managing a portfolio of high quality residential mortgages we originate. We intend to execute our strategy by:

  •
  continuing to originate high quality residential loans, based on our intensive underwriting of borrower data and collateral value, in order to minimize defaults and losses;

  •
  building a portfolio of loans with superior risk-adjusted returns to offer our stockholders high quality earnings and stable dividends based on managing our levels of leverage and the levels of equity in our securitizations;

  •
  selling a portion of our non-conforming loans and all of our conforming loans from our taxable REIT subsidiary, and retaining all or a portion of our after tax income in our taxable REIT subsidiary to provide additional capital to support the growth of our business;

  •
  providing exemplary service to our customers, while maintaining an efficient and low-cost residential mortgage loan origination business;

  •
  managing our financial leverage carefully in order to enhance our returns while limiting the related risk;

  •
  expanding our presence on a selective, opportunistic basis in geographic markets that show potential for growth and where we have identified qualified personnel, expanding our retail referral sources and providing outsourced loan origination services to third-party financial service businesses;

  •
  increasing the use of technology to streamline further our loan origination and underwriting processes and strengthen relationships with borrowers and brokers by utilizing new loan origination software programs and credit evaluation programs and to enhance our relationship with wholesale loan brokers by providing them with the ability to quickly enter loan submissions and obtain fast screening responses in a secure, on-line environment;

  •
  collecting comprehensive performance data on our portfolio to refine our risk-based pricing to help us improve the performance of our loans and provide the opportunity to obtain attractive pricing terms on our securitizations; and

  •
  establishing a servicing operation to enhance the performance of our retained portfolio.

Our Competitive Advantages

        We believe that the following competitive advantages will enable us to continue to expand our business:

  •
  Corporate Culture of Integrity, Service, Efficiency and Teamwork. We have grown over the past nine years with a focus on the integrity of our personnel and our loans, a commitment to customer service and a commitment to constant improvement of our operations to achieve higher service levels, greater efficiencies and lower costs. Our entire team, including senior management, regional managers, branch managers, loan originators, processors, underwriters, funders and shippers, together with the quality control, secondary, shipping, servicing, information systems, accounting, finance and treasury employees in our home office, work as a team in the loan origination, sales, interim servicing and securitization process. Our philosophy is that each aspect of originating a loan, from setting underwriting guidelines to processing loan applications to funding loans to entering loan data, is equally important in the origination process. We believe that our culture, together with an incentive compensation program based on a combination of volume, profitability, efficiency and quality, has resulted in high quality loans, an efficient operation and relatively low employee turnover.

  •
  Disciplined and Efficient Underwriting Guidelines and Supporting Processes and Technology. We have a disciplined approach to underwriting mortgage loans using complex and integrated risk management techniques, together with effective implementation of technology to support operating efficiency and to lower our costs, maintain credit decision consistency and drive loss mitigation efforts. We believe that this allows us to make reliable and timely credit underwriting decisions and to offer a competitive price, thereby positioning us as a high quality, low-cost originator and providing us with the ability to continue to increase our loan originations in the increasingly competitive residential mortgage industry.

  •
  Quality Customer Service. Our skilled loan officers and account executives work closely with our customers and our internal customer-focused processing and underwriting teams to provide high quality service and to be responsive to borrowers' and brokers' needs. We believe our focus on service, quality and efficiency results in increased originations through referrals and repeat business from brokers and other financial service companies that are highly satisfied with our underwriting and funding processes.

  •
  Comprehensive Product Offering. We offer a wide array of loan products to our customers, including conforming loans and non-conforming loans, such as FHA loans, VA and jumbo loans. We offer all of these loans as fixed-rate loans or adjustable-rate mortgage loans (ARMs), including hybrid loans with an initial fixed interest rate that subsequently converts to an adjustable rate. We believe that our loan products provide us access to a larger number of prospective borrowers and brokers and enables us to maintain a high volume of loan originations.

  •
  Operational Flexibility. Our structure and business strategy provide us with the flexibility to both retain a portion of the non-conforming loans that we originate in our portfolio and sell the balance of the loans that we originate for cash. We believe that this flexibility allows us to provide a broader product offering, manage our cash flows and leverage and respond to the market environment and, therefore, enhance the return on our stockholders' equity.

  •
  Management Experience and Expertise. Our management team has an average of over 16 years of experience in mortgage banking, securitization and specialty finance businesses. Our experienced management team has developed the comprehensive and quality originating processes, procedures and technology that we believe help to position us as a high quality, low-cost, customer-focused residential mortgage loan originator.

  •
  Ability to Securitize. We completed our first three securitizations in the past six months. In connection with these securitizations, we believe that we (i) established a credible relationship with various nationally recognized rating organizations, (ii) began to establish a track record with investors in mortgage-backed securities and (iii) began to monitor a number of performance characteristics of each loan pool. Securitization is an effective source of financing for the loans in our portfolio because it allows us to match the maturities of our debt with the anticipated prepayments of our loans. We believe that building a successful securitization track record will facilitate our ability to execute additional securitizations and create a continued source of long-term financing for our portfolio in the future.

Our Loan Products

        We originate both conforming and non-conforming loans. Conforming loans meet the underwriting criteria required for a mortgage loan to be saleable to a federally owned or sponsored mortgage agency, such as Ginnie Mae, Fannie Mae or Freddie Mac, the borrowers of which generally have good credit payment histories and relatively low levels of consumer debt, or are eligible for government guaranteed mortgages. Non-conforming loans generally do not meet the eligibility requirements of Ginnie Mae, Fannie Mae or Freddie Mac because of the borrowers' cash flows, credit history, the collateral values or income documentation. Non-conforming borrowers generally have strong credit backgrounds, but tend to have higher LTV ratios, higher debt ratios than conforming borrowers or less income documentation.

        We offer a wide variety of fixed-rate loans and ARMs, which include hybrid loans. In addition, while a substantial portion of the loans we make are secured by first priority mortgage liens on the underlying property, we also offer loans secured by second priority liens.

        The following table contains information regarding our total loan originations*:

	Year Ended December 31,
	2003	2002	2001	2000
	(in thousands)
Non-Conforming Loans	$5,201,462	$2,548,376	$1,248,940	$737,346
As a percentage of total originations	69%	62%	53%	60%
Conforming Loans	$2,293,773	$1,581,673	$1,105,891	$485,189
As a percentage of total originations	31%	38%	47%	40%

Total Originations	$7,495,235	$4,130,049	$2,354,831	$1,222,535

*
Includes loans we funded and loans we brokered to other mortgage companies.

  Non-Conforming Loan Products

        We offer a variety of fixed-rate mortgage loans and ARMs to non-conforming borrowers. We consider a combination of factors in deciding whether to approve these loans, including the borrower's income documentation, the LTV, the borrower's mortgage and consumer credit payment history, the property type and the credit score necessary to qualify under a particular program. Nevertheless, each program relies upon our analysis of each borrower's ability to repay the loan according to its terms, the risk that the borrower will not repay, the fees and rates we charge, the value of the collateral, the benefit we believe we are providing to the borrower and the loan amounts relative to the risk we believe we are taking.

        We underwrite non-conforming loans to meet the specific guidelines of one of our five first-lien loan programs and, if applicable, one of our three second-lien loan programs. In practice, we close virtually all second liens in conjunction with a first lien as a simultaneous closing. Each of our first-lien and second-lien programs, described briefly below, has unique loan features. However, we apply our general underwriting procedures and standards and our compliance guidelines consistently across all programs:

  •
  Wall Street: The Wall Street program is both FICO and mortgage history driven and offers loans for borrowers with Alt-A credit. This program offers both first and second liens.

  •
  Bay Street: The Bay Street program is FICO driven and offers high LTV loans (up to 95%) for borrowers with strong subprime credit. This program offers first liens only.

  •
  High Street: The High Street program utilizes traditional credit underwriting and offers high LTV loans (up to 100%) for borrowers with strong credit histories and good subprime credit. This program offers both first and second liens.

  •
  Main Street: The Main Street program offers lower LTV loans for borrowers with subprime credit. This program offers first liens only.

  •
  South Street: The South Street program is FICO driven and offers lower LTV loans (up to 70%) for borrowers with limited credit. This program offers first liens only and does not allow subordinate financing.

  •
  42nd Street: The 42nd Street program is FICO and mortgage history driven and offers fixed-rate second liens at high LTV's (up to 100%) for borrowers with Alt-A credit.

        Any of our first lien programs (except South Street) may be combined with one of our second lien programs; for example, a High Street first lien can close simultaneously with a Wall Street second lien. Allowable LTVs and combined first and second LTVs, or CLTVs, for each program are identified within the individual program guidelines

  Conforming Loan Products

        We offer a variety of fixed-rate mortgage loans and ARMs to our conforming borrowers. The primary factors considered in approving these loans are the borrower's credit history and the Fannie Mae and Freddie Mac criteria. The types of loans we offer through our conforming division (which does business as Broad Street Mortgage Co.) consist of:

  •
  Conventional Loans. Loans that meet the underwriting standards of Fannie Mae and Freddie Mac. These conventional loans are considered by us to be of the A+ and A risk classifications.

  •
  FHA Loans. Loans to buyers who qualify through the Federal Housing Authority's loan guarantee program, designed to help give prospective home buyers the opportunity to qualify for a mortgage when they may not otherwise qualify. The Department of Housing and Urban Development assumes some of the risk on the loan by providing levels of guarantees. In addition, borrowers can generally purchase a home with as little as a 3% down payment.

  •
  VA Loans. Loans guaranteed by the Veterans Administration pursuant to a loan guarantee program available to qualified veterans of the U.S. armed services. This guarantee provides protection to us and the purchaser of our VA loans against defaults and delinquencies, and enables veterans to obtain mortgages when they might not otherwise qualify, and with little to no down payment.

  •
  Jumbo Loans. Loans that generally meet the underwriting standards of Fannie Mae and Freddie Mac, except for the amount of the loan. Fannie Mae and Freddie Mac are prohibited from owning or guaranteeing single-family residential mortgage loans with balances greater than a certain dollar limit set annually (currently $333,700). Loans with balances in excess of this amount are referred to as jumbo loans. We offer jumbo loans of up to $500,000 to borrowers whose loans fall within the A+ and A risk classifications.

Underwriting

        We underwrite each non-conforming loan that we originate in accordance with our underwriting guidelines. We have developed underwriting processes and criteria that we believe generate high quality loans and give us the ability to approve and fund loans quickly. Our underwriting guidelines are designed to help us evaluate a borrower's credit history, capacity, willingness and ability to repay the loan and the value and adequacy of the collateral. For our non-conforming loans we review the borrower's credit history from all three nationally recognized credit bureaus. We underwrite and process all of our conforming loans according to the automated underwriting systems of Fannie Mae, Freddie Mac or others, or are underwritten by our correspondent or the purchaser on a pre-funded basis. In addition, for our conforming loans we review credit scores derived from the borrower's credit history by one or more nationally recognized credit scoring models.

        For many of our higher debt ratio and LTV loans, we do not allow exceptions to our underwriting guidelines. However, for lower LTV loans or for borrowers with lower debt ratios, our underwriting policy is to analyze the overall situation of the borrower and to take into account compensating factors that may be used to offset areas of weakness. These compensating factors include credit scores, proposed reductions in the borrower's debt service expense, employment stability, number of years in residence and net disposable income. Based upon this analysis and the information generated by our FieldScore software, we can make pre-qualification decisions generally within ten minutes. We then determine loan terms and conditions to produce loans that we believe are appropriately priced relative to principal amount and other factors, meet our quality standards and are profitable. Our underwriting process and guidelines require a rigorous application review and documentation designed to maximize the value of our mortgage loans. We do not permit variations from our guidelines without significant equity in the property securing the loan. For the year ended December 31, 2003, we funded the loans that we originated within an average of 28 days after we received the application.

        Our Underwriting Personnel.    All of our non-conforming loans are underwritten by our on-staff underwriting personnel. We do not delegate underwriting authority to any broker or third party. Our underwriters review each non-conforming loan in one of our 11 regional funding centers. We perform our conforming loan underwriting using our on-staff underwriting personnel or by contract personnel dedicated to one of our branches. We regularly train our loan originators on emerging trends in production, and we believe that our originators and underwriters are highly qualified and experienced and are familiar with our underwriting guidelines. Despite the large numbers of new hires we made during expansion of our origination platform, the average tenure of our branch employees is 1.3 years. We believe that our regionalized underwriting process provides us with the ability to fund loans faster than many of our competitors, and the experience of our loan originators and branch managers, our information systems and our rigorous quality control process ensure the continued high quality of our loans.

        Our Underwriting Guidelines.    Our underwriting guidelines are established by our credit committee, which is composed of our President, Executive Vice President-Secondary Marketing and Chief Credit Officer. The credit committee meets regularly with our production and operations managers to review proposed changes to underwriting guidelines. If an individual loan application does not meet our formal written underwriting guidelines, but the underwriter is confident both that the borrower has the ability and willingness to pay and that the property provides adequate collateral for the borrower's obligations, our loan origination teams and underwriters can make underwriting exceptions with a manager's written approval. These exceptions must be within our formal exception policies and approval authorities. We may, from time to time, apply underwriting criteria that are either more stringent or more flexible depending upon the economic conditions of a particular geographic market.

        Credit Classifications.    A critical function of our underwriting process is to identify the level of credit risk associated with each applicant for a mortgage loan. We have established six principal classifications, "A+" to "D," with respect to the credit profile of potential borrowers, and we assign a rating to each loan based upon these classifications. We assign credit grades by analyzing mortgage payment history, consumer credit history, credit score, bankruptcy history and debt-to-income ratio. For the year ended December 31, 2003, only 4% of our loans had a credit grade lower than A-. We classified 40.48% of the loans originated by us as A+, 52.71% as A, 2.96% as A-, 2.60% as B, 1.06% as C and 0.19% as D.

  First Priority Lien Programs

        The following tables set forth our LTV and debt service-to-income ratio maximums for our core non-conforming loan programs based upon documentation type, property type and credit (see "Underwriting—Employment, Income and Asset Verification and Source of Funds"):

Wall Street—Single Family, PUD, Condo and 2-4 Units
(FICO-Driven Program)

					LTV (in %)				(in %)
	FICO Score	Housing History	Consumer Credit	Time Elapsed Since BK / FC	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio*
A	660+	1x30	Not considered	24 mo BK/ 36 mo FC	80	80	80	80	50
	620-659	1x30	Not considered	24 mo BK/ 36 mo FC	80	80	80	80	50

*
Debt Ratio Exceptions to 55% are allowed under the following circumstances:

•
Owner Occupied, Full Doc only (Bank Statement not allowed);
•
Minimum 640 score for Primary Wage Earner;
•
No 2-4 unit purchases;
•
Borrowers with previous bankruptcies or foreclosures are not eligible; and
•
Disposable income must meet the following limits: $600 for the first family member and $250 for each member thereafter.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development;
LTV=Loan to Value; FICO=Fair Isaac & Company; Housing History=# of 30-day delinquencies in last 12 months

Bay Street—Single Family, PUD, Condo and 2-4 Units
(FICO-Driven Program)

						LTV (in %)				(in %)
				Time Elapsed Since BK / FC
	FICO Score	Housing History	Consumer Credit		Property Type	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio*
A	625+ 600-624 575-599	N/A**	Not considered	24 months BK and FC	SFD, PUD, Row, Condo	95 95 90	90 80 75	90 85 80	*** *** ***	50
A	625+ 600-624 575-599	N/A**	Not considered	24 months BK and FC	2-4 Unit	95 95 90	85 75 75	85 85 80	*** *** ***	50

*
Bay Street allows for 55% Debt Ratio for Full Doc loans with CLTV's less than or equal to 85%. Bay Street also allows for an exception to the 55% Maximum Debt Ratio for Full Doc loans with CLTV's greater than 85% but less than or equal to 95% under the following circumstances:
•
Owner Occupied, Full Doc only (Bank Statement not allowed);
•
Minimum 640 score for Primary Wage Earner;
•
No 2-4 unit purchases;
•
Borrowers with previous bankruptcies or foreclosures are not eligible; and
•
Disposable income must meet the following limits: $600 for the first family member and $250 for each member thereafter.

**
Prior mortgage loan cannot be more than one month delinquent at origination of new loan with Fieldstone Mortgage. If housing history is not reported and rated on the credit report, a maximum of 2x30 is allowed within the last 12 months as reported by the verification or mortgage or rent.

***
No programs were available.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development;
LTV=Loan to Value; FICO=Fair Isaac & Company; Housing History=# of 30-day delinquencies in last 12 months

High Street—Single Family, PUD, Condo and 2-4 Units*

						LTV (in %)				(in %)
					Time Elapsed Since BK/FC
	FICO Score	Housing History	Consumer Credit >90%	Consumer Credit 90%		Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio
A+	680 640 580	0x30	0x30 major OR 640	2x30	24 mo BK/ 36 mo FC	100 100 100	100 90 85	80 80 80	75 75 75	50 (55% with ›640 score)
A	680 640 580 540	1x30	2x30 major OR 610	5x30	24 mo BK/ 36 mo FC	100 100 100 90	100 90 85 85	75 75 75 75	75 75 75 75	50 (55% with ›640 score)
B+	500	2x30	N/A	5x30, 2x60	24 mo	90	75	**	**	50
B	500	3x30 1x60	N/A	3x60, 1x90	24 mo	85	70	**	**	50
C+	500	2x60	N/A	2x90	24 mo	75	65	**	**	50
C	500	0x90	N/A	500 score	12 mo	70	60	**	**	50

*
2-4 Unit refis OK at max LTV. 2-4 Unit purchase Full Doc to max 90% LTV/CLTV available on A+, A and B+ only.

**
No programs were available.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development;
LTV=Loan to Value; FICO=Fair Isaac & Company; Housing History-# of 30-, 60- or 90-delinquencies in last 12 months;
Consumer Credit ≥90%=History of consumer delinquency for loans where LTV >90%

Main Street—Single Family, PUD, Condo and 2 Units
3-4 units require a 5% LTV reduction

				LTV (in %)				(in %)
	Housing History	Consumer Credit	Time Elapsed Since BK/FC	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio*
A	1x30	30's, No 60's	24 mo	90	80	85	**	50
A	3x30	30's, Isolated 60's	24 mo	90	80	80	**	50
B	1x60	60's, Isolated 90's	18 mo	85	75	75	**	50
C	1x90	90's, Isolated 120's	12 mo	80	70	70	**	50
D	No NOD	500 score	Less than 12 mo	70	**	**	**	50

*
Main Street allows for 55% Debt Ratio for Full Doc loans with CLTV's less than or equal to 85%. Main Street also allows for an exception to the 55% Maximum Debt Ratio for Full Doc loans with CLTV's greater than 85% but less than or equal to 90% under the following circumstances:
•
Owner Occupied, Full Doc only (Bank Statement not allowed);
•
Minimum 640 score for Primary Wage Earner;
•
No 2-4 unit purchases;
•
Borrowers with previous bankruptcies or foreclosures are not eligible; and
•
Disposable income must meet the following limits: $600 for the first family member and $250 for each member thereafter.

**
No programs were available.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development; LTV=Loan to Value;
FICO=Fair Isaac & Company; NOD=Notice of Default; Housing History=# of 30-, 60- or 90-day delinquencies in last 12 months

South Street—Single Family, PUD, Condo and 2 Units*

					LTV (in %)				(in %)
	FICO Score	Housing History	Consumer Credit	Time Elapsed Since BK/FC	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio
A	575	N/A**	Not considered	1 Day BK / 12 mo FC	70	70	70	70	Full Doc 55% Stated 50%

*
South Street Program implemented on February 2, 2004.

**
Prior mortgage loan cannot be more than one month delinquent at closing.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development;
LTV=Loan to Value; FICO=Fair Isaac & Company

  Second Priority Liens

        The following tables set forth our CLTV and debt service-to-income ratio maximums for our core second lien non-conforming loan programs based upon documentation type, property type, and credit (see "Underwriting—Employment, Income and Asset Verification and Source of Funds"):

42nd Street—Single Family, PUD, Condo and 2-Units
(FICO-Driven Program)

						CLTV (in %)				(in %)
	FICO Score	Housing History	Consumer Credit	Time Elapsed Since BK/FC	Property Type	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio*
A	620+	0x30	0x90	24 mo BK/ 36 mo FC	SFD/PUD	100	**	90	**	50
	620+	0x30	0x90	24 mo BK/ 36 mo FC	Condo	100	**	80	**	50
	620+	0x30	0x90	24 mo BK/ 36 mo FC	2-Unit	100	**	**	**	50
A	620+	1x30	0x90	24 mo BK/ 36 mo FC	SFD/PUD	100	**	80	**	50
	620+	1x30	0x90	24 mo BK/ 36 mo FC	Condo	100	**	80	**	50
	620+	1x30	0x90	24 mo BK/ 36 mo FC	2- Unit	100	**	**	**	**
A	620+	2x30	0x90	24 mo BK/ 36 mo FC	SFD/PUD	90	**	80	**	50
	620+	2x30	0x90	24 mo BK/ 36 mo FC	Condo	90	**	80	**	50
	620+	2x30	0x90	24 mo BK/ 36 mo FC	2- Unit	90	**	**	**	**

*
42nd Street also allows for an exception to the 50% Maximum Debt Ratio under the following circumstances:
•
Owner Occupied, Full Doc only (Bank Statement not allowed);
•
Minimum 640 score for Primary Wage Earner;
•
No 2-4 unit purchases;
•
Borrowers with previous bankruptcies or foreclosures are not eligible; and
•
Disposable income must meet the following limits: $600 for the first family member and $250 for each member thereafter.

**
No programs were available.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development;
CLTV=Combined Loan to Value; FICO=Fair Isaac & Company; Housing History=# of 30-day delinquencies in last 12 months

Wall Street—Single Family, PUD, Condo and 2-4 Units
(FICO-Driven Program)

						CLTV (in %)				(in %)
	FICO Score	Housing History	Consumer Credit	Time Elapsed Since BK/FC	Property Type	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio*
A	>710	0x30	Not considered	24 mo BK/ 36 mo FC	SFD/PUD	100	100	95	90	50
	660-710	0x30	Not considered	24 mo BK/ 36 mo FC	SFD/PUD	100	100	95	90	50
	620-659	0x30	Not considered	24 mo BK/ 36 mo FC	SFD/PUD	100	100	90	90	50
A	>710	0x30	Not considered	24 mo BK/ 36 mo FC	Condo	100	100	90	90	50
	660-710	0x30	Not considered	24 mo BK/ 36 mo FC	Condo	100	100	90	90	50
	620-659	0x30	Not considered	24 mo BK/ 36 mo FC	Condo	100	100	90	90	50
A	>710	0x30	Not considered	24 mo BK/ 36 mo FC	2-4 Unit	100	95	90	90	50
	660-710	0x30	Not considered	24 mo BK/ 36 mo FC	2-4 Unit	100	95	90	90	50
	620-659	0x30	Not considered	24 mo BK/ 36 mo FC	2-4 Unit	95	90	90	**	50

*
Wall Street also allows for an exception to the 50% Maximum Debt Ratio, under the following circumstances:
•
Owner Occupied, Full Doc only (Bank Statement not allowed);
•
Minimum 640 score for Primary Wage Earner;
•
No 2-4 unit purchases;
•
Borrowers with previous bankruptcies or foreclosures are not eligible; and
•
Disposable income must meet the following limits: $600 for the first family member and $250 for each member thereafter.

**
No programs were available.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development; CLTV=Combined Loan to Value;
FICO=Fair Isaac & Company; Housing History=# of 30-day delinquencies in last 12 months

High Street—Single Family, PUD, Condo and 2-4 Units*

						LTV (in %)				(in %)
	FICO Score	Housing History	Consumer Credit >90%	Consumer Credit 90%	Time Elapsed Since BK/FC	Full Doc Owner Occupied	Stated Owner Occupied	Full Doc Non-Owner Occupied	Stated Non-Owner Occupied	Maximum Debt Ratio*
A+	680 640 580	0x30	0x30 major OR 640	2x30	24 mo BK/ 36 mo FC	100 100 100	100 90 ***	*** *** ***	*** *** ***	50 (55% with ›640 score)
A	680 640 580	1x30	2x30 major OR 610	5x30	24 mo BK/ 36 mo FC	100 100 100	100 90 ***	*** *** ***	*** *** ***	50 (55% with ›640 score)
B+	580	2x30	N/A	5x30, 2x60	24 mo	90	***	***	***	50
B	580	3x30 1x60	N/A	3x60, 1x90	24 mo	85	***	***	***	50

*
2-4 Unit refis OK at max LTV. 2-4 Unit purchase Full Doc to max 90% CLTV available on A+, A and B+ only.

**
High Street also allows for an exception to the 50% Maximum Debt Ratio, under the following circumstances:
•
Owner Occupied, Full Doc only (Bank Statement not allowed);
•
Minimum 640 score for Primary Wage Earner;
•
No 2-4 unit purchases;
•
Borrowers with previous bankruptcies or foreclosures are not eligible; and
•
Disposable income must meet the following limits: $600 for the first family member and $250 for each member thereafter.

***
No programs were available.

BK=Bankruptcy; FC=Foreclosure; SFD=Single Family Dwelling; PUD=Planned Urban Development; CLTV=Combined Loan to Value;
FICO=Fair Isaac & Company; Housing History=# of 30- or 60-day delinquencies in last 12 months;
Consumer Credit >90%=History of consumer delinquency for loans where LTV >90%

        Loan Production by Borrower Risk Classification.    The following tables set forth information about our loan production by borrower risk classification*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Non-Conforming
Total Originations	$5,201,462	$2,548,376	$1,248,940
A+ Credit Grade Loans
Percentage of total fundings	14.78%	12.63%	22.71%
Combined weighted average initial LTV	94.96%	92.06%	88.26%
Combined weighted average initial CLTV	96.44%	93.86%	95.16%
Weighted average interest rate:
FRMs	7.68%	8.73%	10.38%
ARMs	7.10%	8.05%	9.08%
Margin—ARMs	5.60%	5.54%	5.51%
A Credit Grade Loans
Percentage of total fundings	75.48%	79.18%	60.31%
Combined weighted average initial LTV	84.98%	85.23%	84.13%
Combined weighted average initial CLTV	94.05%	93.87%	92.41%
Weighted average interest rate:
FRMs	8.62%	9.61%	10.74%
ARMs	6.84%	7.96%	8.93%
Margin—ARMs	5.60%	5.56%	5.40%
A- Credit Grade Loans
Percentage of total fundings	4.24%	3.61%	6.32%
Combined weighted average initial LTV	82.80%	83.38%	83.66%
Combined weighted average initial CLTV	84.10%	86.47%	84.94%
Weighted average interest rate:
FRMs	8.32%	8.76%	11.12%
ARMs	7.52%	8.49%	9.84%
Margin—ARMs	5.73%	5.82%	6.15%
B Credit Grade Loans
Percentage of total fundings	3.72%	3.04%	7.86%
Combined weighted average initial LTV	80.55%	80.69%	82.12%
Combined weighted average initial CLTV	82.12%	85.43%	83.51%
Weighted average interest rate:
FRMs	8.40%	9.02%	10.35%
ARMs	7.81%	8.78%	10.18%
Margin—ARMs	5.74%	5.93%	6.36%
C Credit Grade Loans
Percentage of total fundings	1.52%	1.34%	2.42%
Combined weighted average initial LTV	72.76%	73.05%	73.79%
Combined weighted average initial CLTV	73.60%	81.66%	74.68%
Weighted average interest rate:
FRMs	9.29%	10.36%	10.84%
ARMs	8.53%	9.35%	10.98%
Margin—ARMs	5.75%	6.11%	7.23%
D Credit Grade Loans
Percentage of total fundings	0.27%	0.19%	0.38%
Combined weighted average initial LTV	66.47%	66.63%	67.92%
Combined weighted average initial CLTV	67.63%	72.42%	68.46%
Weighted average interest rate:
FRMs	9.40%	0.00%	12.23%
ARMs	9.15%	10.13%	11.90%
Margin—ARMs	5.67%	6.43%	8.03%

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Conforming
Total Originations	$2,293,773	$1,581,673	$1,105,891
Combined weighted average initial LTV	73.68%	75.92%	83.25%
Weighted average interest rate:
FRMs	5.77%	6.53%	7.17%
ARMs	4.70%	5.57%	6.44%
Margin—ARMs	2.58%	2.64%	2.49%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        Borrower Information.    Each applicant is required to complete a mortgage loan application that includes information we evaluate with respect to the applicant's liabilities, income, credit history, employment history and personal information. We require that the credit report for each conforming loan applicant contain data from at least one national credit reporting agency, and we require that credit reports for each non-conforming loan applicant contain data from all three national credit reporting agencies. The credit report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. The applicant must address to our satisfaction all derogatory credit items occurring within specified periods, which vary depending on loan program and credit grade.

        Loan Production by Borrower's Credit Score.    The following tables set forth information about our loan production based upon borrowers' credit scores obtained from one or more of the three principal credit bureaus*:

	Year Ended December 31,
	2003	2002	2001
Non-Conforming
Credit Score
Average Credit Score	656	647	632
> 800	0.13%	0.09%	0.05%
800 to 751	5.40%	3.99%	2.74%
750 to 726	6.30%	4.82%	3.30%
725 to 701	9.73%	7.69%	5.50%
700 to 676	14.77%	13.16%	10.20%
675 to 651	18.19%	17.48%	14.66%
650 to 626	15.37%	18.37%	20.97%
625 to 601	10.33%	11.88%	13.65%
600 to 576	7.98%	8.89%	11.02%
575 to 551	5.36%	6.07%	8.19%
550 to 526	4.70%	5.23%	6.32%
525 to 501	1.71%	2.30%	3.25%
<= 500	0.04%	0.02%	0.17%
Unavailable	0.00%	0.00%	0.00%
	Year Ended December 31,
	2003	2002	2001
Conforming
Credit Score
Average Credit Score	708	698	680
> 800	2.87%	2.09%	0.67%
800 to 751	29.50%	26.66%	15.00%
750 to 726	14.01%	12.53%	9.42%
725 to 701	12.66%	12.09%	10.42%
700 to 676	12.72%	11.08%	11.99%
675 to 651	14.38%	11.91%	11.03%
650 to 626	6.15%	13.83%	9.78%
625 to 601	3.62%	4.20%	8.17%
600 to 576	1.82%	2.76%	5.81%
575 to 551	1.19%	1.53%	3.12%
550 to 526	0.78%	0.82%	2.12%
525 to 501	0.24%	0.44%	0.66%
<= 500	0.05%	0.08%	0.14%
Unavailable	0.00%	0.00%	11.67%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        Property and Appraisal Information.    We require a full appraisal of each property proposed to be pledged as collateral for a loan in connection with the origination of each loan. Licensed, third-party, fee-based appraisers perform the appraisals. These appraisals include, among other things, an inspection of the exterior and interior of the subject property. We also require that appraisals address neighborhood conditions, site and zoning status and the condition and value of improvements. Following each appraisal, the appraiser prepares a report that includes cost analyses (when appropriate) based upon both the current cost of constructing a similar home and a market value analysis based upon recent sales of comparable homes in the area. Appraisals generally conform to the Uniform Standards of Professional Appraisal Practice and must be on forms acceptable to Fannie Mae and Freddie Mac. Before we fund any mortgage loan, a non-affiliated appraisal review firm or one of our qualified underwriters reviews every appraisal using additional data to evaluate the appraisal. In accordance with our appraisal review process, we order either automated valuation models (AVMs), desk reviews, field reviews or second full appraisals on substantially all of our non-conforming loans to validate the appraisals. Our appraisal review process mandates that we validate all appraisals unless, in limited circumstances, our underwriter certifies the value of the property without review. The appraisal may not be more than 360 days old on the day the loan is funded. If the date of the appraisal is between 180 and 360 days, we require a recertification of value from the original appraiser.

        Employment, Income and Asset Verification and Source of Funds.    Our underwriting guidelines require verification of the income of each applicant pursuant to our loan programs. Under each of these loan programs, we review the loan applicant's source of income, calculate the amount of income from sources indicated on the loan application or similar documentation, and calculate debt service-to-income ratios to determine the applicant's ability to repay the loan. However, approximately 50% of our non-conforming loans are based on either reduced documentation or simply stated levels of income for the borrowers; these borrowers generally must meet higher credit score requirements.

        We offer five levels of income documentation, all of which require verbal verification of employment within five days of loan closing:

  •
  Full Documentation: Current pay stubs and W-2's for wage earners, most recent 1099 and three-months of bank statements for 1099 borrowers and two years' tax returns for self-employed borrowers are required for this documentation option. Any borrowers receiving fixed income of any kind must fully verify all income used for qualifying.

  •
  24 Months of Bank Statements: This documentation option is allowed for all employment types and uses an average of deposits calculated over the most recent 24 months. This documentation level is typically considered the same as full documentation for LTV and pricing purposes.

  •
  12 Months of Bank Statements: This documentation option is allowed for all employment types. This documentation level typically is considered the same as full documentation for LTV purposes, but requires an add-on to the full documentation interest rate.

  •
  Limited Documentation: Acceptable verification of income for this documentation option is determined by the borrower's type of employment: year-to-date pay stub or six months of bank statements, depending on whether the borrower is a wage earner or is self-employed, respectively. This documentation option requires a LTV reduction but does not require an add-on to the full documentation interest rate.

  •
  Stated Documentation: This documentation option is allowed for all employment types. Wage-earners must verify two years of employment in the same profession. Self-employed borrowers must provide evidence that the business has been owned and operated for at least two years. This documentation option requires both an LTV reduction and an add-on to the full documentation interest rate.

        We generally require verification of the source of funds (if any) required to be paid by the applicant at closing under all full documentation programs. We also generally require a standard verification of deposit, a recent bank statement or other documentation accepted by our underwriters.

        The table set forth below provides information about the levels of income documentation for applicants for our non-conforming loans*:

	Year Ended December 31,
Documentation Type
	2003	2002	2001
Full Documentation	48.90%	47.73%	53.11%
Bank Statements (12 and 24 months)	6.12%	3.27%	1.89%
Limited Documentation	0.45%	0.28%	0.01%
Stated Documentation	44.52%	48.72%	44.99%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        Underwriting Information Systems.    We screen each of our non-conforming loans using our FieldScore software. This software evaluates whether the borrower and loan criteria meet our underwriting guidelines, but it is not an "artificial intelligence" system based on the actual performance data of loans we previously originated. The FieldScore system allows our originators to pre-screen applications prior to submitting them for underwriting, which improves the efficiency and accuracy of our underwriting process. The FieldScore system provides a real-time pre-funding quality control system for our underwriters to assure that all applicable guidelines for a loan are met.

        We submit our conforming loans to the automated underwriting systems of Fannie Mae (Desktop Underwriter) or Freddie Mac (Loan Prospector) or to the automated underwriting systems of other secondary market participants.

        Quality Control.    Our quality control department is an integral part of our origination team and is dedicated to improving the quality of our operations. The department consists of five auditors located at our home office, who have an average of 20 years of industry experience. Each month, our quality control department generally reviews and re-underwrites approximately 7% of all of the loans that we originated. These loans generally are a statistically representative random sample, although we may make targeted samples of loans at the request of management and of loans with a first payment default or early payoff, or where the possibility of fraud is suspected.

        The quality control department conducts the following examinations in connection with each sampled loan to ensure compliance with our underwriting guidelines and applicable regulations:

  •
  re-underwrites these loans, comparing the underwriting at the time of origination with our underwriting guidelines;

  •
  investigates any waivers of the underwriting guidelines;

  •
  re-verifies the sources of income and employment;

  •
  reviews borrowers' signatures for authenticity and consistency;

  •
  reviews all closing documents to ensure all conditions have been met;

  •
  reviews the fee labeling by brokers and title companies to verify regulatory compliance;

  •
  performs specific loan tests to verify our compliance with the relevant regulatory requirements; and

  •
  reviews the appraisals to ensure collateral values for the loans are supported.

        Our quality control department also conducts on-site audits of each branch office. These on-site audits involve an in-person and comprehensive review and determination of compliance in the following areas: data collection, account reconciliation, advertising (for content and compliance with regulations), a sample of declined loans, credit approval process and licensing and employment practices.

        The quality control department reports all of its findings on a regular basis to the respective managers in order to implement corrective actions where necessary, and to members of senior management. Management analyzes the results of these audits as well as performance trends and servicing issues. Based upon this analysis, further corrective actions may be recommended and implemented.

Loan Origination

        We have been originating and funding mortgage loans since 1996. During the year ended December 31, 2003, we originated approximately $7.5 billion of mortgage loans, of which 69% were non-conforming loans and 31% were conforming loans. We maintain a wholesale network of over 4,600 independent mortgage brokers of which 3,967 are non-conforming loan brokers and 772 are conforming loan brokers. We operate our own network of non-conforming branch offices and conforming branch offices located in 27 states throughout the country. Our primary operating subsidiary, Fieldstone Mortgage, is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. For the year ended December 31, 2003, 81% of our loan originations were originated through our wholesale broker network. However, despite the high percentage of wholesale originations, in the year ended December 31, 2003, our top ten brokers represented in the aggregate less than 5% of our total loan origination volume.

        The following table summarizes information regarding our total loan originations*:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Total Company
Aggregate Loan Originations
Non-Conforming Loans	$5,201,462	$2,548,376	$1,248,940
As a percentage of total originations	69%	62%	53%
Conforming Loans	$2,293,773	$1,581,673	$1,105,891
As a percentage of total originations	31%	38%	47%

Total originations	$7,495,235	$4,130,049	$2,354,831

Non-Conforming Wholesale
Non-Conforming Wholesale Loans	$4,477,756	$2,080,526	$961,418
As a percentage of total originations	60%	50%	41%
Non-Conforming Retail
Non-Conforming Retail Loans	$723,706	$467,850	$287,522
As a percentage of total originations	10%	11%	12%
Conforming Wholesale
Conforming Wholesale Loans	$1,523,920	$1,014,789	$672,979
As a percentage of total originations	20%	25%	29%
Conforming Retail
Conforming Retail Loans	$869,853	$566,884	$432,912
As a percentage of total originations	10%	14%	18%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        Loan Production by Borrower Purpose.    The following table sets forth information about our loan production based on borrower purpose*:

	Year Ended December 31,
	2003	2002	2001
Non-Conforming
Borrower Purpose
Refinance	39.94%	39.14%	44.90%
Purchase	60.06%	60.87%	55.10%
Conforming
Borrower Purpose
Refinance	70.49%	63.39%	44.48%
Purchase	29.51%	36.61%	55.52%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

        The following table sets forth selected loan origination information by product type (conforming, non-conforming and fixed-rate and ARMs)*:

		Year Ended December 31,
		2003	2002	2001
Non-Conforming Product Type
ARMs	ARMs	0.00%	0.00%	0.00%
	Hybrids	79.52%	76.29%	73.59%
	Total	79.52%	76.29%	73.59%

FRMs	Fifteen year	0.85%	1.09%	2.66%

	Thirty year	11.21%	13.18%	15.34%
	Balloons	8.30%	9.30%	7.99%
	Other (10, 20, 25 year)	0.12%	0.14%	0.42%

	Total	20.48%	23.71%	26.41%

Conforming Product Type
ARMs	ARMs	5.08%	0.30%	0.90%
	Hybrids	8.11%	11.59%	6.60%

	Total	13.18%	11.89%	7.50%

FRMs	Fifteen year	12.56%	13.84%	8.79%
	Thirty year	70.87%	71.77%	82.85%
	Balloons	0.67%	0.89%	0.22%
	Other (10, 20, 25 year)	2.72%	1.61%	0.64%

	Total	86.82%	88.11%	92.50%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

  Loan Originations by Sales Channel

        We control the quality of every loan that we originate. We originate through both wholesale and retail channels in our two divisions. The only difference in originations through these channels is the borrower's point of contact. For wholesale loans, the independent mortgage broker is the borrower's contact, and for retail loans, we contact the borrower directly. For all loans, we control the credit underwriting, documentation and closing of the loans.

        Our non-conforming loan division has both wholesale and retail lending offices. We have non-conforming wholesale origination offices in the following eight states: Arizona, California, Colorado, Illinois, Maryland, Massachusetts, Minnesota and Texas. We have non-conforming retail lending offices in the following 19 states: Arizona, California, Colorado, Florida, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Minnesota, Missouri, Nebraska, Nevada, Oklahoma, Oregon, Tennessee, Texas and Washington.

        Our conforming loan division was established in 1999 and has both wholesale and retail lending offices. Our wholesale lending offices originate conforming and government loans in the following five states: California, Colorado, Florida, Illinois and Massachusetts. Our retail lending offices originate conforming and government loans in the following nine states: Arizona, Colorado, Kentucky, Maryland, North Carolina, Virginia, Tennessee, Texas and West Virginia.

  Non-Conforming Wholesale Originations

        We originate wholesale non-conforming loans through a network of over 4,600 independent mortgage brokers that are solicited by and have contact with our account executives. Our account executives provide on-site training to broker personnel on the use of our products and services and help facilitate the funding of loans. In the wholesale origination process, brokers identify the prospective borrower, assist the borrower with completion of the loan application, gather necessary documentation and serve as the borrowers' initial "point of contact."

        We conduct due diligence on independent mortgage brokers with whom we consider doing business. Our due diligence process includes reviewing the broker's financial condition, running credit checks on its principals, checking business references and verifying a good standing status with applicable regulators. Once approved, we require that a mortgage broker sign an agreement that governs the mechanics of doing business with us and sets forth the representations and warranties the broker makes to us regarding each loan. We also audit the first few loan applications submitted by each newly approved independent mortgage broker to confirm that the broker is adhering to the terms of the agreement.

        We review and underwrite every loan application submitted by our broker network, approve or deny each application and set the interest rates, costs, fees and other terms of the loan (which the broker evaluates with the borrower). Once all conditions to the closing of the loan have been met to our satisfaction, we create the closing documents for the loan, arrange an insured closing with a title company or closing agent and then fund the loan. The brokers conduct all marketing to borrowers for our wholesale loans and earn a brokerage fee of up to 3.5% on the loans they originate, including both fees paid by the borrower directly and premiums we pay directly to the brokers in addition to those fees. Our wholesale broker network allows us to increase our volume of loan originations without incurring the significantly greater overhead or marketing expenses associated with direct sales to consumers.

  Non-Conforming Retail Originations

        We originate retail non-conforming loans directly to borrowers through our retail branch offices located in 19 states throughout the country. We market retail non-conforming loans through a variety of methods, including direct mailings, the Internet and print advertisement. Our loan officers identify loan applicants and assist the applicants in gathering their loan documentation. Our processors enter the borrower information into FieldScore, our proprietary automated pre-qualification system developed for us by the makers of LoanScore, a leading automated underwriting system for non-conforming loans. We believe that this regional presence enables us to provide better service to our customers and allows us to satisfy the lender criterion most important to our customers: speed of approval and funding. We also believe that our local loan officers and branch managers are better suited to identifying potentially fraudulent loan applications based on their knowledge of their local market.

  Conforming Wholesale Originations

        We originate wholesale conforming loans through a network of over 722 independent mortgage brokers that are solicited by and have contact with our account executives. Our account executives provide on-site training to broker personnel on the use of our products and services and help facilitate the funding of loans. In the wholesale origination process, brokers identify the prospective borrower, assist the borrower with completion of the loan application, gather necessary documentation and serve as the borrowers' initial "point of contact."

        We conduct due diligence on independent mortgage brokers with whom we consider doing business. Our due diligence process includes reviewing the broker's financial condition, running credit checks on its principals, checking business references and verifying a good standing status with applicable regulators. Once approved, we require that a mortgage broker sign an agreement that governs the mechanics of doing business with us and sets forth the representations and warranties the broker makes to us regarding each loan. We also audit the first few loan applications submitted by each newly approved independent mortgage broker to confirm that the broker is adhering to the terms of the agreement.

        We review and underwrite every loan application submitted by our broker network, approve or deny each application and set the interest rates, costs, fees and other terms of the loan (which the broker evaluates with the borrower). Once all conditions to the closing of the loan have been met to our satisfaction, we create the closing documents for the loan, arrange an insured closing with a title company or closing agent and then fund the loan. The brokers conduct all marketing to borrowers for our wholesale loans and earn a brokerage fee of up to 3.5% on the loans they originate, including both fees paid by the borrower directly and premiums we pay directly to the brokers in addition to those fees. Our wholesale broker network allows us to increase our volume of loan originations without incurring the significantly greater overhead or marketing expenses associated with direct sales to consumers.

  Conforming Retail Originations

        We originate retail conforming loans directly to borrowers through our retail branch offices located in nine states throughout the country. We market retail conforming loans through a variety of methods, including direct mailings, the Internet and print advertisement. Our loan officers identify loan applicants and assist the applicants in gathering their loan documentation. Our processors enter the borrower information into FieldScore, our proprietary automated pre-qualification system developed for us by the makers of LoanScore, a leading automated underwriting system for non-conforming loans. We believe that this regional presence enables us to provide better service to our customers and allows us to satisfy the lender criterion most important to our customers: speed of approval and funding. We also believe that our local loan officers and branch managers are better suited to identifying potentially fraudulent loan applications based on their knowledge of their local market.

  Geographic Concentration of Originations

        Although we are licensed to originate loans in all states in which we conduct business and in which a license is required, and we generally originate loans in most of these states, approximately 49% of the loans we originate are loans on properties located in California and approximately 10% are loans on properties located in Colorado. Changes in economic conditions in those states that do not affect other states or regions of the country could have a material adverse effect on our business, financial condition and results of operations. The following tables set forth aggregate dollar amounts and the percentage of all loans we originated by state*:

	Year Ended December 31,
	2003		2002		2001
	(in thousands)
Non-Conforming
California	$2,616,298	50%	$1,287,650	51%	$522,756	42%
Colorado	395,098	8%	183,750	7%	95,550	8%
Illinois	426,020	8%	227,116	9%	144,921	12%
Texas	201,689	4%	129,224	5%	65,555	5%
Maryland	96,423	2%	48,989	2%	22,553	2%
Florida	158,922	3%	54,748	2%	24,464	2%
Arizona	222,222	4%	51,679	2%	10,930	1%
Washington	141,942	3%	77,416	3%	45,128	4%
North Carolina	16,946	0%	3,531	0%	2,462	0%
Virginia	57,220	1%	31,571	1%	12,868	1%
Other	868,683	17%	452,702	18%	301,753	24%

Total	$5,201,462	100%	$2,548,376	100%	$1,248,940	100%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

	Year Ended December 31,
	2003		2002		2001
	(in thousands)
Conforming
California	$969,115	42%	$654,545	41%	$161,523	15%
Colorado	327,981	15%	254,014	16%	343,390	31%
Illinois	100,805	4%	89,225	6%	130,249	12%
Texas	169,021	8%	133,763	8%	155,822	14%
Maryland	235,669	10%	171,416	11%	80,442	7%
Florida	120,945	5%	75,609	5%	87,665	8%
Arizona	36,507	2%	30,448	2%	17,571	2%
Washington	511	0%	160	—	89	—
North Carolina	74,149	3%	42,279	3%	12,343	1%
Virginia	50,683	2%	25,999	2%	49,859	5%
Other	208,387	9%	104,215	7%	66,938	6%

Total	$2,293,773	100%	$1,581,673	100%	$1,105,891	100%

*
Loan origination volume and units information include loans funded by us and loans brokered to other mortgage companies. All other information is based on loans funded by us only.

Warehouse Lines and Repurchase Facilities

        We finance the mortgage loans that we originate under one of eight separate secured warehouse lines and repurchase facilities prior to our sale or securitization of the loans. We repay the related borrowings under the warehouse lines and repurchase facilities with proceeds from either the sale of a pool of loans or the net proceeds from our securitization of a pool of loans. As of April 21, 2004, we had $2.0 billion in warehouse lines and repurchase facilities available to us, of which 97.5% was committed, which means that the lender agreed to fund up to the committed amount subject to our satisfaction of various financial and other covenants.

Loan Sales and Loans Held for Investment

        Historically, we sold all of the loans we originated on a "servicing-released" basis, which means we sold the servicing rights to the buyer of the loans. Our current strategy is to continue to sell on a whole loan, servicing-released basis, a portion of the non-conforming loans that we originate and all of the conforming loans that we originate, and to retain a substantial portion of the non-conforming loans in an investment portfolio. We finance our portfolio of loans with a combination of our warehouse lines and repurchase facilities, our available capital and by issuing mortgage-backed securities secured by the loans in our portfolio.

  Our Whole Loan Sales

        We attempt to maximize the return on our loan sales by originating loans with credit histories, LTVs, credit scores and other characteristics for which we believe institutional purchasers of whole loans will be willing to pay higher premiums. The following table shows the nine institutions that purchased the most loans from us for the periods indicated and the principal balance of their purchases in each period:

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Household Mortgage Services	$1,829,599	$913,205	$539,382
Lehman Brothers	1,526,790	750,400	42,931
Countrywide Home Loans	909,983	846,995	190,355
Washington Mutual Bank, FA	601,008	106,445	599,526
Wells Fargo Funding	589,044	356,330	17,843
Credit Suisse First Boston	431,264	362,067	253,190
National City	165,642	—	—
Aurora Loan Services Inc.	109,167	269	14,398
Bank of America	—	—	226,124
Residential Funding Corporation	107,911	68,946	60,173
Other	92,109	88,921	111,542

Total	$6,362,517	$3,493,570	$2,055,464

        We sell whole loans on a non-recourse basis pursuant to purchase agreements, which means we are not responsible for the loans' performance as long as:

  •
  the information we provide to the investor is accurate;

  •
  the loan documents we create comply with applicable laws; and

  •
  the borrowers make a designated number of the first payments following the investors' purchase of the loans.

        We generally pre-sell the conforming loans that we originate under forward sale agreements that outline the required characteristics of loans permitted to be sold under these agreements. These purchase agreements and forward contracts contain customary representations and warranties about the origination process and the characteristics of the loans sold in the pool. In the event of a breach of these representations and warranties, we may be required to repurchase some or all of the loans that we sold or substitute different loans in exchange for the defaulting loans. Generally, repurchases or substitutions are required if a payment default occurs within the first one to 12 months following funding of the loan. While we do not know the overall default and delinquency rates of the loans originated to date because these loans were sold on a servicing-released basis, in 2003, 2002 and 2001, we repurchased 0.01%, 0.21% and 0.33% of the total loans sold during those periods, respectively. Losses on sold loans, primarily related to early payment defaults, premium recaptures on early payoffs and representation and warranty losses totaled $4.2 million, $7.9 million and $5.8 million, or 0.07%, 0.23% or 0.28% of total loan sales for 2003, 2002 and 2001, respectively. We intend to continue this whole loan sale strategy for our conforming loans and for a portion of our non-conforming loans that will not be held for investment.

  Loans Held for Investment

        In 2003, we began building our portfolio of non-conforming loans held for investment. The portfolio increased to $1.3 billion of mortgage loans and generated $12.6 million of net interest income before provision for loan losses, or 4.67% of average loans held for investment. During the year, we expensed a provision for loan losses of $2.1 million.

        We structure our securitizations of the non-conforming loans held for investment as financings rather than sales of the underlying loans for GAAP accounting purposes. We believe that our accounting treatment more closely matches the recognition of income with our actual receipt of cash payments, and this provides us with more stable results of operations compared to companies that structure their securitizations as sale transactions for GAAP accounting purposes. Securitized loans remain on our consolidated statement of condition as an asset, while the securitization debt is accounted for as a liability on our consolidated statement of condition. Accordingly, we record interest income generated by the mortgage loans and recognize interest expense on the mortgage-backed securities over the life of the loan, rather than generating a gain or loss at the time of the securitization. We therefore generate earnings and cash flow from the non-conforming loans we securitize primarily through net interest income over time, not on securitization.

        Because the securitized loans and their cash flow are collateral for the securitization debt, the cash flow available to us varies depending upon the operation of many factors, including the following:

  •
  Interest rate spread: A substantial portion of the net interest income we receive from our securitized loans is based upon the spread between the weighted average interest we earn on the mortgage loans and the interest we pay to holders of the mortgage-backed securities and collateralized by our mortgage loans. A substantial portion of the mortgage-backed securities we issue are and will be variable-rate securities, the interest expense of which is tied to short-term interest rates, while the interest income we receive from the underlying loans is tied to medium- and long-term interest rates. Accordingly, relative changes in short-term versus long-term interest rates could have a material affect on the net interest income we receive. If short-term interest rates rise relative to long-term interest rates, the excess cash generated by the mortgage pool likely will decrease as our cost of funds increases faster than the interest income on our loans. In addition, the net interest income we receive from securitizations will be reduced according to the terms of the securitization documents if there are a significant amount of loan defaults or a large amount of loan prepayments, especially defaults on, or prepayments of, loans with interest rates that are high relative to the rest of our loans. We attempt to mitigate at least a portion of this net interest income variability by purchasing interest rate caps, entering into interest rate swap agreements or entering into other cost effective hedging strategies relative to any period during which our interest income from loans is fixed rather than variable.

  •
  Over-Collateralization: Our securitizations are generally structured such that all or a significant portion of the excess interest generated by the pool of securitized loans is required to be paid to the holders of the mortgage-backed securities (instead of being released to us) until over-collateralization targets established by the applicable rating agencies (or the financial guaranty insurer, in the case of any insured securities) are reached. The required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies do not exceed defined levels. This could have the effect of reducing or even eliminating the net interest income payments that would otherwise be distributed to us.

        The following tables provide a summary of the characteristics of the loans held for investment as of December 31, 2003:

  Documentation

	Number of Mortgage Loans	Aggregate Principal Balance 12/31/03	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Percent Full Documentation
Full Documentation	3,367	554,139,204	42.01%	7.070	620	164,580	84.10	100%
Stated Income Wage Earner	2,269	460,643,257	34.92%	6.722	691	203,016	81.25	0%
Stated Income Self Employed	1,001	220,870,466	16.74%	6.998	668	220,650	81.22	0%
24 Month Bank Statements	209	45,836,153	3.47%	7.007	622	219,312	83.06	0%
12 Month Bank Statements	174	36,735,227	2.78%	7.309	630	211,122	84.23	0%
Limited Documentation	4	898,220	0.07%	7.107	593	224,555	81.89	0%

Total	7,024	1,319,122,527	100.00%

Weighted Average/Average				6.941	653	187,802	82.59	42%

  Loan Program

	Number of Mortgage Loans	Aggregate Principal Balance 12/31/03	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Percent Full Documentation
Bay Street	2,792	615,592,484	46.67%	6.572	680	220,484	83.42	27%
Wall Street	1,474	259,563,513	19.68%	6.955	689	176,095	77.35	23%
Main Street	1,695	257,055,884	19.49%	7.636	571	151,655	81.07	73%
High Street	983	176,421,654	13.37%	7.129	624	179,473	89.24	77%
Light Street	62	9,637,708	0.73%	7.826	707	155,447	94.87	21%
42nd Street	18	851,284	0.06%	9.927	678	47,294	18.48	100%

Total	7,024	1,319,122,527	100.00%

Weighted Average/Average				6.941	653	187,802	82.59	42%

  Product Type

	Number of Mortgage Loans	Aggregate Principal Balance 12/31/03	Percent of Mortgage Pool	Weighted Average Coupon	Weighted Average Credit Score	Average Principal Balance	Weighted Average LTV	Percent Full Documentation
2/28 LIBOR ARM	3,792	581,037,293	44.05%	7.269	634	153,227	83.11	48%
2/28 LIBOR IO ARM	2,558	629,213,489	47.70%	6.580	668	245,979	83.19	35%
3/27 LIBOR ARM	83	13,196,897	1.00%	7.174	630	158,999	82.20	57%
3/27 LIBOR IO ARM	97	25,132,418	1.91%	6.629	671	259,097	82.73	50%
5/25 Treasury ARM	22	4,349,743	0.33%	6.686	695	197,716	78.31	28%
5/25 Treasury IO ARM	27	7,540,112	0.57%	6.407	694	279,263	79.55	61%
Fixed Rate	211	32,540,440	2.47%	7.477	655	154,220	81.53	48%
Fixed Rate IO	76	17,849,902	1.35%	6.921	690	234,867	78.45	42%
2nd	158	8,262,234	0.63%	10.437	684	52,293	17.85	39%

Total	7,024	1,319,122,527	100.00%

Weighted Average/Average				6.941	653	187,802	82.59	42%

        The non-conforming loans held for investment generally are to borrowers with higher risk than conforming loans due to a number of factors including inconsistent or poor credit history, a high level of debt service, elevated LTV ratios, or limited or no documentation of income. Accordingly, we will have loans become delinquent and require foreclosure and sale. We begin to establish a reserve for this risk of loss once a loan becomes 30 days past-due. The reserve is based upon our estimate of the borrower's probability of "rolling" to a greater delinquency category in the future and our estimate of the likelihood that we will ultimately recognize a loss of the foreclosure of the property. Because we have only limited performance information on our loans, we have utilized market delinquency roll rates and loss severities for the reserve calculation, and we will continue to do so until such time as we have sufficient performance data on our loan performance to derive delinquency and loss severity assumptions based upon our loans. In addition, once a loan becomes 90 days or more delinquent, we place the loan on non-accrual status.

        Because we only recently commenced our loans held for investment activity, our historical results of operations are not likely to be indicative of our future results.

        In the past six months, we completed three securitizations of an aggregate of $1.8 billion of non-conforming loans held by us. We treated these securitizations as secured financings.

        On October 7, 2003, we closed our first securitization of non-conforming loans we originated. We issued $488 million of mortgage-backed securities rated AAA through BBB- by Standard & Poor's and Fitch and Aaa through Baa- by Moody's through a securitization trust. The mortgage-backed securities pay interest each month based upon a spread over the current LIBOR. The spread over LIBOR ranged from 0.22% on one of our AAA rated mortgage-backed securities to 7.60% on BBB- rated mortgage-backed securities. The mortgage-backed securities have a weighted average life that is estimated to be 2.59 years and a weighted average spread over LIBOR of 0.83% based upon an estimate of the prepayment speeds of the mortgage loans that results in an estimated weighted average life of the loans of 2.63 years. The estimates about the prepayment speeds of the loans will differ from actual results due to various factors, such as the strength of the housing market and the interest rate environment. The weighted average spread and life calculations are based upon an estimate of the prepayment speeds for the underlying loans making up the securitized pool of loans. The underwriting, legal, trustee, SEC, rating agency and other fees associated with the transaction represented approximately 0.50% of the principal balance of the securitized loans. We secured the issuance of the mortgage-backed securities by pledging $500 million of non-conforming loans to an issuing trust. The credit enhancement for the mortgage-backed securities is provided by an initial 2.25% over-collateralization, which will increase to 2.75% of the initial mortgage pool through the use of excess interest during the first three months following the closing of the securitization.

        On February 10, 2004, we closed our second securitization of non-conforming loans, Fieldstone Mortgage Investment Trust, Series 2004-1 ("FMIT-1"), in which we pledged $681 million of our non-conforming loans held for investment to secure $652 million in mortgage-backed securities. FMIT-1 issued mortgage-backed securities rated AAA through BBB by Standard & Poor's and Fitch, and Aaa through Baa by Moody's. The financing costs of the mortgage-backed securities ranged from 0.29% over LIBOR on one of our AAA bonds to 1.8% over LIBOR on our BBB bonds. The bonds had a weighted average spread over LIBOR of 0.58% based upon an estimate of the prepayment speeds of the mortgage loans that results in an estimated weighted average life of the loans of 2.5 years. The estimates about the prepayment speeds of the loans will differ from actual results due to various factors, such as the strength of the housing market and the interest rate environment. The weighted average spread and life calculations are based upon an estimate of the prepayment speeds for the underlying loans making up the securitized pool of loans. The underwriting, legal, trustee, SEC, rating agency and other fees associated with the transaction represented approximately .36% of the principal balance of the securitized loans. We secured the issuance of the mortgage-backed securities by pledging $681 million of mortgage loans to the trust. The credit enhancement for the mortgage-backed securities is provided by over-collateralizing the trust mortgage loans that exceed the rated securities by 2.60% of the bonds initially issued.

        On April 21, 2004, we closed our third securitization of non-conforming loans, Fieldstone Mortgage Investment Trust, Series 2004-2 ("FMIT-2"), in which we issued $857 million of mortgage-backed securities, initially pledging $666 million of our non-conforming loans held for investment to the trust. We will subsequently pledge an additional $214 million of our non-conforming loans to the trust within 90 days of the closing of this securitization. FMIT-2 issued mortgage-backed securities rated AAA through BBB by Standard & Poor's and Fitch, and Aaa through Baa by Moody's. The financing costs of the mortgage-backed securities ranged from 0.24% over LIBOR on one of our AAA bonds to 2.15% over LIBOR on our BBB bonds. The bonds had a weighted average spread over LIBOR of 0.47% based upon an estimate of the prepayment speeds of the mortgage loans that results in an estimated weighted average life of the loans of 2.5 years. The estimates about the prepayment speeds of the loans will differ from actual results due to various factors, such as the strength of the housing market and the interest rate environment. The weighted average spread and life calculations are based upon an estimate of the prepayment speeds for the underlying loans making up the securitized pool of loans. The underwriting, legal, trustee, SEC, rating agency and other fees associated with the transaction represented approximately .33% of the principal balance of the securitized loans. We secured the issuance of the mortgage-backed securities by pledging $666 million of mortgage loans to the trust. The credit enhancement for the mortgage-backed securities is provided by over-collateralizing the trust mortgage loans that exceed the rated securities by 2.60% of the bonds initially issued.

Loan Servicing

        Historically, we only serviced loans that we originated prior to transfer of the servicing to the purchasers of these loans. We currently service the loans from the time of funding until the time we transfer the permanent servicing of the loans, either to the purchaser of the loans we sell or to a permanent servicer we hire for the loans in our portfolio, which is generally about 30-45 days after funding of the loans. We place a welcome call when a loan is funded and instruct the borrower about the due date of the first payment and where the payment should be mailed. If our servicing employee has trouble contacting the borrower, the borrower's contact information is verified with the originating branch, and, if contact still cannot be made, the loan is investigated for potential fraud. Prior to the permanent servicer of the loan assuming the servicing function, we send a required servicing transfer notice (a "good-bye" letter) and place a "good-bye" call that advises the borrower that the loan has been sold and instructs the borrower where to send future payments.

        In connection with our securitization strategy, we believe retaining the servicing of our loans held for investment is important to ensure the performance of the loans and to maximize our returns over time. We expect to begin to build our capability to service the mortgages we retain. Because we previously sold all of our loans on a servicing-released basis, we do not currently have the capabilities to permanently service our portfolio of non-conforming loans held for investment. We therefore will have to rely on the servicing functions of third parties in connection with these loans until we develop these functions. The failure of a third party to service effectively our loan portfolio could have a material adverse effect on the net interest income that we generate from our portfolio. If we are successful in implementing our portfolio management and securitization strategy, having servicing capability will enable us to generate higher returns on our securitized loans in the future. We also may seek to service loans owned by third parties after we have established our own servicing capability, if we have any excess servicing capacity. There can be no assurance that we will be able to develop or acquire the requisite servicing function.

Competition

        We face intense competition in the business of originating, securitizing and servicing mortgage loans.

        Our competitors in the non-conforming market include consumer finance companies, mortgage banking companies, including other mortgage REITs, mortgage brokers, commercial banks, credit unions, savings and loan companies and insurance companies. We also expect increased competition over the Internet in the non-conforming market, as entry barriers are relatively low. Many traditional mortgage lenders have begun to offer products similar to those we offer to non-conforming borrowers. Fannie Mae and Freddie Mac also have expressed interest in adapting their programs to include non-conforming products and have begun to expand their operations into the non-conforming market. Our competitors in the conforming market include mortgage banking companies, mortgage brokers, commercial banks, Fannie Mae and Freddie Mac, as well as Internet-based companies.

        Many of our competitors, including large financial corporations taking advantage of consolidation opportunities in the industry, are substantially larger and have more capital, or greater access to capital at lower costs, and have greater technical and marketing resources than we have. Efficiencies in the mortgage-backed securities market generally have created a desire for increasingly larger transactions, giving companies with greater volumes of originations a competitive advantage.

        Competition in the industry can be directed at many components of and factors relevant to the mortgage loan process, including interest rates and costs of loans, convenience in obtaining loans, customer service, amounts and terms of loans, and marketing and distribution channels. Additional competition may cause us to lower the interest rates we charge borrowers and potentially lower any gain on securitizations of non-conforming loans.

        Fluctuations in interest rates and general and localized economic conditions may affect our competitive position. During periods of declining interest rates, competitors may solicit borrowers to refinance their loans. During economic slowdowns or recessions, borrowers may face new financial difficulties and may be receptive to refinancing offers by our competitors.

Government Regulation

        Because we originate loans nationwide, we must comply with the laws, rules and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions, as well as an extensive body of federal laws, rules and regulations. The volume of new or modified laws, rules and regulations has increased in recent years, and, in addition, individual municipalities have begun to enact laws, rules and regulations that restrict loan origination activities and, in some cases, loan servicing activities. The laws, rules and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, accurately interpret and properly program our technology systems and effectively train our personnel with respect to all of these laws, rules and regulations, thereby potentially increasing our exposure to the risks of non-compliance with these laws, rules and regulations.

        We originate all conforming and non-conforming loans through Fieldstone Mortgage, our primary operating subsidiary, which is licensed to originate residential mortgages in all states in which it conducts business and in which a license is required. However, with respect to our portfolio of non-conforming loans held for investment, Fieldstone Mortgage closes the loans in its own name using funds advanced by Fieldstone Investment, with a simultaneous assignment of the loans to Fieldstone Investment. Fieldstone Mortgage services the loans for Fieldstone Investment for a fee until the loans are pledged in connection with a securitization.

        The following 16 states in which we operate require us to have a license for Fieldstone Investment to fund residential mortgage loans: Connecticut, Georgia, Illinois, Kansas, Maryland, Minnesota, Mississippi, Nebraska, New Hampshire, Ohio (with respect to second lien loans only), Pennsylvania, Rhode Island, South Dakota, Utah, Washington (with respect to second lien loans with interest rates in excess of 12%) and West Virginia. We have or have applied for this license in all of those states, except Ohio.

        The following ten states in which we operate require a license for Fieldstone Investment to acquire closed residential mortgage loans: California, Georgia, Illinois, Kansas, Mississippi, Nebraska, Ohio

(with respect to second liens only), South Dakota, Texas (with respect to second lien loans with interest rates in excess of 10%) and West Virginia. We have or have applied for this license in all of those states.

        Pending receipt of the required licenses, Fieldstone Investment will not either fund or obtain and hold title to the non-conforming loans in these states, except Ohio, but will acquire beneficial interests in the loans. Wisconsin requires a license to sell loans or interests in loans. Fieldstone Investment has been licensed for this activity in Wisconsin. We are not aware of any instance in which the holding of a beneficial interest in a loan has been deemed to require a state license; however, no assurance can be given that, if a state regulating agency reviewed this activity, the agency would not deem it to require a license.

        Our failure to comply with these laws, rules and regulations can lead to:

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  civil and criminal liability, including potential monetary penalties;

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  loss of state licenses or other approved status required for continued lending and servicing operations;

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  legal defenses causing delay or otherwise adversely affecting the servicer's ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transaction;

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  demands for indemnification or loan repurchases from purchasers of our loans;

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  class action lawsuits; and

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  administrative enforcement actions.

        In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as "predatory" lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities. As a result, these new laws, rules and regulations impose additional costly and burdensome compliance requirements. These laws, rules and regulations impose restrictions on loans on which certain points and fees or the annual percentage rate (or APR) meet or exceed specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten or how well intentioned we are as a lender. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on purchasers of loans, regardless of whether the purchaser knew of or participated in the violation. Accordingly, the companies that buy our loans or provide financing for loan originations may not want, and are not contractually required, to buy or refinance any loans subject to these types of laws, rules and regulations.

        Our policy is to avoid originating loans that meet or exceed the APR or "points and fees" thresholds of these laws, rules and regulations, except in the relatively small number of states whose laws, rules and regulations relating to "points and fees" thresholds allow these loans, in our judgment, to be made within our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. Our primary safeguards to avoid inadvertently making a loan in violation of these laws, rules and regulations are (i) policies and procedures designed to achieve strict compliance with all applicable laws, rules and regulations, including without limitation, policies and procedures designed to ensure that the applicable APR or "points and fees" thresholds would not be inadvertently met or exceeded in connection with a loan, and (ii) requiring that our branches prepare a written borrower benefit analysis for each non-conforming refinance loan we originate. The continued enactment of these laws, rules and regulations may prevent us from making some loans and may cause us to reduce the APR or the points and fees on loans that we do make. In addition, the difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand in the secondary market for non-conforming loans. These laws, rules and regulations have increased our cost of doing business as we have been required to develop systems and procedures to ensure that we do not violate any aspect of these new requirements. If we decide to relax further our self-imposed restrictions on our origination of loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with these laws, rules and regulations, including demands for indemnification or loan repurchases from lenders and investors, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages and administrative enforcement actions. Any of the foregoing could significantly harm our business, financial condition and results of operations.

Environmental Exposure

        In the course of our business, we may foreclose and take title to residential properties, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition and results of operations could be materially and adversely affected.

Employees

        As of December 31, 2003, we had 1,158 employees. Of these employees, 760 were employed in our non-conforming division, 238 worked in our conforming division and 160 were employed in our home office. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our compensation and benefits offered to our employees are competitive and that our relations with our employees are good.

Properties

        Our principal executive offices are located in Columbia, Maryland and currently contain approximately 59,702 square feet (including 11,000 square feet subleased from another tenant on a month-to-month basis through May 2005). Effective July 1, 2004, we will increase our space to approximately 71,572 square feet. Our lease expires on May 31, 2009. We also lease properties in 27 states. We do not consider any specific leased location to be material to our operations. We believe that equally suitable alternative locations are available in all areas where we currently do business.

Legal Proceedings

        Hill, et al. v. Fieldstone Mortgage Company, et al. is a class action filed on January 16, 2002 in the Circuit Court for Baltimore City against Fieldstone Mortgage and ten other mortgage lenders. The suit alleges that each company violated the Maryland Secondary Mortgage Loan Law and the Maryland Consumer Protection Act. The plaintiffs seek a declaratory judgment declaring their loans void. The state court heard oral arguments regarding the motion to dismiss, and we are awaiting the court's decision.

        Due to the inherent uncertainties of the judicial process, we are unable to predict the outcome of this matter. While we intend to vigorously defend this claim and believe we have meritorious defenses available to us, there can be no assurance we will prevail. If this claim is not resolved in our favor, it could have a material adverse effect on our business, financial condition and results of operations.

        Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending and consumer protection laws, we are subject to various legal proceedings in the ordinary course of our business related to foreclosures, bankruptcies, condemnation and quiet title actions and alleged statutory and regulatory violations. We are also subject to other legal proceedings in the ordinary course of business. All of these proceedings, taken as a whole, are not expected to have a material adverse effect on our business, financial condition or results of operations.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of our investment policies with respect to trading and hedging and our policies with respect to other activities including, portfolio management, securitization, liquidity and loss mitigation and reserves. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of the change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in the best interest of our stockholders. We cannot assure you that our investment objectives will be attained.

Trading and Hedging Policy

        We expect to continue to fully hedge our long loan positions and will not engage in market speculation in anticipation of rate moves. Our trader uses his own discretion to manage our position of unfunded commitments, as is necessary to cover our risk in the context of the borrowers' option not to close a loan under the terms of a commitment when rates move.

        Our hedging policy is designed to cover our market risk, recognize the optionality of our unfunded pipeline of commitments to fund mortgage loans and to avoid basis risk from the use of cross-hedges. The hedging parameters for our non-conforming loans held for investment, non-conforming loans held for sale, and conforming loans held for sale are as follows:

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  Non-conforming loans held for investment:

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  structure securitization debt to match fund the loans so that minimal hedging is required; and

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  utilize issuing trust to enter into derivative contracts to stabilize cash flows.

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  Non-conforming loans held for sale:

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  cover all funded loans; and

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  cover between 50% and 90% of the unfunded locked or rate-protected loans.

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  Conforming loans held for sale:

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  cover all funded loans;

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  cover 95% of the unfunded loans with documents out for signature; and

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  cover at least 80% of the net unfunded loans.

        We use various hedging instruments to implement our hedging policies with respect to our non-conforming and conforming loans. We use the following instruments to hedge our non-conforming loans: interest rate swaps or caps to cover the fixed rate portion of the cash flow from our hybrid-ARM mortgages and contracts for the two-year treasury bond to cover loans sold under the terms of a forward sale agreement with Household Bank, the pricing of which is tied directly to the level of the two-year treasury bond. We use the following instruments to hedge our conforming loans: forward sales of agency mortgage-backed securities and assignments of mortgage-backed securities.

Portfolio Policy

        We identify the loans with the cash flow characteristics that we believe will provide the most stable cash flows when securitized for our investment portfolio. These loans are classified at funding as "held for investment." The loans we hold for investment include Hybrid ARM: 2/28 loans, 3/27 and 5/25, and loans with an LTV generally at or below 90%. The projected cash flows from these ARM loans are variable, which should provide more stable cash flow from our portfolio because our portfolio financing also is variable, but may increase our risk of default because the borrowers' payments may increase if interest rates increase in the future. The loans we sell include fixed-rate loans, loans with an LTV above 90% and second lien loans.

Liquidity Policy

        Our mid-term goal is to have in place committed financing facilities of $2.5 billion to support our origination activities and our portfolio management and securitization activities. This level of committed financing facilities should allow us to retain loans held for investment prior to a securitization for an additional 60 to 90 days (after the normal holding period of approximately 60 days) in the event that there is a short-term disruption of the securitization market. Our existing level of originations does not require this level of financing in the current market environment for loan sales and securitizations.

        We have three primary securitization bankers, each providing a $500 million financing facility, and we will continue to have a number of other facilities that will make up the balance of our funding needs. We expect always to have available funds in an amount equal to the greater of (i) $15 million, (ii) 6% of the prior month's origination, and (iii) the next quarter's REIT distribution. "Available funds" include cash on hand, amounts available to be drawn under warehouse lines secured by the pledge of excess mortgage loan collateral and amounts available to be drawn against any committed, secured lines of credit we establish in the future.

Loss Mitigation and Reserve Policy

        Loss Mitigation.    We believe that ultimately it is important for us to control the servicing of loans in our investment portfolio to minimize the credit losses on these loans. Until we have developed the internal capacity to service these loans, however, we will continue to work with contract servicers to permanently service these loans. We have an established interim servicing function that performs well the critical loan set-up functions for every loan we originate. We will continue to service loans in our portfolio until these loans are securitized.

        Reserve and Loss Accounting:    We follow the GAAP rules that govern the establishment of reserves for losses on loans in our portfolio. These rules do not provide for the establishment of reserves for losses until there is some impairment in the performance of the loans. We continue to take reserves for our representation and warranty risk on our sale of loans to cover our projected losses over the life of the loans based on our prior experience with sales of comparable credit quality.

        We record mortgage loans held for sale on our books at the lower of cost or market value calculated on an aggregate basis by loan product. We record allowances to recognize market values below cost, and we report them as a reduction in the carrying value of our mortgage loans held for sale. We specifically review for marketability loans remaining in inventory for over 90 days, and we record a valuation allowance if market value is determined to be less than cost. We place loans that become more than 90 days delinquent on non-accrual status and reverse through current period earnings all previous interest income accrued.

MANAGEMENT

Directors, Executive Officers and Key Employees

        Our board of directors consists of six directors. Of these six, we believe five will be considered "independent" in accordance with the requirements of NASDAQ. Our directors, executive officers and key employees, their ages and positions are as follows:

Name	Age	Title
Thomas D. Eckert	56	Chairman of the Board of Directors
David S. Engelman	66	Director
Celia V. Martin	45	Director
Jonathan E. Michael	50	Director
Jeffrey R. Springer	59	Director
Michael J. Sonnenfeld	47	Director, President and Chief Executive Officer
Walter P. Buczynski	56	Executive Vice President—Secondary Marketing
James T. Hagan, Jr.	55	Executive Vice President—West Non-Conforming Division
Robert G. Partlow	37	Senior Vice President—Portfolio and Chief Financial Officer
Gary Uchino	55	Senior Vice President and Chief Credit Officer
Greg L. Auen	40	Senior Vice President—Plains Retail Division
John M. Camarena	37	Senior Vice President—Southwest Non-Conforming Region
John C. Camp, IV	34	Senior Vice President—Information Systems and Facilities
Brendan A. George	51	Senior Vice President—Conforming Division Production
Cynthia L. Harkness	42	Senior Vice President—General Counsel and Secretary
John J. Jacobs, IV, CMB	58	Senior Vice President—Conforming Division
John Kendall	37	Senior Vice President—Portfolio Management
Mark C. Krebs	43	Senior Vice President—Treasurer
Teresa McDermott	42	Senior Vice President—Controller
Mary A. O'Bannon	47	Senior Vice President—Conforming Division Operations
Teri A. Rapp	43	Senior Vice President—West Non-Conforming Division Operations
Diane L. Slack, CMB	42	Vice President—Compliance and Quality Control
Terri L. Smyth, PHR	32	Vice President—Human Resources

        Thomas D. Eckert is the Chairman of the Board and is an independent director. Mr. Eckert is the Chief Executive Officer of Capital Automotive REIT and is a member of its Board of Trustees. Mr. Eckert was one of the founders of Capital Automotive in October 1997. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, one of the largest homebuilding firms in the United States, serving most recently as President of Pulte's Mid-Atlantic Region. Prior to Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is a former director of PHM Mortgage Company and Celotex Corporation, and he is a current director of the Munder Funds, a $7 billion mutual fund group, and the National Association of Real Estate Investment Trusts (NAREIT). Mr. Eckert is a graduate of the University of Michigan.

        David S. Engelman is an independent director on our board. Mr. Engelman is a director of Fleetwood Enterprises, Inc., and from February 2002 to August 2002 he served as its Chief Executive Officer and President on an interim basis. Mr. Engelman has been a private investor for more than five years. Mr. Engelman is also a director of MGIC Investment Corporation, Mortgage Guaranty Insurance Corporation, Quaker City Bancorp, Inc. and its subsidiary Quaker City Bank. From 1991 to 1997, Mr. Engelman was Chairman, Chief Executive Officer and President of UnionFed Financial Corporation and its subsidiary Union Federal Bank. Mr. Engelman is a graduate of the University of Arizona.

        Celia V. Martin is an independent director on our board. Ms. Martin was one of the founders of Friedman, Billings, Ramsey & Co., Inc. in 1989. From 1989 to June 2003, Ms. Martin served as Executive Vice President for sales at Friedman, Billings, Ramsey. Currently, Ms. Martin serves as

Senior Advisor to the FBR Executive Office. From 1987 to 1989, Ms. Martin worked as a research analyst and institutional salesperson at Johnston, Lemon & Co. (MCS Associates in 1987, Trident Financial from 1985-1987). From 1981 to 1983, Ms. Martin worked at Riggs National Bank, first in Trust Operations, and later in fixed income management in the Trust and Investment department. Ms. Martin received her M.B.A. in Finance from The Darden School at the University of Virginia, as well as a B.A. in International Relations from James Madison College at Michigan State University.

        Jonathan E. Michael is an independent director on our board. Mr. Michael has served as the President and Chief Executive Officer of RLI Corp. since 2001. Mr. Michael was elected Chairman of the Board and Chief Executive Officer of RLI Corp.'s principal insurance subsidiaries on January 1, 2002. Having joined RLI in 1982, Mr. Michael has held various positions during his tenure at RLI, including Chief Accountant, Controller and Vice President, Finance/CFO. Prior to 1982, Mr. Michael was associated with Coopers & Lybrand. He currently serves on the Board of Directors of Maui Jim, Inc., First Capital Bank, and the Peoria Civic Federation, as well as the OSF Medical Center Community Advisory Board and Eureka College Board of Trustees. Mr. Michael is a graduate of Ohio Dominican College in Columbus, Ohio.

        Jeffrey R. Springer is an independent director on our board. Mr. Springer currently serves on the board of directors of UMBC Training Centers, LLC. From 1987 to 1997, Mr. Springer served as President of Citizens Bancorp/Citizens Bank, a $4 billion bank holding company that merged with Crestar Financial in 1997. From 1980 to 1985, Mr. Springer served as Executive Vice President of Maryland National Bank. From 1974 to 1980, Mr. Springer served as Senior Vice President of Maryland National Bank. Mr. Springer received his M.B.A. from American University in Washington, D.C. and a B.A. in Economics from Upsala College in New Jersey.

        Mr. Springer has held leadership roles in numerous other organizations throughout his career including serving as a trustee for the Maryland Academy of Science; President of the Maryland Bankers Association; Chairman of Mount Washington Pediatric Hospital; advisory board member of the University of Maryland, Baltimore County; President-elect of the Merrick Advisory Board; a member of the American Bankers Council; a board member of Crestar Financial Corporation, a member of SunTrust's Baltimore and Middle Atlantic Advisory Boards, and Vice Chairman, UMBC Computer Certification Training Center. He has also served as an Executive-in-Residence at the Merrick School of Business, University of Baltimore, teaching banking and finance in their graduate program.

        Michael J. Sonnenfeld, the founder of our company, is our President, Chief Executive Officer and a director. Since July 1995, he has served as our President. From 1994 to 1995, Mr. Sonnenfeld served as Director of the Residential Mortgage Conduit for Nomura Securities International, Inc. Prior to joining Nomura, Mr. Sonnenfeld was the President of Saxon Mortgage Funding Corporation, a subprime and jumbo mortgage originator and conduit, the president of Saxon Mortgage Capital Corporation, an investor in warehouse lines funded through the issuance of commercial paper, and Executive Vice President of Resource Mortgage Investment Corporation, a public REIT with a portfolio of mortgages, mortgage securities and mortgage derivative securities. Mr. Sonnenfeld received his J.D. degree from the University of Michigan Law School and received his B.A. and M.A. degrees in Liberal Arts from the Johns Hopkins University.

        Walter P. Buczynski is our Executive Vice President—Secondary Marketing. He has held this position since January 1, 2003 and prior to that time he served as our Senior Vice President—Secondary Marketing. Prior to joining our company in 2001, Mr. Buczynski served as the Chief Operating Officer of First Home Mortgage Corporation. From 1997 to 1999, while serving as Senior Vice President, Mr. Buczynski directed the capital market activities of G.E. Capital Mortgage Services, Inc. From 1973 to 1997, Mr. Buczynski served as Executive Vice President of Secondary Marketing for Margaretten & Company, n.k.a. Chase Manhattan Mortgage Corporation. Mr. Buczynski also has served as Chairman of The GNMA Liaison Committee and Vice Chairman of the FNMA

Liaison Committee of the Mortgage Bankers Association of America. Mr. Buczynski received his B.S. degree from Rutgers University.

        James T. Hagan, Jr. is our Executive Vice President—West Non-Conforming Division. Since January 2003, he has served as our Executive Vice President—West Non-Conforming Division, and from August 1996 to January 2003, he was our Senior Vice President—Sales. Prior to joining our company in August 1996, Mr. Hagan served as Senior Vice President for Long Beach Mortgage Corporation where he developed the prime lending division. In 1994, Mr. Hagan served as Divisional Vice President for American Residential Funding, directing the activities of its sub-prime division. From 1988 to 1994, Mr. Hagan served as Regional Vice President for American Residential Mortgage Corporation. Mr. Hagan received his undergraduate degree in Business Administration from Loyola University.

        Robert G. Partlow is our Senior Vice President—Portfolio and Chief Financial Officer. He has held this position since joining us in August 2003. Prior to August 2003, Mr. Partlow served as Director of Financial Reporting for Circuit City from February 2003 to July 2003. From June 1996 to June 2002, Mr. Partlow was Chief Financial Officer, Treasurer and a director of Saxon Capital Inc. Prior to joining Saxon in 1996, Mr. Partlow served as manager of tax and accounting for Dynex Capital, Inc., as a senior tax consultant at KPMG LLP, an international accounting firm, and as a bank examiner for the Federal Reserve Bank of Richmond. Mr. Partlow received a B.S. degree in Business Administration from the University of Richmond and a M.S. degree in Accountancy from the University of Virginia. Mr. Partlow is a licensed Certified Public Accountant in the Commonwealth of Virginia.

        Gary Uchino is our Senior Vice President and Chief Credit Officer. He has held this position since joining us in December 1995. Prior to December 1995, Mr. Uchino was employed by TransAmerica Finance from 1993 to 1995. From September 1980 to June 1993, Mr. Uchino was employed by Security Pacific Corporation where he served as Vice President of credit administration responsible for underwriting and credit policy. From May 1969 to September 1980, Mr. Uchino was employed by Associates Financial Services Company where he served as director of Associates Financial Services Company of Japan, KK responsible for establishing the operations of its Japan subsidiary. Mr. Uchino attended the University of Hawaii majoring in business administration.

        Greg L. Auen is our Senior Vice President—Plains Retail Division. Since January 2003, he has served as our Senior Vice President—Plains Retail Division, and from April 1999 to January 2003, he was our Regional Vice President—Plains. Prior to joining our company in April 1999, Mr. Auen served as Senior Vice President with Centex Home Equity, where he developed the company's retail origination system. Prior to Centex, Mr. Auen developed origination territory as Assistant Vice President for Associates Financial Services. Mr. Auen also formerly served as Regional Manager for ITT Financial Services. He earned his B.S. degree in Economics and Finance from the University of Nebraska.

        John M. Camarena is our Senior Vice President—Southwest Non-Conforming Region. Since January 2003, he has served as our Senior Vice President—Southwest Non-Conforming Region, and from October 1996 to January 2003, he was our Regional Vice President—Southwest. Prior to joining our company in October 1996, Mr. Camarena founded Atlantic Pacific Bancorp, a sub-prime brokerage firm, where he served as General Manager. Prior to Atlantic Pacific, Mr. Camarena directed sub-prime production activities for American Residential Mortgage Corporation and originated sub-prime wholesale loans for Long Beach Financial Corporation. He earned his undergraduate degree in Liberal Arts at Colorado University. Mr. Camarena is an active member of the Mortgage Bankers Association of America.

        John C. Camp, IV is our Senior Vice President—Information Systems and Facilities. He has held this position since joining us in June 1999. Prior to June 1999, Mr. Camp served as an instructor and consultant for Chesapeake Computer Consultants and analyzed, developed and implemented various computer systems. From February 1996 to June 1998, Mr. Camp also served as co-owner of Bayserve Technologies Incorporated, where he directed the activities of the systems and facilities departments. Mr. Camp received his B.S. degree in Computer Science from the University of Maryland.

        Brendan A. George is our Senior Vice President—Conforming Division Production. He has held this position since joining us in January 2000. Prior to January 2000, Mr. George served as Executive Vice President for Broad Street Mortgage Corporation, a company he co-founded, from October 1995 to December 2000. From 1987 to 1995, Mr. George managed the regional retail production efforts of BancPLUS Mortgage Corporation as Senior Vice President. From 1984 to 1987, Mr. George served as vice president and branch manager with Sears Mortgage Company. He received his B.S. degree at Texas A&M University.

        Cynthia L. Harkness is our Senior Vice President—General Counsel and Secretary. She has served in this capacity since she joined us in March 2004. Prior to joining us, Ms. Harkness served as Vice President and Counsel to Constellation Power Source, Inc. Prior to joining Constellation, Ms. Harkness served as an Assistant General Counsel of Enron North America Corp. from 1999 to 2002. From 1991 through 1999, Ms. Harkness held several positions with Banque Indosuez and its successor entity Credit Agricole in New York, France and Singapore, where she served as First Vice President and Regional General Counsel—Asia Pacific. She received a B.B.A. and a J.D. from The University of Texas at Austin and is admitted to practice law in the states of Connecticut, Maryland (pending), New York and Texas.

        John J. Jacobs, IV, CMB is our Senior Vice President—Conforming Division, and is the manager of our entire Conforming Division. He has been our Senior Vice President—Conforming Division since joining us in January 2000. Prior to joining us, Mr. Jacobs co-founded Broad Street Mortgage Corporation, where he served as President and Chief Executive Officer. Prior to co-founding Broad Street, Mr. Jacobs directed all production and secondary marketing activities for BancPLUS Mortgage Corporation, where he served as Executive Vice President and Chief Lending Officer. From 1985 to 1986, as Senior Vice President and Director of Marketing with RIHT Mortgage Corporation, Mr. Jacobs managed the secondary marketing function. Earlier in his career, Mr. Jacobs held leadership roles with Cameron-Brown Company, Advance Mortgage Corporation, Southwest Mortgage Corporation, and SAFECO Title Insurance Company. Mr. Jacobs received his B.S. degree from the University of Wyoming and his M.B.A. from Duke University. He is also a graduate of the Mortgage Bankers of America's School of Mortgage Banking and is a Certified Mortgage Banker (CMB).

        John Kendall is our Senior Vice President—Portfolio Management. He has held this position since joining us in April 2004. Prior to joining April 2004, Mr. Kendall served as Director for Mason Street Advisors, a wholly owned investment management affiliate of The Northwestern Mutual Life Insurance Company, serving as a portfolio manager in the Structured Products Group dedicated to investment in asset-backed and mortgage-backed securities. Prior to joining Northwestern Mutual in 1999, he spent the initial stage of his career as an investment banker and structured finance specialist with several firms including Kidder Peabody / PaineWebber, Greenwich Capital Markets and Prudential Securities, dating back to 1988. Mr. Kendall received a B.S. from Georgetown University School of Foreign Service majoring in International Economics and an M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University majoring in Finance and Accounting.

        Mark C. Krebs is our Senior Vice President—Treasurer. He has held this position since joining us in February 2004. Prior to joining us, Mr. Krebs was Senior Vice President and Treasurer of American Home Mortgage Holdings, Inc. From 1986 to 2003, Mr. Krebs was Senior Vice President, Controller and Treasurer of Columbia National, Inc. Prior to that, Mr. Krebs was an auditor with KPMG. He graduated from Towson University in 1982 and is a certified public accountant.

        Teresa McDermott is our Senior Vice President—Controller. Since February 2004, she has served as our Senior Vice President—Controller. From January 2003 to February 2004, she held the position of Vice President & Controller, and from November 2001 to January 2003, she served as Assistant Vice President & Assistant Controller. Prior to joining our company, Ms. McDermott served as Chief Financial Officer of PCLoans.com, the successor to Capital Mortgage Bankers, Inc., a national mortgage banking corporation, from 1985 to 1990 and from 1996 to 2001. Prior to PCLoans.com, Ms. McDermott managed the financial reporting and budgeting efforts for Signature Development, Inc. where she served as Senior Vice President and Controller from 1990 through 1996. Still prior, Ms. McDermott worked as an Accounting Manager for Mercantile Mortgage Corporation. She received her B.A. degree in Accounting from Loyola College and is a certified public accountant.

        Mary A. O'Bannon is our Senior Vice President—Conforming Division Operations. She has held this position since joining us in January 2000. Prior to January 2000, Ms. O'Bannon served as Senior Vice President of Operations with Broad Street Mortgage Corporation, where she directed the company's production operations activities. Ms. O'Bannon also served for many years with BancPLUS Mortgage Corp. in several roles, including Production Operations Manager, Regional Operations Coordinator and Regional Underwriting Manager. Ms. O'Bannon received her undergraduate degree in Business Administration from the University of New Mexico.

        Teri A. Rapp is our Senior Vice President—West Non-Conforming Division Operations. Since January 2003, she has served as our Senior Vice President—West Non-Conforming Division Operations, and from December 1995 to January 2003, she was our Vice President—Operations. Prior to joining our company in December 1995, Ms. Rapp served as Assistant Vice President and Sales Manager with Ford Consumer Finance, where she directed the company's district credit and sales efforts. Prior to Ford, Ms. Rapp served as Compliance Manager for Home Loan Funding, Incorporated. From 1978 to 1990, Ms. Rapp served as Assistant Vice President and Operations and Compliance Manager for Wells Fargo Bank. Ms. Rapp attended Diablo Valley College.

        Diane L. Slack, CMB is our Vice President—Compliance and Quality Control. She has held this position since joining us in December 1995. Prior to joining us, Mrs. Slack served as the Assistant Vice President, Quality Control and Legal Compliance with First Fidelity Bank, where she managed the controlled risk efforts of the mortgage division. From 1988 to 1992, Mrs. Slack served as Compliance Administrator and then Compliance Officer with First American Bankshares. Prior to First American, Mrs. Slack served as Policies and Procedures Administrator for PaineWebber Mortgage Finance, Inc. Mrs. Slack received her B.A. degree in Economics from the University of California, Los Angeles and has received the Certified Mortgage Bankers (CMB) designation from the Mortgage Bankers Association of America (MBAA) where she is an active member and conference speaker. In 2001, she served as national chairman of the MBAA Quality Assurance Committee.

        Terri L. Smyth, PHR is our Vice President—Human Resources. Since January 2003, she has served as our Vice President—Human Resources. From January 2001 to January 2003, she held the position of Assistant Vice President—Human Resources, and from December 1999 to January 2001, she served as Human Resources Manager. Prior to joining our company, Ms. Smyth developed and implemented the human resources function for various start-up corporate operations as a human resources consultant for Interim Professional Services. From 1996 to 1999, Ms. Smyth served as Benefits and Employee Relations Manager for CreditTrust Corporation, directing the general operations of the company's human resources department. Prior to CreditTrust, Ms. Smyth served as Regional Human Resources Administrator for United HealthCare Corporation. Ms. Smyth received her B.A. degree in Public Relations/Communication Arts at the University of Maryland and is recognized as a certified professional in human resource management by the National Society of Human Resource Management where she is an active member.

The Board of Directors

        Our bylaws currently provide for a seven-member board of directors. We currently have six directors and expect to nominate a seventh director following the effective date of the registration statement of which this prospectus is a part. The terms of office of the members of our board of directors are not divided into classes, and, therefore, our entire board of directors will be elected each year. The authorized number of directors may be changed only by resolution of the board of directors.

        In connection with the 144A Offering, we granted to FBR or an affiliate (the FBR Group) the right to designate two individuals who are employees or agents of the FBR Group as observers at meetings of our board of directors and any committee of our board of directors (the FBR Observers). The FBR Observers are entitled to attend and, in a non-voting capacity, participate in all annual, regular and special meetings of our board of directors and committees of our board of directors and, in this respect, will be provided copies of all notices, minutes, consents, and other materials concurrently with the members of our board of directors and the committees of our board of directors until the earlier of (i) the time at which the FBR Group owns less than 1,425,000 shares of our common stock, or (ii) for one observer, the second anniversary of the closing of the 144A Offering (or November 14, 2005), and, for the other observer, the fourth anniversary of the closing of the 144A Offering (or November 14, 2007). The rights of the FBR Observers are set forth in a board observer agreement.

        The board observer agreement with FBR reserves the right for the board of directors to meet in executive session and exclude from any executive session any person, including the FBR Observers, and the right to withhold from the FBR Observers written material or other information, including portions of board and committee minutes and other information, if the board of directors, in its good faith judgment, considers these actions necessary or appropriate to carry out its duties in accordance with reasonable corporate governance principles and practices.

        The board observer agreement with FBR also includes confidentiality provisions that obligate the FBR Observers to hold in strict confidence, and restricts the FBR Observers from using in a manner that could be adverse to us, any confidential information they obtain about us as a result of the exercise by FBR of its observer rights.

Board Committees

  Audit Committee

        Our audit committee is comprised of three independent directors:

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  Jonathan E. Michael, Chair

  •
  Jeffrey R. Springer

  •
  Thomas D. Eckert

        Our board of directors has determined that all members of the audit committee satisfy the independence requirements of NASDAQ. Our board also has determined that:

  •
  Each of Messrs. Michael, Eckert and Springer qualifies as an "audit committee financial expert," as defined in the applicable SEC and NASD Market rules; and

  •
  all members of the audit committee satisfy the financial literacy requirements under the NASD Market rules.

        Our audit committee operates pursuant to a written charter adopted by the board. Among other things, the audit committee charter provides that the audit committee's primary duties include:

  •
  serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance generally of our internal audit function;

  •
  overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside auditors, who will report directly to the audit committee;

  •
  providing an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board of directors;

  •
  meeting at least quarterly with senior executives, internal audit staff and independent auditors; and

  •
  preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholders meeting.

        Our audit committee charter also mandates that our audit committee approve all audit, audit-related, tax and other services conducted by our independent accountants.

  Compensation Committee

        Our compensation committee consists of three independent directors:

  •
  Jeffrey R. Springer, Chair

  •
  David S. Engelman

  •
  Celia V. Martin

        Our compensation committee charter operates pursuant to a written charter adopted by the board. Among other things, the compensation committee charter calls upon the compensation committee to:

  •
  establish guidelines and standards for determining the compensation of our executive officers;

  •
  evaluate performance of our senior executives;

  •
  review our executive compensation policies;

  •
  recommend to our board of directors compensation for our executive officers and directors;

  •
  administer and implement our equity incentive plans;

  •
  determine the number of shares underlying, and the terms of, restricted common stock awards, stock options and other equity compensation awards to be granted to our directors, executive officers and other employees pursuant to these plans;

  •
  review and approve any severance or similar termination payments proposed to be made to any of our current or former executive officers; and

  •
  prepare a report on executive compensation for inclusion in the annual proxy statement for our annual stockholders meetings.

  Governance and Nominating Committee

        Our governance and nominating committee consists of:

  •
  David S. Engelman, Chair

  •
  Celia V. Martin

  •
  Jonathan E. Michael

  •
  Thomas D. Eckert

        Our governance and nominating committee operates pursuant to a written charter adopted by the board. Among other things, the governance and nominating committee charter calls upon the committee to:

  •
  establish standards for service on our board of directors;

  •
  identify individuals qualified to become members of our board of directors and recommending director candidates for election or re-election to our board;

  •
  consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting directors;

  •
  monitor our corporate governance principles and practices, human resource practices and fulfillment of obligations of fairness in internal and external matters; and

  •
  assist our board in monitoring our compliance with applicable laws, rules and regulations and the requirements of the NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

        Prior to the merger of Fieldstone Holdings with and into Fieldstone Investment in connection with the closing of the 144A Offering, all compensation decisions were made by Fieldstone Holdings' board of directors, including Mr. Sonnenfeld. During that period, none of the members of our board, nor any of our executive officers, served as a member of the governing body or compensation committee of any other entity that had one or more executive officers serving as a member of our board.

        In connection with the 144A Offering, we increased the size of our board of directors to seven and elected five new members. None of our directors, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board.

Compensation of Directors

        Any member of our board of directors who is also an employee will not receive any additional compensation for serving on our board.

        We pay our independent directors the following fees:

Annual retainer	$40,000 ($50,000 per annum for the Chairman of the Board)
Annual retainer for committee chairman	$5,000
Fee for each board and committee meeting attended in person	$2,500 ($5,000 per meeting for the Chairman of the Board or of the Committee)
Fee for each board and committee meeting attended telephonically	$1,250 ($2,500 per meeting for the Chairman of the Board or of the Committee)

        We will also reimburse our non-employee directors for their reasonable travel expenses incurred in connection with their attendance at board meetings.

        Mr. Eckert received options to purchase 30,000 shares of our common stock at an exercise price of $15 per share, the price paid by the investors in the 144A Offering, and each of the other non-management directors received options to purchase 15,000 shares of our common stock at the same exercise price. These grants were made under our Stock Plan.

        Mr. Eckert received 20,000 shares of restricted stock, and each of the other non-management directors received 10,000 shares of restricted stock. These grants were made under our Stock Plan.

Executive Compensation

        The following table sets forth the total compensation paid or accrued by us during the last fiscal year to our chief executive officer and our other four most highly compensated executive officers:

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation(1)				Awards		Payouts
Name and Principal Position	Year	Salary ($)		Annual Bonus ($)(2)	Other Annual Compensation ($)	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts ($)	All Other Compensation ($)(3)
Michael J. Sonnenfeld, Director President and Chief Executive Officer	2003	$287,500		$600,000	$2,803	100,000	200,000	—	$5,850,000
Walter P. Buczynski, Executive Vice President—Secondary Marketing	2003	$234,395		$250,000	$2,514	40,000	40,000	—	$750,000
Robert G. Partlow, Senior Vice President—Portfolio and Chief Financial Officer	2003	$116,827	(4)	$185,000	—	20,000	30,000	—	—
Gary Uchino, Senior Vice President and Chief Credit Officer	2003	$156,250		$150,000	$2,744	20,000	30,000	—	$400,000
John C. Camp, IV, Senior Vice President—Information Systems and Facilities	2003	$156,250		$150,000	$3,160	20,000	30,000	—	$500,000

(1)
Excludes 401(k) matching, car allowances and life insurance benefits. None of the named executive officers received perquisites or benefits that met or exceeded the lesser of $50,000 or 10% of his respective salary plus bonus payments.

(2)
Includes deferred bonus awards made in 2003 under the Senior Manager Incentive and Retention Plan and amounts accrued in 2003 relative to our performance in 2003, but paid in January 2004.

(3)
Includes change of control bonuses determined by the board of directors of Fieldstone Holdings prior to the closing of the 144A Offering. The compensation committee of the board of directors of Fieldstone Holdings awarded a change of control bonus of $2.0 million to Mr. Sonnenfeld. In addition, Mr. Sonnenfeld received an additional payment of $3.85 million prior to the closing of the 144A Offering relative to his tax liabilities and as other consideration. The compensation committee of the board of directors of Fieldstone Holdings determined that the aggregate amount payable to Messrs. Buczynski, Uchino, Camp and the other senior officers eligible to participate in the change of control bonus pool established under the terms of the Senior Manager Incentive and Retention Plan aggregated $8.4 million. This aggregate amount was allocated among the eligible managers by the compensation committee of Fieldstone Investment following the closing of the 144A Offering. The aggregate amount of all of the change of control bonuses, the payment to Mr. Sonnenfeld of his 2003 bonus and other payments were accrued prior to the closing of the 144A Offering.

(4)
Reflects base salary for the period from August 4, 2003 through December 31, 2003.

Employment Agreements

        We have entered into employment agreements with the executive officers and key employees named herein for three-year terms, which automatically renew for successive one-year terms. The employment agreements require each of them to devote their best efforts to our interests and business and prohibit them from disclosing information, competing with us and soliciting employees for specified periods during and after termination of employment. We also extend to each of our executive officers various benefits and reimbursement of expenses.

        The employment agreements provide that in the event the executive officer is terminated other than for cause or resigns for good reason, we will pay to that executive two years of extended severance in the annual amounts shown below for each of them respectively, and provide other specified benefits, including a tax gross-up for any excise tax related to any payments deemed to be excess parachute payments.

Summary Employment Agreement Table

	Annual Compensation in 2004(1)		Potential Extended Severance
Name and Title	Salary	Bonus(2)	Annual Payment
Michael J. Sonnenfeld, Director, President and Chief Executive Officer	$375,000	$375,000	$1,000,000
Walter P. Buczynski, Executive Vice President—Secondary Marketing	$300,000	$300,000	$400,000
Robert G. Partlow, Senior Vice President—Portfolio and Chief Financial Officer	$300,000	$300,000	$300,000
Gary Uchino, Senior Vice President and Chief Credit Officer	$200,000	$200,000	$250,000
John C. Camp, IV, Senior Vice President—Information Systems and Facilities	$200,000	$200,000	$300,000

(1)
These amounts may be adjusted by the compensation committee for years after 2004.

(2)
Potential bonus amounts shown will be accrued in 2004 relative to our performance in 2004 and will be paid in January 2005. The amounts shown are the maximum available for each officer. Only the amounts earned will be paid.

Option Grants

        The following table describes the stock options granted to our named executive officers in 2003. The table also includes the potential realizable value of these grants over the ten-year term of the options, based on assumed rates of stock-price appreciation of 5% and 10%, compounded annually, from the stated exercise price. The assumed rates of stock-price appreciation have been selected in accordance with the rules of the SEC and do not represent an estimate of our future stock price. We face the risk that our actual stock price will not appreciate over the option terms at the assumed rates of 5% and 10%, or at all. Unless the market price of the shares underlying each option increases above the exercise price over the option term, the named executive officer will not realize any value from the option grant. None of our named executive officers has exercised any options to purchase our common stock.

Option Grants in 2003

	Individual Grants
						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options/SARs Granted (#)(1)
			% of Total Options/SARs Granted to Employees in Fiscal Year
Name				Exercise of Base Price ($/Sh)	Expiration Date
						5% ($)	10% ($)
Michael J. Sonnenfeld	200,000	(2)	26.67%	$15.00	11/14/13	$1,886,684	$4,781,227
Walter P. Buczynski	40,000		5.33%	$15.00	11/14/13	377,337	956,245
Robert G. Partlow	30,000		4.00%	$15.00	11/14/13	283,003	717,184
Gary Uchino	30,000		4.00%	$15.00	11/14/13	283,003	717,184
John C. Camp, IV	30,000		4.00%	$15.00	11/14/13	283,003	717,184

(1)
These options vest over a four-year period at a rate of 25% on each December 31st, beginning on December 31, 2004.

(2)
100,000 of these options fully vested upon the closing of the 144A Offering. Pursuant to an agreement with FBR, Mr. Sonnenfeld agreed to purchase 100,000 shares of our common stock underlying his options with not less than two-thirds of his after-tax dividends received relative to his outstanding shares of our common stock. The potential realizable value calculations in this table for Mr. Sonnenfeld are based on the entire number of options awarded to him without consideration of this agreement.

(3)
The potential realizable value is reported net of the option price, but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% from the date of grant to the expiration date of the options.

Equity and Benefit Plans

  Stock Plan

        A description of the provisions of our Equity Incentive Plan (Stock Plan) is set forth below. This summary is qualified in its entirety by the detailed provisions of the Stock Plan, which is included as an exhibit to the registration statement of which this prospectus is a part.

        The board of directors and all of our stockholders prior to the closing of the 144A Offering approved the Stock Plan. The purpose of the Stock Plan is to provide incentives to our employees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. As of April 21, 2004, 1,382,000 shares remained available for issuance under the Stock Plan.

        The maximum number of shares of common stock subject to options, share appreciation rights or time-vested restricted stock that can be issued under the Stock Plan to any single person is 900,000 shares in any calendar year. The maximum number of shares that can be issued under the Stock Plan to any person other than pursuant to an option, appreciation rights or time-vested restricted stock is 450,000 shares in any calendar year.

        The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $2,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $5,000,000.

        Administration.    The Stock Plan is administered by the compensation committee of our board of directors. Subject to the terms of the Stock Plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the Stock Plan.

        Source of Shares.    The shares of common stock issued or to be issued under the Stock Plan consist of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any shares of common stock, then the number of shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the Stock Plan. These shares will be deducted from the maximum individual limits described above.

        Eligibility.    Awards may be made under the Stock Plan to our employees and our affiliates' employees, outside directors and consultants and to any other individual whose participation in the Stock Plan is determined to be in our best interests by our compensation committee.

        Amendment or Termination of the Stock Plan.    While our board of directors may terminate or amend the Stock Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our stockholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the Stock Plan, materially increase the aggregate number of shares that may be issued under the Stock Plan or materially modify the requirements as to eligibility for participation in the Stock Plan. Unless terminated earlier, the Stock Plan will terminate in 2013, but will continue to govern unexpired awards.

        Options.    The Stock Plan permits the granting of options to purchase common stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee's stock option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the Stock Plan.

        The term of each stock option is fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option that was surrendered or exchanged.

        In general, an optionee may pay the exercise price of an option by cash, certified check, by shares of tendering common stock (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise after such time as the common stock has become publicly traded. Stock options granted under the Stock Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified stock options for the benefit of immediate family members of grantees to help with estate planning concerns.

        Other Awards.    The compensation committee also may award under the Stock Plan:

  •
  common stock subject to restrictions;

  •
  common stock units, which are the conditional right to receive common stock in the future, subject to restrictions and to a risk of forfeiture;

  •
  unrestricted common stock, which are shares of common stock issued at no cost or for a purchase price determined by the compensation committee that are free from any restrictions under the Stock Plan;

  •
  dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common stock;

  •
  a right to receive a number of shares of common stock or, at the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

  •
  performance and annual incentive awards, ultimately payable in common stock or cash, as determined by the compensation committee.

        The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

        Section 162(m) of the Internal Revenue Code limits companies with a class of common equity securities required to be registered under Section 12 of the Exchange Act to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer and the four highest compensated executive officers other than the chief executive officer determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The Stock Plan is designed to permit the compensation committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m) at such time as we become subject to Section 162(m).

        Business Criteria.    The compensation committee will use one or more of the following business criteria, on a consolidated basis, or with respect to specified subsidiaries in establishing performance goals for awards granted to covered employees, if the awards are intended to comply with Section 162(m) of the Internal Revenue Code:

  •
  total stockholder return;

  •
  total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  net income;

  •
  pretax earnings;

  •
  earnings before interest expense and taxes;

  •
  earnings before interest, taxes, depreciation and amortization;

  •
  operating margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on capital;

  •
  return on assets;

  •
  return on investment;

  •
  operating earnings;

  •
  working capital;

  •
  ratio of debt to stockholders' equity;

  •
  funds from operations;

  •
  loan quality, loan production, or loan trading margins;

  •
  book value; and

  •
  revenue.

        Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Stock Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events.

  401(k)

        We offer to all of our employees the opportunity to participate in our 401(k) plan. We will match 100% of the employee's contributions to the 401(k) plan, up to 6% of the employee's income each year, subject to statutory limits.

Indemnification and Limitation on Liability; Insurance

        Section 2-418 of the Maryland General Corporation Law (MGCL) permits a corporation to indemnify certain of its officers, directors, employees and agents. Our charter provides that we must indemnify, to the fullest extent permitted under Maryland law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

        We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Our charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty (except for liability for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, violations under Section 2-418 of the MGCL or for any transaction from which the director derived an improper personal benefit). We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

PRINCIPAL STOCKHOLDERS

        The following table sets forth the total number and percentage of our shares of common stock beneficially owned as of April 21, 2004 and that will be owned immediately following the closing of this offering by: (i) each of our directors; (ii) our chief executive officer and each of the other four most highly compensated executive officers; (iii) all executive officers and directors as a group; and (iv) each stockholder known to us to own beneficially more than five percent of our shares of common stock.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering(2)
Beneficial Owner(1)
	Number	Percent	Number	Percent
Directors and Officers(3)
Thomas D. Eckert(4)	86,000	*	86,000	*
David S. Engelman(5)	13,500	*	13,500	*
Celia V. Martin(6)	43,500	*	43,500	*
Jonathan E. Michael(7)	14,000	*	14,000	*
Jeffrey R. Springer(8)	17,000	*	17,000	*
Michael J. Sonnenfeld(9)	1,009,200	2.07%	1,009,200	2.07%
Walter P. Buczynski(10)	60,000	*	60,000	*
John C. Camp, IV(11)	38,000	*	38,000	*
Robert G. Partlow(12)	46,700	*	46,700	*
Gary Uchino(13)	69,000	*	69,000	*

Executive officers and directors as a group (ten persons)	1,396,900	2.89%	1,396,900	2.89%
Friedman, Billings, Ramsey Group, Inc.(14) 1001 19th Street North Arlington, VA 22209	4,679,229	9.58%	4,679,229	9.58%
Legg Mason(15) 100 Light Street Baltimore, MD 21202	2,667,000	5.46%	2,667,000	5.46%
Franklin Templeton (16) 2099 Gaither Road, Suite 501 Rockville, MD 20850-4045	3,324,900	6.80%	3,324,900	6.80%

*
Less than 1%.

(1)
Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement.

(2)
Assumes that the named stockholders do not purchase or sell any shares of our common stock prior to completion of this offering. These stockholders are not required to sell their shares. Calculated using 48,855,860 shares outstanding as of April 21, 2004. Additionally, in accordance with Rule 13d-3(d)(i) of the Exchange Act, in calculating the percentage of each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of the holder's options to purchase common stock, if any, exercisable within 60 days of April 21, 2004; however, we did not assume exercise of any other holder's options.

(3)
The address of each of our officers and directors is c/o Fieldstone Investment Corporation, 11000 Broken Land Parkway, Suite 600, Columbia, Maryland 21044.

(4)
Includes 20,000 shares of restricted stock issued under our Stock Plan.

(5)
Includes 10,000 shares of restricted stock issued under our Stock Plan.

(6)
Includes 10,000 shares of restricted stock issued under our Stock Plan.

(7)
Includes 10,000 shares of restricted stock issued under our Stock Plan.

(8)
Includes 10,000 shares of restricted stock issued under our Stock Plan.

(9)
Includes 100,000 shares of restricted stock issued under our Stock Plan and 100,000 vested options granted under our Stock Plan and subject to an agreement to purchase the shares underlying these vested options with not less than two-thirds of his after-tax dividends received relative to his outstanding shares of common stock.

(10)
Includes 40,000 shares of restricted stock issued under our Stock Plan.

(11)
Includes 20,000 shares of restricted stock issued under our Stock Plan.

(12)
Includes 20,000 shares of restricted stock issued under our Stock Plan.

(13)
Includes 20,000 shares of restricted stock issued under our Stock Plan.

(14)
Based solely on a Form 13G filed on February 17, 2004, Friedman, Billings, Ramsey Group, Inc., Eric F. Billings and Emanuel J. Friedman have shared voting and dispositive power with respect to all shares beneficially owned by them.

(15)
Based solely on the beneficial ownership list provided by ADP-ICS Issuer Services on March 25, 2004. We do not have any further information about the manner in which the shares are held by this stockholder.

(16)
Based solely on the beneficial ownership list provided by ADP-ICS Issuer Services on March 25, 2004. We do not have any further information about the manner in which the shares are held by this stockholder.

SELLING STOCKHOLDERS

        The selling stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares of our common stock. When we refer to the "selling stockholders" in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and others who later come to hold any of the selling stockholders' interests other than through a public sale.

        The table below sets forth the name of each selling stockholder and the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, from time to time, as of April 21, 2004. To our knowledge, except as noted below, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of the shares covered by this prospectus.

        Because the selling stockholders may offer all, some or none of the shares of the common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that the selling stockholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of stock during the offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of our common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below(1):

	Beneficial Ownership Prior to Resale Offering		Shares Offered Pursuant to Prospectus (Maximum Number That May be Sold)	Beneficial Ownership After Resale Offering
Selling Stockholder	Shares	Percentage of Class		Shares	Percentage of Class(2)

All other selling stockholders(3)(4)

Total		100%	48,325,860		100%

*
Less than 1%

(1)
This registration statement shall also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of the registrant's outstanding shares of common stock.
(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 48,855,860 shares of common stock outstanding as of April 21, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of any options to purchase common stock held by the selling stockholder; however, we did not assume exercise of any other holder's options.

(3)
To the extent required by SEC rules, new selling stockholders, if any, will be set forth from time to time in pre-effective or post-effective amendments to the registration statement of which this prospectus is a part.
(4)
Assumes that any other holders of registrable common stock do not beneficially own any common stock other than the registrable common stock offered by this prospectus.

        Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements if and when required.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Revolving Line of Credit, Bridge Loan.    At December 31, 2002, December 31, 2001 and December 31, 2000, we had a $12.0 million revolving line of credit with a related party. The loan was guaranteed by the shareholders of Fieldstone Holdings, including Michael J. Sonnenfeld. The loan was subordinated to our warehouse lines and repurchase facilities. At December 31, 2003, the balance outstanding was $0. As of December 31, 2002, 2001 and 2000, the balances outstanding were $12.0 million, $12.4 million (including a bridge loan described below) and $6.4 million, respectively. The interest rate on this facility was the prime rate and it was to have matured on October 30, 2008. For the year ended December 31, 2003, we recognized interest expense on this debt of $0.5 million. For the years ended December 31, 2002, 2001 and 2000, we recognized interest expense on this debt of $0.6 million, $0.7 million and $0.9 million, respectively. This revolving line was increased to $32.8 million on September 15, 2003, all of which was repaid in full from the proceeds of the 144A Offering. At December 31, 2001, we also had a $448,326 bridge loan with the same related party, which was repaid in full in 2002.

        Loans to Officers.    In October 2000, our President and Chief Executive Officer, Michael J. Sonnenfeld, borrowed $765,301 from the related party referred to above to purchase shares of common stock of our predecessor, Fieldstone Holdings, in a recapitalization transaction. The purchased shares were pledged to secure the loan. This loan accrued interest at the prime rate. This loan was repaid on November 14, 2003. In 2003, we advanced $60,000 to Walter P. Buczynski, our Executive Vice President, Secondary Marketing, against future earnings during his employment with us. This advance was repaid on December 30, 2003.

        Option Grants to Directors, Executive Officers and Key Employees.    In November 2003, we granted options to purchase shares of our common stock to each of the directors, officers and key employees named below. The exercise price of the options is $15 per share, and the options vest over a four-year period. All of the option grants were made pursuant to our Stock Plan.

Name	Outstanding Options as of December 31, 2003
Thomas D. Eckert	30,000
David S. Engelman	15,000
Celia V. Martin	15,000
Jonathan E. Michael	15,000
Jeffrey R. Springer	15,000
Michael J. Sonnenfeld	200,000	(1)
Walter P. Buczynski	40,000
John C. Camp, IV	30,000
Robert G. Partlow	30,000
Gary Uchino	30,000

(1)
100,000 of the options granted to Michael J. Sonnenfeld vested following the closing of the 144A Offering.

        Issuance of Restricted Stock to Directors, Executive Officers and Key Employees.    In November 2003, we issued restricted stock to each of the directors, executive officers and key employees named below. All of these issuances of restricted stock were made under our Stock Plan.

Name	Restricted Stock(1)
Thomas D. Eckert	20,000
David S. Engelman	10,000
Celia V. Martin	10,000
Jonathan E. Michael	10,000
Jeffrey R. Springer	10,000
Michael J. Sonnenfeld	100,000
Walter P. Buczynski	40,000
John C. Camp, IV	20,000
Robert G. Partlow	20,000
Gary Uchino	20,000

(1)
Subject to forfeiture over a 4-year vesting period, subject to ratable forfeiture.

        Sale of Stock to Our President and Chief Executive Officer.    On November 14, 2003, as part of the 144A Offering, we sold 33,340 shares of our common stock to Michael J. Sonnenfeld at $15.00 per share, for an aggregate purchase price of $500,100.

        We believe that all of the transactions described above were in our best interests and on terms no less favorable to us than could have been obtained from unaffiliated third parties. All of the securities referenced above, with the exception of the restricted stock, were sold at prices equal to the fair market value, as determined by our board of directors, on the date of issuance.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information About Fieldstone Investment Corporation" on page 162.

General

        Our charter provides that we may issue up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having par value $0.01 per share. As of April 21, 2004, 48,855,860 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Maryland law provides that none of our stockholders is personally liable for any of our obligations solely as a result of that stockholder's status as a stockholder.

Voting Rights of Common Stock

        Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph.

Dividends, Liquidation and Other Rights

        Holders of our shares of common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

        Holders of our shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of our common stock have equal dividend, liquidation and other rights.

        Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of our stock (including preferred stock), to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

        Our charter authorizes our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board will be required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of April 21, 2004, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Restrictions on Ownership and Transfer

        As a REIT, under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year starting in 2004, our first full year after electing REIT status. Also, no more than 50% of the value of our outstanding shares of capital stock (after taking into account options to acquire shares of stock) may be owned, directly or constructively, by 5 or fewer individuals (as defined in the Internal Revenue Code to include certain entities) as of December 31, 2004, the end of our first full year after electing REIT status. In addition, although the law on the matter is unclear, a tax might be imposed if we hold a taxable mortgage pool and will be imposed on us if we hold a residual interest in a REMIC, and if certain types of entities hold our shares.

        Because our board of directors believes that it is essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and will prohibit certain entities from owning our shares. Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our outstanding shares of capital stock. In addition, our charter prohibits the following entities from owning our shares: the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer's cooperative described in Section 521 of the Internal Revenue Code, that is exempt from both income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative.

        Our charter also prohibits any person from (i) beneficially owning shares of our capital stock that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of the owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such owner's beneficial ownership on Fieldstone Investment's status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

        The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our charter and our bylaws. See "Where You Can Find More Information About Fieldstone Investment Corporation" for how to obtain copies of our charter and our bylaws.

Number of Directors; Vacancies

        Our charter and bylaws provide that the number of our directors shall be seven and may only be increased or decreased by a vote of a majority of the members of our board of directors. Our charter provides that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Removal of Directors

        Our charter provides that a director may be removed only with cause and upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for 5 years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

  •
  any person or entity who beneficially owns 10% or more of the voting power of our stock; or

  •
  an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

        A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by them.

        After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of capital stock; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.

        Our charter contains a provision exempting us from the provisions of the Maryland business combination statute.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders' meeting.

        If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

        Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law. Nothing prevents our board of directors from amending or repealing this provision in the future.

Amendment of Charter

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter or merge with another entity unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation's charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph.

Limitation of Liability and Indemnification

        Our charter limits the liability of our directors and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the director that was material to the cause of action adjudicated.

        Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former director or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former directors and officers for an adverse judgment in a derivative action or if the director or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking by him or her to repay the amount reimbursed by us if the standard of conduct is not met.

Operations

        We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

        Our charter provides for us to have a perpetual existence. Pursuant to our charter, and subject to the provisions of any of our classes or series of shares of capital stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Stockholders

        Under our bylaws, annual meetings of stockholders are to be held upon reasonable notice and not less than 30 days after delivery of our annual report as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the Chairman of our board of directors, our President or our Secretary upon the written request of the holders of common stock entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of directors; or

  •
  by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of directors; or

  •
  provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws will not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

        The fiduciary duty and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the provisions of our charter on the removal of directors and the restrictions on the transfer of shares of capital stock, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the shares of common stock or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

        As of April 21, 2004, we had outstanding 48,855,560 shares of common stock and options to purchase an additional 788,000 shares of common stock. All of the shares of common stock sold by the selling stockholders will be freely tradable in the public market without restriction or limitation under the Securities Act, except for any shares purchased by any "affiliate" (as defined in the Securities Act) of ours. The shares of common stock that are held by our affiliates are "restricted shares" for purposes of Rule 144 under the Securities Act and may not be sold by the affiliate other than in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.

        In general, under Rule 144 as currently in effect, an affiliate of ours may sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of such class, or (ii) the average weekly trading volume on NASDAQ during the four calendar weeks preceding the date on which a notice of sale is filed with the SEC with respect to the proposed sale. Sales under Rule 144 are subject to restrictions relating to the manner of sale, notice and the availability of current public information about the issuer. A person who has not been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate), would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

        In addition, we will file a registration statement on Form S-8 covering the issuance of 2.7 million shares of common stock pursuant to our Stock Plan promptly after the effectiveness of the registration statement of which this prospectus is a part. Accordingly, these shares of common stock will be available for sale in the public market without restriction or limitation under the Securities Act, except for any shares held by an affiliate. The maximum aggregate number of shares available under the Stock Plan is 2.7 million shares.

        We cannot predict the effect that any future sales of common stock, or the availability of such shares for sale, will have on the market price of our common stock from time to time. We believe that sales of substantial numbers of shares of common stock, or the perception that such sales could occur, would adversely affect prevailing market prices of the common stock and our ability to raise capital in the future through the sale of additional securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of our common stock. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax considerations to you may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to you if, for example, you are:

  •
  a tax-exempt organization;

  •
  a broker-dealer;

  •
  a non-U.S. person;

  •
  a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;

  •
  subject to the alternative minimum tax provisions of Internal Revenue Code;

  •
  holding the stock as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction;

  •
  holding the stock through a partnership or similar pass-through entity;

  •
  a person with a "functional currency" other than the U.S. dollar;

  •
  beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us;

  •
  a U.S. expatriate; or

  •
  otherwise subject to special tax treatment under the Internal Revenue Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with investors that hold the stock as a "capital asset," within the meaning of Section 1221 of the Internal Revenue Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (IRS), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received, and do not currently intend to seek, any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common stock and the potential changes in applicable tax laws.

Our Qualification and Taxation as a REIT

        General.    For certain years prior to 2003, our predecessor, Fieldstone Holdings, was a Delaware corporation that was subject to tax as a non-REIT C corporation. Fieldstone Holdings owned 100% of Fieldstone Mortgage, which was formed in 1995 and was also subject to tax as a C corporation for certain of its taxable years until 2003. Fieldstone Holdings elected to be treated as an S corporation for federal income tax purposes, effective January 1, 2003. As a result of Fieldstone Holdings' S election, on January 1, 2003, Fieldstone Mortgage became a "qualified subchapter S subsidiary" of Fieldstone Holdings and was disregarded as an entity separate from Fieldstone Holdings for federal income tax purposes from that date. Effective November 13, 2003, Fieldstone Holdings revoked its S corporation status. The termination of its S election caused its tax year (short S corporation year) to terminate and a new tax year (short C corporation year) to commence on November 13, 2003, the termination date. The short C corporation year that commenced on November 13, 2003 ended on December 31, 2003. On November 14, 2003, Fieldstone Holdings merged with and into us, and we were the surviving entity.

        We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code, effective on November 13, 2003, the first day of the short C corporation year. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Commencing with the short C corporation year, we believe that we have been organized and have operated in such a manner as to qualify for taxation as a REIT, and we intend to continue to be organized and to operate in such a manner.

        In connection with this prospectus, we expect to receive an opinion of Hogan & Hartson L.L.P. to the effect that, assuming that the elections and other procedural steps described in this section captioned "Material Federal Income Tax Considerations" were or will be completed by us in a timely fashion, we were organized and operated in conformity with the requirements for qualification as a REIT, effective for our short C corporation year ended December 31, 2003, and our current organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for 2004 and thereafter. It must be emphasized, however, that the opinion of Hogan & Hartson L.L.P. will be based on various assumptions related to our organization and operations and is conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. Hogan & Hartson L.L.P. will not review our compliance with the requirements. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan & Hartson L.L.P. or by us that we will so qualify for any particular year. Hogan & Hartson L.L.P. will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Failure to Qualify."

        The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to stockholders. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose stockholders who are taxed as individuals are generally taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates, and whose stockholders who are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Overall, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

        While we are generally not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal income tax as follows.

  •
  We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

  •
  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" due to our undistributed items of tax preference and alternative minimum tax adjustments.

  •
  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

  •
  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

  •
  We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

  •
  85% of our REIT ordinary income for the year;

  •
  95% of our REIT capital gain net income for the year; and

  •
  any undistributed taxable income from prior taxable years

        over excess distributions made with respect to prior years.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

  •
  We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary of ours) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  •
  With respect to an interest in a taxable mortgage pool or a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a taxable mortgage pool, we might be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held by "disqualified organizations." For a discussion of "excess inclusion income," see "—Taxable Mortgage Pools and REMICs." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

  •
  any foreign government; any international organization;

  •
  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

  •
  any rural electrical or telephone cooperative.

        For this reason, our charter prohibits disqualified organizations from owning our shares.

  •
  If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction (including as a result of our conversion to a REIT from an S corporation that was taxable as a non-REIT C corporation in previous years), we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

        The provisions of the Internal Revenue Code applicable to S corporations apply a rule similar to the one described in the last bullet point above to tax built-in gain attributable to a non-REIT C corporation if the C corporation makes an S election and recognizes any of the built-in gain during the 10-year period following the effective date of the S election. On the effective date of the S election of Fieldstone Holdings, our predecessor, which was January 1, 2003, Fieldstone Holdings had a material amount of "franchise value" in its business in excess of its book value, which could give rise to a tax liability attributable to the built-in gain rules described above. As a consequence of the merger and our REIT election, we inherited the potential tax liability relating to any built-in gain of Fieldstone Holdings. Accordingly, if we sell our business or substantially all of our assets during the 10-year period ending December 31, 2012, we will be subject to regular corporate tax on some amount of gain. The total amount of gain on which we can be taxed is limited to the excess of the aggregate fair market value of Fieldstone Holdings' assets at the time of the S election over the adjusted tax bases of those assets at that time. As this tax would be significant, we intend to manage our affairs in a manner that takes into account the potential incurrence of this tax. This may result in our seeking to avoid any taxable disposition of our business or substantially all of our assets prior to January 1, 2013, even if such transaction might otherwise be in our best interests if this tax were not to apply. None of the loan sales made by Fieldstone Holdings since January 1, 2003 triggered any built-in gains tax because those loans were held for sale and, therefore, Fieldstone Holdings was required to use "mark-to-market" accounting with respect to those loans for its tax accounting. Consequently, there was no gain attributable to those loans for tax purposes at the time of Fieldstone Holdings' S election.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, including Fieldstone Mortgage, will be subject to federal corporate income tax on its net income.

        Requirements for Qualification as a REIT.    The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

        Distribution of "Earnings and Profits" Attributable to Non-REIT C Corporation Taxable Years. To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT C corporation taxable year (non-REIT C corporation E&P). As of the effective date of Fieldstone Holdings' S election, Fieldstone Holdings had non-REIT C corporation E&P. We succeeded to any non-REIT C corporation E&P of Fieldstone Holdings and had until the close of our first taxable year as a REIT, December 31, 2003, to distribute any such remaining non-REIT C corporation E&P. Prior to the effective date of our REIT election, November 13, 2003, during Fieldstone Holdings' short S corporation year, Fieldstone Holdings made regular tax distributions to its S corporation shareholders. Ordinarily, distributions paid by an S corporation are treated by a shareholder, first, as a nontaxable return of capital to the extent of the shareholder's share of the S corporation's "accumulated adjustments account," and, second, as a dividend to the extent of the S corporation's accumulated non-REIT C corporation E&P. Fieldstone Holdings obtained the consent of each of its S corporation shareholders to whom a distribution was made during the short S corporation year to elect to have its 2003 distributions treated first as dividends to the extent of Fieldstone Holdings' non-REIT C corporation E&P.

        Fieldstone Holdings commissioned a national accounting firm to prepare an estimate of its non-REIT C corporation E&P at December 31, 2002. This estimate formed the basis of our determination of the amount of dividends that were paid to Fieldstone Holdings' shareholders prior to the closing of the 144A Offering to purge the non-REIT C corporation E&P for Fieldstone Holdings. Accordingly, we believe that as of the close of 2003, we no longer had any non-REIT C corporation E&P.

        There can be no assurance, however, that the IRS will not examine Fieldstone Holdings' tax returns from its years as a C corporation and propose adjustments to increase Fieldstone Holdings' taxable income from those years. If the IRS determines that we failed to distribute all of our non-REIT C corporation E&P by the close of 2003, although the law on this issue is not entirely clear, we may avoid being disqualified as a REIT for each taxable year during which we had non-REIT C corporation

E&P, provided that we satisfy certain "deficiency dividend" procedures described below in "—Annual Distribution Requirements Applicable to REITs."

        Hogan & Hartson L.L.P. will express no opinion as to the amount of our non-REIT C corporation E&P. Accordingly, for its opinion as to our qualification as a REIT, Hogan & Hartson is relying upon a representation from us that we eliminated all of our non-REIT C corporation E&P by the close of 2003.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        Taxable REIT Subsidiaries. A "taxable REIT subsidiary" is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Currently, we have one subsidiary, Fieldstone Mortgage, which we have elected to treat as a taxable REIT subsidiary of ours. As a taxable REIT subsidiary, Fieldstone Mortgage is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation on its net income. To the extent that Fieldstone Mortgage is required to pay taxes, we will have less cash available for distribution to shareholders. If dividends are paid by Fieldstone Mortgage to us, then dividends from us to our shareholders who are taxed at individual rates, up to the amount of dividends we receive from Fieldstone Mortgage, will generally be eligible to be subject to tax at reduced capital gains rates, rather than taxed at ordinary income rates. See "Taxation of U.S. Holders of Our Common Stock—Qualified Dividend Income." Currently, we anticipate that Fieldstone Mortgage will retain any income it generates, net of any tax liability it incurs on that income.

        Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITS, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We sell all of our conforming loans and the portion of our non-conforming loans that we do not hold in portfolio, and perform other servicing and origination functions, through Fieldstone Mortgage.

        Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT owner, although we currently do not anticipate that this limitation will apply to interest payments made by Fieldstone Mortgage to us. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, Fieldstone Mortgage if the IRS were to assert successfully that the economic arrangements between us and Fieldstone Mortgage are not comparable to similar arrangements among unrelated parties.

        Taxable Mortgage Pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

  •
  the entity has issued debt obligations (liabilities) that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        An entity or portion of an entity will be treated as a REMIC for purposes of the Internal Revenue Code if:

  •
  it satisfies requirements relating to the types of interests in the entity,

  •
  substantially all of its assets are comprised of qualified mortgages and certain other permitted instruments at all times, except during an initial and final period,

  •
  it adopts arrangements to ensure that disqualified organizations will not hold residual interests and that information needed to calculate the tax on transfers of residual interests to such organizations will be made available by the entity,

  •
  it has a taxable year that is the calendar year, and

  •
  the election to be treated as a REMIC applies for the taxable year and all prior taxable years.

        Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from the REIT that is a taxable mortgage pool, however, special rules apply. The portion of a REIT's assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's shareholders. The Treasury Department has yet to issue regulations governing the tax treatment of the shareholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a REMIC or taxable mortgage pool arrangement, which might be non-cash accrued income, or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or "phantom" income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See "—Annual Distribution Requirements Applicable to REITs."

        Our excess inclusion income would be allocated among our shareholders. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See "Taxation of Non-U.S. Holders of Our Common Stock—Distributions." Although the law on this matter is unclear with regard to taxable mortgage pool interests, to the extent excess inclusion income is allocated to a tax-exempt stockholder of ours that is not subject to unrelated business income tax (such as a government entity), we would be taxable on this income at the highest applicable corporate tax rate (currently 35%). While our charter prohibits our stock from being held by entities that might subject us to this tax, this prohibition may not ensure that this tax will not be imposed by us. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

        In connection with the securitization that closed on October 7, 2003, we have elected to treat the securitization trust as a REMIC. At the closing of the securitization, we sold the REMIC residual interest to a third party. Therefore we do not expect that any of our retained interest in the REMIC securities will give rise to "excess inclusion income." With regard to each of the securitizations that closed in 2004, we have received an opinion of counsel from McKee Nelson LLP that, although the securitization trust will be classified as a taxable mortgage pool during the time any notes secured by the assets in the trust are outstanding, the trust will not be subject to federal income tax during such time as long as we qualify as a REIT.

        If a subsidiary partnership of ours, not wholly-owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not believe that we have, and currently do not intend to form, any subsidiary partnerships that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

  Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, stock in other REITs;

  •
  gain from the sale of real property or mortgage loans;

  •
  amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

  •
  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

  •
  interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (i) dividends, (ii) interest, (iii) payments under certain qualifying interest rate hedging instruments and (iv) gain from the sale or disposition of stock, securities, or some hedging instruments. If less than 95% of the assets of a REMIC in which we hold an interest are real estate assets, we will be treated as receiving directly our proportionate share of the REMIC's income for purposes of the gross income tests.

        If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See "—General" above.

        Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

        The income tests described above are based on our gross income. For federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized and with respect to which we have not made a REMIC election, including, without limitation, the loans that were securitized in 2004. Although we will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that we are considered to recognize for purposes of the gross income tests. We elected to treat the securitization trust as a REMIC election with regard to the securitization that closed on October 7, 2003. If less than 95% of the REMIC's assets are real estate assets, we will be treated as earning directly our proportionate share of the REMIC's income (although we expect that substantially all of the income will generally be treated as qualifying interest for purposes of both gross income tests). If at least 95% of the REMIC's assets are real estate assets, we will include in gross income 100% of the income earned on our REMIC interests, which will be treated as qualifying interest for purposes of both gross income tests.

        Gross income from servicing and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

        Dividends.    Our share of any dividends received from Fieldstone Mortgage or from any other corporations in which we may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We expect to limit any dividends from Fieldstone Mortgage to stay within the limit on nonqualifying income under the 75% gross income test.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

        Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage loans generally is qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

        Fee Income.    We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, it is our intention that our taxable REIT subsidiary, Fieldstone Mortgage, conduct all of our conforming loan origination and sales, as well as other servicing and origination functions. In this case, the income earned by Fieldstone Mortgage from these services is not included for purposes of our income tests.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or to the extent that a portion of our mortgage loans is not secured by "real estate assets" (as described below under "—Asset Tests") or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

        Rents from Real Property.    We currently do not own any real property other than a small amount of real property acquired through the foreclosure of mortgage loans. To the extent that we acquire real property or an interest therein in the future, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant."

        Prohibited Transactions Tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our portfolio assets are held for sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. Sales of loans by our taxable REIT subsidiary, Fieldstone Mortgage, are not subject to this 100% tax but Fieldstone Mortgage is subject to regular corporate taxes on its net income.

        It is our current intention that any securitizations that we undertake with regard to our non-conforming loans will not be treated as sales for tax purposes. On the other hand, if we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our non-conforming mortgage loans. The securitization that we closed on October 7, 2003 will be treated as a sale for federal income tax purposes because we elected to treat the securitization trust as a REMIC. Because this securitization closed before the effective date of our REIT election, such sale will not be subject to the prohibited transactions tax applicable to REITs. Since the effective date of our REIT election, our taxable REIT subsidiary, Fieldstone Mortgage, continues to sell the conforming loans that it originates on a whole loan sale basis and any other loans the sale of which we believe would be subject to the prohibited transactions tax.

        Foreclosure Property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

        We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

  Asset Tests

        At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

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  At least 75% of the value of our total assets must be represented by the following:

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgages on real property;

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  stock in other REITs;

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  cash and cash items;

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  government securities;

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    investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

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    regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

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  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

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  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

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  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of any one issuer's outstanding voting securities.

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  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

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  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

        The asset tests described above are based on our total assets. With regard to our securitizations for federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized and with respect to which we have not made a REMIC election, including, without limitation, the loans that were securitized on February 10 and April 21, 2004. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests. Because we elected to treat as a REMIC the securitization trust used for the securitization that we closed on October 7, 2003, we are no longer treated as owning the mortgage loans that we transferred in the securitization; instead we are treated as owning interests in a REMIC, with the consequences described above and under "—Taxable Mortgage Pools and REMICs" and "—Income Tests."

        Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt, or (iii) if the issuer is a partnership, we hold at least a 20% profit interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors.

        We believe that all or substantially all of the mortgage loans that we are considered to own for purposes of these rules are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in Fieldstone Mortgage and our other assets to ensure compliance with the 20% asset test applicable to our investment in one or more taxable REIT subsidiaries. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable, in which case we might not satisfy the 75% and 20% asset tests and would fail to qualify as a REIT.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        We currently believe that the loans, securities and other assets that we hold satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

  Annual Distribution Requirements Applicable to REITs

        To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

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  the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

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  the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

        Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on

December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, over excess distributions from prior years.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for federal income tax purposes. Other potential sources of non-cash taxable income include loans and securities that are financed through securitization structures, which require some or all of the available interest income from these assets to be used to repay principal on these borrowings; distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due debt service payments; and, to a limited extent, loans or mortgage backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow. In the event that such timing differences occur, and in other circumstances, it might be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities).

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Record Keeping Requirements

        We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common stock.

  Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings and could affect the trading price of our common stock. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated E&P, whether or not attributable to capital gains of ours. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual distributees may be eligible for the reduced income tax rate of 15% or less on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Taxation of U.S. Holders of Our Common Stock

        U.S. Holder.    As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is for United States federal income tax purposes:

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  a citizen or resident alien individual, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

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  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury regulations provide otherwise;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or a trust that was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

        In the case of an entity treated as a partnership for United States federal income tax purposes that holds our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Persons that have an indirect interest in our common stock through entities treated as partnerships for federal income tax purposes should consult their tax advisors.

        A "non-U.S. holder" is a holder of our common stock who is not a "U.S. holder."

        Distributions Generally.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or "qualified dividend income" will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% capital gains rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder's stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder's stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We must classify portions of our designated capital gain dividend into the following categories:

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  a 15% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 15%; or

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  an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

        Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

        Qualified Dividend Income.    Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations (including Fieldstone Mortgage), our "undistributed" REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

        Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

        Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

        In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for at least 61 days during the 121-day period beginning on the date that is 60 days before the date on which the stock becomes ex-dividend. A longer holding period may apply to preferred dividends that are attributable to a period or periods aggregating in excess of 366 days.

        Other Tax Considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders of our stock generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders of our stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        If "excess inclusion income" from a taxable mortgage pool or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See "Our Taxation as a REIT—Taxable Mortgage Pools and REMICs."

        Sales of Our Common Stock.    Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

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  the amount of cash and the fair market value of any property received on such disposition; and

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  the U.S. holder's adjusted basis in such common stock for tax purposes.

        Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder's tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT's "unrecaptured Section 1250 gain." Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock.

        In general, any loss upon a sale or exchange of our common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

U.S. Taxation of Non-U.S. Holders of Our Common Stock

        Distributions.    Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign shareholder is excess inclusion income. Excess inclusion income will generally be allocated to our shareholders to the extent we have "excess inclusion income" that exceeds our undistributed REIT taxable income in a particular year. See "Our Qualification and Taxation as a REIT—Taxable Mortgage Pools and REMICs." Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

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  a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

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  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common stock will reduce the non-U.S. holder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "U.S. Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock."

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

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  the investment in the common stock is effectively connected with the non-U.S. holder's trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

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  the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation.

        We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder's United States federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

        Sales of Our Common Stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

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  the investment in our common stock is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

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  our common stock constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our common stock will not constitute a United States real property interest if we either are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be considered a U.S. real property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our stock will become publicly traded, however, we cannot guarantee that we will remain a domestically-controlled REIT.

        Even if we were a U.S. real property holding corporation and did not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

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  the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market; and

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  the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, a non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

        Provided that a tax-exempt holder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and our shares of stock are not being used in an unrelated trade or business, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. To the extent, however, that we, or a part of us, or a disregarded subsidiary of ours, is a taxable mortgage pool, or we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. Excess inclusion income will generally be allocated to our stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See "Our Qualification and Taxation as a REIT—Taxable Mortgage Pools and REMICs."

        Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

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  it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

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  either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT's stock, collectively owns more than 50% of the value of the REIT's stock.

        The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts). Based on the current estimated ownership of our common stock and the limitations on transfer and ownership of common stock in our charter, we do not expect to be classified as a "pension held REIT."

Backup Withholding Tax and Information Reporting

        U.S. Holders of Common Stock.    In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies.

        The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends or interest on our common stock is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        A U.S. shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

        Some U.S. holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends and interest paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

        Non-U.S. Holders of Our Common Stock.    Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Tax Aspects of Our Investments in Partnerships, Limited Liability Companies and Business Trusts

        General.    The ownership by us of an interest in one or more partnerships, limited liability companies or business trusts may involve special tax considerations. These tax considerations include the following:

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  the allocations of income and expense items of the subsidiary partnerships, limited liability companies or business trusts, which could affect the computation of our taxable income;

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  the status of each subsidiary partnership, limited liability company or business trust as a partnership or entity disregarded as separate from its owner (as opposed to an association taxable as a corporation) for income tax purposes; and

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  the taking of actions by any of the subsidiary partnerships, limited liability companies or business trusts that could adversely affect our qualification as a REIT.

        We believe that any subsidiary partnership, limited liability company or business trust in which we own or acquire an interest will be treated for income tax purposes as a partnership or entity disregarded as separate from its owner (and not as an association taxable as a corporation). If any subsidiary partnership, limited liability company or business trust were to be treated as a corporation, and we owned less than 100% of the interests in such entity, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

        Ownership of Partnership Interests and Interests in a Disregarded Entity by a REIT. If we own 100% of the interests in a limited liability company or a business trust, and the entity is not treated as a corporation for tax purposes, then we will be treated as owning the assets, and having earned the income, of such entity directly.

        If we are a partner in an entity treated as a partnership for income tax purposes, we will be deemed to own our proportionate share of the assets of the partnership and will be deemed to earn our proportionate share of the partnership's income. In addition, the assets and gross income of such a partnership retain the same character in our hands for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of these partnerships is treated as our assets and items of income for purposes of applying the asset and income tests. It is our current intention to have direct control of any entity in which we own an interest that is treated as a partnership for income tax purposes and to operate the partnership in a manner that is consistent with the requirements for qualification as a REIT.

State and Local Taxes

        We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

        A portion of our income is earned through Fieldstone Mortgage. Fieldstone Mortgage is subject to federal and state income tax at normal applicable corporate rates. In addition, Fieldstone Mortgage may be limited in its ability to deduct some payments made to us. To the extent that we and Fieldstone Mortgage are required to pay federal, state and local taxes, we will have less cash available for distribution to our stockholders.

Tax Shelter Reporting

        If a stockholder recognizes a loss with respect to our stock of at least (i) for a stockholder that is an individual, S corporation, trust or a partnership with at least one noncorporate unitholder, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate unitholders, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Proposed Legislation

        Legislation has been introduced in the U.S. House of Representatives and Senate that would amend certain rules relating to REITs. As of the date hereof, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

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  As discussed above under "—Our Qualification and Taxation as a REIT—Asset Tests," we may not own more than 10% by vote or value of any one issuer's securities. If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the proposal, after the 30-day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT's assets at the end of the relevant quarter and $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30-day cure period, by taking steps that include the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

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  The proposed legislation would expand the straight debt safe harbor under which certain types of securities are disregarded as securities when calculating the 10% value limitation discussed above.

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  The proposed legislation also would change the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests described above under "—Our Qualification and Taxation as a REIT—Income Tests" and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

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  As discussed above under "—U.S. Taxation of Non-U.S. Holders of Our Common Stock—Distributions," we are required to withhold 35% of any distribution to non-U.S. holders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. holders that could have been designated as a capital gain dividend. The proposed legislation would eliminate this 35% withholding tax on any capital gain dividend with respect to any class of stock which is "regularly traded" if the non-U.S. holder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under "—U.S. Taxation of Non-U.S. Holders of Our Common Stock—Distributions."

        The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to the expansion of the straight debt safe would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted.

        As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form or at all.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trades of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholders. We have been advised by the selling stockholders that the selling stockholders or pledgees, donees or transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time either directly, or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of our common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        Unless otherwise permitted by law, if shares of our common stock are to be sold pursuant to this prospectus by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, then we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include such pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Determination of Offering Price

        Except as may be described in any prospectus supplement accompanying this prospectus, the selling stockholders may offer their shares of our common stock pursuant to this prospectus at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The offering price will be determined by the participants in the purchase and sale (or other transfer) transaction based on factors they consider important.

        The public price at which our shares trade in the future might be below the offering price.

        The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them hereby will be the purchase price of the shares of our common stock less discounts and commissions, if any.

Methods of Distribution

        The sales described in the preceding paragraphs may be effected in transactions:

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  on any national securities exchange or quotation service on which the shares of our common stock are listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;

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  through the writing of options whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement).

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of our common stock, selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our common stock in the course of hedging their positions. The selling stockholders may also sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell the shares. Each of the selling stockholders that is an affiliate of a registered broker-dealer has represented to us that it purchased the shares of common stock in the ordinary course of business and, at the time of such purchase, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock, except as may be stated in the footnotes to the selling stockholder table.

        The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of our common stock which may be resold thereafter pursuant to this prospectus if our common stock is delivered by the selling stockholders. However, if the common stock is to be delivered by the selling stockholders' successors in interest, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

        Each selling stockholder that is affiliated with a registered broker-dealer has advised us that, at the time it purchased the offered shares, it did not have any arrangement or understanding, directly or indirectly, with any person to distribute those shares, except as may be stated in the footnotes to the selling stockholder table. Selling stockholders might not sell any, or all, of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

        To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of the shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

        The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of common stock to be sold under this registration statement, unless permitted by law, we must file an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

        In addition, any securities registered and offered pursuant to this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, our common stock may be sold in such states only through registered or licensed brokers or dealers.

        The selling stockholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to the particular shares of our common stock being registered and offered hereby for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

        Brokers, dealers, underwriters or agents participating in the distribution of our common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Pursuant to the registration rights agreement, which appears as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify FBR, each selling stockholder, each person, if any, who controls FBR or a selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the foregoing, against specified liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us, each person, if any, who controls Fieldstone Investment within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and the officers, directors, partners, employees, representatives and agents of any of the forgoing, against specified liabilities arising under the Securities Act.

        We have agreed, among other things, to bear all expenses, other than selling expenses, commissions and discounts and transfer taxes, and certain expenses of one counsel to the selling stockholders, in connection with the registration and sale of our common stock pursuant to this prospectus.

Registration Rights

        In connection with the 144A Offering, we entered into a registration rights agreement with FBR, for the benefit of all of the holders of our common stock. We agreed to file with the SEC, as soon as practicable but in no event later than April 30, 2004, either (i) in connection with an initial public offering of our common stock (an IPO Registration Statement), registering the shares of common stock held by current holders of our common stock, or (ii) a shelf registration statement on Form S-11 under the Securities Act providing for the resale pursuant to Rule 415 of the Securities Act from time to time by the holders of our common stock (a Shelf Registration Statement). The registration statement of which this prospectus is a part is intended to be the Shelf Registration Statement. We also agreed to keep the registration statement current and effective under the Securities Act, subject to certain exceptions, until the earliest of:

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  the second anniversary of the date of effectiveness of the registration statement;

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  the date on which the selling stockholders may sell all of the shares of common stock offered pursuant to this prospectus without registration or without regard to any volume limitations set forth in Rule 144(k) of the Securities Act;

  •
  such time as all of the shares of our common stock offered by this prospectus have been sold pursuant to the registration statement and/or Rule 144 of the Securities Act; or

  •
  the date on which all of the shares of our common stock offered by this prospectus are sold to us.

CUSIP Number

        The Committee on Uniform Securities Identification Procedures assigns a unique number, known as a CUSIP number, to a class or issue of securities in which all of the securities have similar rights. Upon issuance, the shares of our common stock covered by this prospectus included shares with three different CUSIP numbers, depending upon whether the sale of the shares to the selling stockholder was conducted (i) by us under Rule 506, (ii) by the initial purchaser under Rule 144A, or (iii) by the initial purchaser under Regulation S. Prior to the effectiveness of this registration statement, all of the securities covered by this prospectus are restricted securities under Rule 144 and their designated CUSIP numbers refer to such restricted status.

        Any sales of our common stock pursuant to this prospectus must be settled with shares of our common stock bearing our general (not necessarily restricted) common stock CUSIP number, which is 316594201. A selling stockholder named in this prospectus may obtain shares bearing our general common stock CUSIP number for settlement purposes by presenting the shares to be sold (with a restricted CUSIP), together with a certificate of registered sale, to our transfer agent, American Stock Transfer & Trust Company. The form of certificate of registered sale is available from our transfer agent upon request. The process of obtaining such shares might take a number of business days. SEC rules generally require trades in the secondary market to settle in 3 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, a selling stockholder who holds securities with a restricted CUSIP at the time of the trade might wish to specify an alternate settlement cycle at the time of any such trade to provide sufficient time to obtain the shares with an unrestricted CUSIP in order to prevent a failed settlement.

Stock Market Listing

        We intend to apply to have our common stock approved for quotation on the NASDAQ National Market under the symbol "            ."

Stabilization and Other Transactions

        As described above, the selling stockholders may utilize methods of sale that amount to a distribution under federal securities laws. The anti-manipulation rules under the Exchange Act, including, without limitation, Regulation M, may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in marketmaking and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the common stock offered by this prospectus.

LEGAL MATTERS

        The validity of the common stock and certain tax matters will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

        The consolidated financial statements of Fieldstone Investment Corporation and Subsidiary as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
FIELDSTONE INVESTMENT CORPORATION

        We filed with the SEC a registration statement on Form S-11 under the Securities Act, including exhibits and schedules, for the shares of our common stock to be offered by the selling stockholders, from time to time, pursuant to the registration statement of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, we refer you to the registration statement, including the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you free of charge on the SEC's website at www.sec.gov and on our website at www.FieldstoneInvestment.com.

        As a result of the filing of the registration statement, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARY

Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(With Independent Auditors' Report Thereon)

Independent Auditors' Report

The Board of Directors
Fieldstone Investment Corporation and Subsidiary:

We have audited the accompanying consolidated statements of condition of Fieldstone Investment Corporation and Subsidiary (the Company) as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fieldstone Investment Corporation and Subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

February 18, 2004 (except as to Note 18, which is as of April 16, 2004)

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARY

Consolidated Statements of Condition

December 31, 2003 and 2002

(In thousands)

	2003	2002
Assets
Cash	$170,304	13,300
Mortgage loans held for sale, net	510,384	849,683
Mortgage loans held for investment	1,328,919	—
Allowance for loan losses — loans held for investment	(2,078)	—

Mortgage loans held for investment, net	1,326,841	—

Accounts receivable	2,701	2,926
Accrued interest receivable	5,550	1,745
Trustee receivable	6,424	—
Prepaid expenses and other assets	8,070	2,558
Deferred tax asset, net	17,462	14,097
Furniture and equipment, net	5,145	2,993

Total assets	$2,052,881	887,302

Liabilities and Shareholders' Equity
Liabilities:
Warehouse financing — loans held for sale	$450,456	789,424
Warehouse financing — loans held for investment	537,132	—
Securitization financing	487,222	—
Subordinate revolving line	—	12,000
Reserve for losses — sold loans	31,965	15,590
Accounts payable and accrued expenses	32,552	33,608

Total liabilities	1,539,327	850,622

Commitments and contingencies
Shareholders' equity:
Common stock $0.01 par value; 90,000,000 and 28,269,084 shares authorized; 48,835,860 and 15,113,076 shares issued as of December 31, 2003 and 2002, respectively	488	151
Paid-in capital	498,230	24,383
Accumulated earnings	24,554	12,546
Unearned compensation	(7,542)	—
Less: Treasury stock, at cost; 0 and 113,076 shares as of December 31, 2003 and 2002, respectively	—	(400)
Accumulated other comprehensive loss	(2,176)	—

Total shareholders' equity	513,554	36,680

Total liabilities and shareholders' equity	$2,052,881	887,302

See accompanying notes to consolidated financial statements.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARY

Consolidated Statements of Operations

Years ended December 31, 2003, 2002 and 2001

(In thousands, except share and per share data)

	2003	2002	2001
Revenues:
Interest income:
Loans held for investment	$17,749	—	—
Loans held for sale	49,118	33,666	16,747

Total interest income	66,867	33,666	16,747

Interest expense:
Loans held for investment	5,137	—	—
Loans held for sale	17,424	13,543	10,287
Subordinate revolving line of credit	510	576	741

Total interest expense	23,071	14,119	11,028

Net interest income	43,796	19,547	5,719
Provision for loan losses — loans held for investment	2,078	—	—

Net interest income after provision for loan losses	41,718	19,547	5,719
Gains on sales of mortgage loans, net	117,882	74,875	42,429
Fees and other income	1,966	3,230	2,834

Total revenues	161,566	97,652	50,982

Expenses:
Salaries and employee benefits	84,227	40,482	28,260
Occupancy	5,078	3,631	2,829
Depreciation and amortization	1,570	985	846
General and administration	23,299	14,952	10,944

Total expenses	114,174	60,050	42,879

Income before income taxes	47,392	37,602	8,103
Provision for income tax (expense) benefit	2,616	(15,855)	3,140

Net income	$50,008	21,747	11,243

Earnings per share of common stock:
Basic	$2.59	1.44	0.74
Diluted	$2.58	1.44	0.74
Basic weighted average common shares outstanding	19,288,586	15,089,532	15,113,076
Diluted weighted average common shares outstanding	19,364,729	15,089,532	15,113,076

See accompanying notes to consolidated financial statements.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARY

Consolidated Statements of Shareholders' Equity

Years ended December 31, 2003, 2002 and 2001

(In thousands)

	Common shares outstanding	Common stock	Paid-in capital	Accumulated earnings (deficit)	Unearned compensation	Treasury stock	Accumulated other comprehensive loss	Total shareholders' equity
Balance at January 1, 2001	15,113	$151	$24,383	$(20,444)	$—	$—	$—	$4,090
Net income	—	—	—	11,243	—	—	—	11,243

Balance at December 31, 2001	15,113	151	24,383	(9,201)	—	—	—	15,333
Treasury stock repurchase	(113)	—	—	—	—	(400)	—	(400)
Net income	—	—	—	21,747	—	—	—	21,747

Balance at December 31, 2002	15,000	151	24,383	12,546	—	(400)	—	36,680
Dividends declared prior to the merger of FIC and FHC	—	—	—	(38,000)	—	—	—	(38,000)
Merger of FIC and FHC	—	(1)	(399)	—	—	400	—	—
Redemption of common stock	(14,224)	(142)	(187,965)	—	—	—	—	(188,107)
Issuance of common stock	47,550	475	654,350	—	—	—	—	654,825
Restricted stock award	510	5	7,645	—	(7,650)	—	—	—
Restricted stock award amortization	—	—	—	—	108	—	—	108
Stock option amortization	—	—	216	—	—	—	—	216
Comprehensive Income:
Net income	—	—	—	50,008	—	—	—	50,008
Cash flow hedging losses	—	—	—	—	—	—	(2,176)	(2,176)

Total comprehensive income								47,832

Balance at December 31, 2003	48,836	$488	$498,230	$24,554	$(7,542)	$—	$(2,176)	$513,554

See accompanying notes to consolidated financial statements.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income	$50,008	21,747	11,243
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,572	985	846
Amortization of deferred origination costs — loans held for investment	606	—	—
Amortization of securitization issuance costs	274	—	—
Amortization of bond discount	119	—	—
Provision for losses — sold loans	26,198	16,590	9,232
Provision for loan losses — loans held for investment	2,078	—	—
(Increase) decrease in accounts receivable	225	750	(2,293)
Increase in accrued interest receivable	(3,805)	(1,087)	(254)
Increase in receivable due from trustee	(6,424)	—	—
Origination of mortgage loans held for sale	(6,518,558)	(4,021,078)	(2,246,183)
Proceeds from sales of mortgage loans held for sale	6,369,136	3,491,550	2,053,411
(Increase) decrease in prepaid expenses and other assets	(3,098)	30	(532)
Increase in deferred tax asset, net	(3,365)	(8,481)	(3,419)
Decrease in fair value of interest rat cap	1,101	—	—
Increase (decrease) in accounts payable and accrued expenses	(1,056)	17,797	6,530
Stock compensation expense	324	—	—

Net cash used in operating activities	(84,665)	(481,197)	(171,419)

Cash flows from investing activities:
Originations of mortgage loans held for investment	(862,167)	—	—
Payments of mortgage loans held for investment	9,719	—	—
Purchase of furniture and equipment	(3,746)	(2,241)	(882)
Proceeds from sale of furniture and equipment	22	42	63
Proceeds from sale of real estate owned	1,012	452	1,758

Net cash (used in) provided by investing activities	(855,160)	(1,747)	939

Cash flows from financing activities:
Proceeds from issuance of common stock, net	654,825	(400)	—
Redemption of common stock	(188,107)	—	—
Repayment of subordinate revolving line	(12,000)	(448)	6,000
Proceeds from warehouse financing — loans held for sale	9,144,088	5,427,110	3,041,871
Repayment of warehouse financing — loans held for sale	(9,483,056)	(4,933,831)	(2,876,564)
Proceeds from warehouse financing — loans held for investment	1,219,032	—	—
Repayment of warehouse financing — loans held for investment	(681,900)	—	—
Proceeds from securitization financing	494,622	—	—
Repayment of securitization financing	(7,519)	—	—
Dividends paid prior to the merger of FIC and FHC	(38,000)	—	—
Purchase of interest rate cap	(2,980)	—	—
Decrease in other comprehensive income — interest rate swaps	(2,176)	—	—

Net cash provided by financing activities	1,096,829	492,431	171,307

Net increase in cash	157,004	9,487	827
Cash at the beginning of the year, including restricted cash	13,300	3,813	2,986

Cash at the end of the year, including restricted cash	$170,304	13,300	3,813

Supplemental disclosures:
Cash paid for interest	$23,482	13,154	11,261
Cash paid for taxes	3,470	19,376	135
Noncash investing and financing activities:
Transfer from mortgage loans held for sale to real estate owned	2,437	1,612	807
Transfer from mortgage loans held for sale to mortgage loans held for investment	477,077	—	—

See accompanying notes to consolidated financial statements.

FIELDSTONE INVESTMENT CORPORATION AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003, 2002 and 2001

(1)   Organization and Summary of Significant Accounting Policies

  (a) Organization

        Fieldstone Investment Corporation (FIC) was incorporated in the State of Maryland on August 20, 2003, as a wholly owned subsidiary of Fieldstone Holdings Corp. (FHC). FHC was incorporated in the State of Delaware in February 1998 as a C Corporation. In July 1998, FHC purchased 100% of the shares of Fieldstone Mortgage Company (FMC). In November 2001, Fieldstone Mortgage Company established a wholly-owned subsidiary, Fieldstone Mortgage SPE (ML)-I, L.L.C., a Delaware limited liability company, to engage in loan repurchase transactions with a financial services corporation with which FMC has a master repurchase agreement. Prior to 2003, FHC operated as a taxable C corporation. Effective January 1, 2003, FHC elected to be taxed as an S Corporation.

        In November 2003, FIC executed a reverse merger with FHC, with FIC as the surviving entity, in a transaction that was accounted for as a merger of entities under common control whereby the historical cost basis of the assets and liabilities was retained. Effective with the merger in November 2003, FIC elected to be taxed as a Real Estate Investment Trust (REIT), and its wholly owned subsidiary, Fieldstone Mortgage Company, elected to be taxed as a Taxable REIT Subsidiary (TRS). The accompanying consolidated financial statements include the accounts of Fieldstone Investment Corporation and its subsidiary Fieldstone Mortgage Company (together the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

        FMC is licensed to originate and fund residential mortgages in 47 states and the District of Columbia. FMC originates loans through two primary divisions: the non-conforming loan division and the conforming loan division, each of which operates both wholesale and retail offices. FMC maintains a wholesale network of over 4,000 independent mortgage brokers, of which approximately 3,000 are non-conforming loan brokers and 1,000 are conforming loan brokers. FMC operates a network of 55 non-conforming branch offices and 22 conforming branch offices located in 27 states throughout the country.

        FMC originates, purchases, and sells, conforming and non-conforming residential mortgage loans and engages in other activities related to mortgage banking. The conforming loans that are originated are loans that meet the underwriting criteria required for a mortgage loan to be saleable to a federally owned or guaranteed mortgage agency, such as Government National Mortgage Association (Ginnie Mae), or a Government Sponsored Entity (GSE), such as Fannie Mae or Federal Home Loan Mortgage Corp. (Freddie Mac). FIC funds at closing a substantial portion of the non-conforming loans originated by FMC. These loans are held for investment, and financed by warehouse debt and by issuing mortgage-backed securities secured by these loans.

        FMC sells a portion of the non-conforming loans and all of the conforming loans that it originates on a whole-loan serviced-released basis. FMC performs the servicing function on an interim basis only between the time of origination and the time of transfer of servicing to the buyer of the loans, which is generally within ninety days after the sale of the loan. FIC has entered into a sub-servicing agreement with a third-party servicing provider to service its non-conforming loans held for investment.

  (b) Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Financial statement amounts most affected by the use of estimates are the allowance for loan loss, reserve for losses—sold loans, derivative valuations, amounts recorded related to hedging activities, and stock-based compensation.

  (c) Cash

        Cash consists of demand deposits and overnight funds at commercial banks. Included in cash is restricted cash of $12.1 million and $8.4 million as of December 31, 2003 and 2002, respectively. Restricted cash includes escrow payments on loans, and is controlled by terms of the warehouse and repurchase lines of credit comprising the Company's warehouse financing, and by regulatory and contractual requirements regarding the processing and closing of residential mortgage loans.

  (d) Mortgage Loans Held for Sale

        Mortgage loans held for sale are mortgage loans funded or purchased with the intent to be sold in the foreseeable future. Mortgage loans held for sale are recorded at the lower of cost or market value calculated on an aggregate basis by type of loan product. Market value is determined by investor commitment prices and current investor yield requirements at the date of the financial statements. Allowances recorded to recognize market values below cost are reported as a reduction in the carrying value of mortgage loans held for sale. Loan origination fees, discount points and certain direct origination costs associated with loans held for sale are initially recorded as an adjustment of the cost of the loan. Gains on sales of mortgage loans are recognized based upon the difference between the selling price and the carrying value of the related mortgage loans sold after considering the required reserve for losses on sold loans.

  (e) Reserve for Losses—Sold Loans

        The Company maintains a reserve for the representation and warranty liabilities related to the sale of loans, and for the contractual obligation to rebate a portion of any premium paid by a purchaser when a borrower prepays a sold loan within an agreed period. The reserve, which is recorded as a liability on the consolidated statements of condition, is established when loans are sold, and is calculated to cover liabilities reasonably estimated to occur for the contractual period of time. Management estimates inherent losses based upon historical loss trends and frequency and severity of losses for similar loan product sales. The adequacy of this reserve is evaluated and adjusted as required. The provision for losses recognized at the sale date is included in the consolidated statements of operations as a reduction of gain on sale of loans.

  (f) Mortgage Loans Held for Investment, net

        Mortgage loans held for investment, net consist of mortgage loans secured by single-family residential properties. Loan origination fees, discount points and certain direct origination costs associated with loans held for investment are amortized over the life of the loans as an adjustment to interest income using the level yield method. Management utilizes an estimate of the prepayment speed of the loans to forecast the remaining average life of the loans in determining the deferred cost amortization.

        Loans are placed in nonaccrual status when they are past-due 90 days as to either principal or interest or when, in the opinion of management, the collection of principal and interest is in doubt. At the time the loan is placed on nonaccrual status, all previously accrued but uncollectible interest is reversed against current period interest income. A loan remains in nonaccrual status until the loan becomes less than three months contractually past due. Loans are charged-off when a loan or a portion thereof is considered uncollectible or at the time the loan is transferred to real estate owned.

        The Company accounts for its securitizations of mortgage loans as secured financing transactions, and accordingly holds these securitized mortgage loans for investment. These securitizations do not meet the qualifying special purpose entity criteria of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," because after the loans are securitized, the securitization trust may acquire derivatives with notional balances in excess of beneficial interests formed in the securitization and the trust allows the servicer certain discretion in selling nonperforming loans. Accordingly, following a securitization, the mortgage loans remain on the consolidated statements of condition and the securitization indebtedness replaces the warehouse debt associated with the securitized mortgage loans.

  (g) Allowance for Loan Losses—Loans Held for Investment

        The allowance for loan losses is increased by provisions for loan losses, which are charged to current period operations, and decreased by realized losses (net of recoveries). In determining an adequate allowance, management makes numerous assumptions and estimates. These underlying assumptions and estimates are continually evaluated and updated to reflect management's current assessment of the overall economic conditions, value of the underlying collateral, and other relevant factors impacting portfolio credit quality and inherent losses.

        The Company defines the loss emergence period for a mortgage loan to be the occurrence of a contractual delinquency greater than thirty days. On a monthly basis, loans meeting this criterion are included in a determination of the allowance for loan losses, which utilizes industry roll rate experience to assess the likelihood and severity of portfolio losses. Management believes that the current allowance for loan losses is a reasonable estimate of the expected losses on the portion of the portfolio of loans held for investment meeting the loss emergence criterion as of December 31, 2003.

        The Company does not assess loans individually for impairment due to the homogeneous nature of the loans, which are collectively evaluated for impairment.

  (h) Derivatives and Hedging Activities

        The Company accounts for its derivatives and hedging activities in accordance with FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activity" (Statement 133) as amended by FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." All derivatives are recognized on the consolidated statements of condition at their fair value. In the normal course of business, the Company enters into contractual commitments to extend credit to finance one-to-four family homes. The commitments, which contain fixed expiration dates, become effective when the borrowers lock-in a specified interest rate within time frames established by the Company ("interest rate locks"). Interest rate risk arises if interest rates move adversely between the time of the lock-in of rates by the borrower and the sale of the loan. The interest rate locks related to loans that are intended to be sold are considered derivatives.

        To mitigate the effect of the interest rate risk on loans intended to be sold, inherent in providing rate lock commitments for loans from the lock-in date to the fund date, the Company enters into mandatory delivery forward sale contracts of mortgage-backed securities (MBS) and treasury securities. Both the interest rate lock commitments, and the mandatory forward delivery contracts are undesignated derivatives under Statement 133, and accordingly are marked to market through earnings. Mark to market adjustments on interest rate lock commitments are recorded from the inception of the interest rate lock through the date the underlying loan funds. Any mark to market adjustment during the interest rate lock period is recorded to current period earnings, and carried as a basis adjustment to the funded loan. As required by Statement 133, mark to market adjustments subsequent to funding are recorded only for those loans that have been designated as a qualifying hedge in accordance with Statement 133. Although the mandatory forward sales do serve as an economic hedge of the loans, the loans have not been designated as a qualifying hedge under Statement 133 and are recorded at the lower of cost or market value.

        During the fourth quarter of 2003, the Company began to hedge the adverse effect of interest rate changes on cash flows as a result of changes in the benchmark interest rate, in this case, LIBOR, of the interest payments on warehouse financing and securitization financing (both variable rate debt) being hedged, by using derivatives classified as cash flow hedges under Statement 133. The Company enters into interest rate swap agreements to hedge the financing on mortgage loans held for investment. When swaps are entered into, the swaps and their hedging relationships are identified, designated and documented. Once the hedge relationship is established, for those derivative instruments designated as qualifying cash flow hedges, the effective portion of the change in fair value of the derivative during the hedge period is reported as a component of other comprehensive income and reclassified into earnings in the period or periods during which the hedged transaction affects earnings pursuant to Statement 133. The ineffective portion and/or remaining change in fair value of the derivative instrument are recognized in earnings in the current period.

        For derivative financial instruments not designated as cash flow hedge instruments, realized and unrealized changes in fair value are recognized in current period earnings during the period in which the changes occur or when such instruments are settled. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective hedge, the derivative will continue to be recorded on the consolidated statements of condition at its fair value. Any change in fair value of a derivative no longer qualifying as effective, is recognized in current period earnings. When a hedge is terminated it is derecognized at the time of termination. For terminated hedges or hedges that no longer qualify as effective, the effective portion previously recorded remains in other comprehensive income and continues to be amortized or accreted into earnings over the original term of the hedges.

        The Company does not engage in speculative or other derivative trading activities.

  (i) Trustee Receivable

        The trustee distributes scheduled securitization loan payments and unscheduled principal payoffs and curtailments to the related bondholders on a monthly payment date. These loan payments are collected between cut-off dates. Unscheduled principal payments and prepaid loan payments received after the cut-off date for the current month bondholder payment are recorded as a trustee receivable on the consolidated statements of condition. The Company credits mortgage loans held for investment for the payoffs received by the trustee during the current period and credits prepaid interest for loan payments paid in advance of their due date. The trustee retains these unscheduled payments until the following payment date.

  (j) Real Estate Owned

        Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value less estimated selling costs. Management periodically evaluates the recoverability of such real estate properties and records write-downs for any subsequent declines in value. Gains or losses on the sale of such foreclosed properties are recognized upon disposition. The balance of real estate owned, included in prepaid expenses and other assets on the consolidated statements of condition, was $1.8 million and $1.0 million as of December 31, 2003 and 2002, respectively.

  (k) Furniture and Equipment

        Furniture and equipment are stated at their cost less accumulated depreciation. Depreciation on furniture and equipment is computed using the straight-line method over the estimated useful lives, which range from 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the estimated useful life of the asset or the lease term.

  (l) Gains on Sales of Mortgage Loans

        Gains or losses resulting from sales of mortgage loans are recognized at the date of settlement and are based on the difference between the selling price and the carrying value of the related loans sold. Such gains and losses may be increased or decreased by the amount of any servicing-released premiums received. Nonrefundable fees and direct costs associated with the origination of mortgage loans are deferred and recognized as an adjustment to gain on sale, when the loans are sold.

  (m) Income Taxes

        FIC has elected to be taxed as a Real Estate Investment Trust (REIT) under Section 856(c) of the Internal Revenue Code. As a REIT, FIC generally is not subject to federal income tax. To maintain its qualification as a REIT, FIC must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If FIC fails to qualify as a REIT in any taxable year, FIC will be subject to federal income tax on its taxable income at regular corporate rates. FIC may also be subject to certain state and local taxes. Under certain circumstances, even though FIC qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. Because FIC has paid or will pay dividends in amounts approximating its taxable income, no provision for income taxes has been provided in the accompanying financial statements related to the REIT.

        The Company has elected to treat Fieldstone Mortgage Company as a Taxable REIT Subsidiary (TRS). In general, a TRS may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income tax, will be taxed as a regular C corporation, and will record provision for income taxes.

        The Company accounts for its income taxes related to the TRS under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the subsequent years in which those temporary differences are expected to be recovered or settled. The effects of future changes in tax laws are not anticipated. If necessary, a valuation allowance is established based upon an evaluation of the likelihood of realization of the deferred tax assets.

  (n) Stock-Based Compensation

        The Company adopted the fair value method of accounting for stock options and shares of restricted stock as prescribed by FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." Under this method, compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the award's vesting period. The fair value of awards of restricted stock is determined at the date of grant based on the market price of the common stock on that date. For both the stock options and restricted stock, the amount of compensation cost is adjusted for estimated annual forfeitures. The fair value of the stock options is determined using the Black Scholes option pricing model. No stock options or restricted stock were outstanding during any period presented that were accounted for under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The stock options and restricted stock granted in the fourth quarter 2003 represent the initial and only equity compensation grants of the Company.

  (o) Earnings Per Share

        Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing net income by the weighted average common shares outstanding after adjusting the weighted average shares outstanding for the effects of dilutive potential common shares. The dilutive effects of options and nonvested restricted stock issued under stock-based compensation plans are computed using the treasury stock method.

  (p) Reclassifications

        Certain amounts for 2002 and 2001 have been reclassified to conform to the presentation for 2003.

(2)   Mortgage Loans Held for Sale and Reserve for Losses—Sold Loans

        Mortgage loans that the Company acquires or originates with the intent to sell in the foreseeable future are initially recorded at cost including any premium paid or discount received, adjusted for the fair value change during the period in which the loan was an interest rate lock commitment. Loans held for sale are carried on the books at the lower of cost or market value calculated on an aggregate basis by type of loan. Mortgage loans held for sale, net, as of December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Mortgage loans held for sale	$508,312	846,023
Net deferred origination costs	1,536	2,446
Premium, net of discount	2,311	3,105
Allowance for lower of cost or market value	(1,775)	(1,891)

Total	$510,384	849,683

        The Company maintains a reserve for its representation and warranty liabilities related to the sale of loans and for its contractual obligations to rebate a portion of any premium paid by an investor when a sold loan prepays within an agreed period. The reserve, which is recorded as a liability on the consolidated statements of condition, is established when loans are sold, and is calculated as the fair value of liabilities reasonably estimated to occur during the life of the related sold loans. The provision is recorded as a reduction of gain on sale of loans.

        The reserve for losses—sold loans is summarized as follows (in thousands):

Balance at December 31, 2000	$1,782
Provision	9,232
Realized losses	(4,448)
Recoveries	40

Balance at December 31, 2001	6,606
Provision	16,590
Realized losses	(8,325)
Recoveries	719

Balance at December 31, 2002	15,590
Provision	26,198
Realized losses	(11,415)
Recoveries	1,592

Balance at December 31, 2003	$31,965

(3)   Mortgage Loans Held for Investment and Allowance for Loan Losses

        The Company originates fixed-rate and adjustable-rate mortgage loans that have a contractual maturity of up to 30 years. These mortgage loans are initially recorded at cost including any premium or discount. Beginning in the third quarter of 2003, the Company began to originate and hold for investment a portion of its non-conforming loan fundings. These mortgage loans are financed with warehouse debt until they are pledged as collateral for securitization financing. The Company is exposed to risk of loss from its mortgage loan portfolio and establishes an allowance for loan losses taking into account a variety of criteria including the contractual delinquency status, market delinquency roll rates, and market historical loss severities. The adequacy of this allowance for loan loss is evaluated and adjusted based on this review.

        The following is a detail of the mortgage loans held for investment as of December 31, 2003 (in thousands):

Securitized mortgage loans held for investment	$490,634
Mortgage loans held for investment — warehouse financed	828,488
Net deferred origination costs	4,662
Premiums, net of discounts	5,135
Allowance for loan losses	(2,078)

Total	$1,326,841

        The allowance for loan losses—loans held for investment is summarized as follows (in thousands):

Balance at December 31, 2002	$—
Provision	2,078
Realized losses	—
Recoveries	—

Balance at December 31, 2003	$2,078

        As of December 31, 2003, $1.1 million of mortgage loans held for investment were on non-accrual status for interest income recognition due to delinquencies greater than ninety days.

(4)   Furniture and Equipment

        The components of furniture and equipment, net at December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Furniture and fixtures	$2,400	1,712
Leasehold improvements	624	368
Equipment	6,508	4,086
Data processing software	1,232	874

	10,764	7,040
Less accumulated depreciation and amortization	(5,619)	(4,047)

Furniture and fixtures, net	$5,145	2,993

        Depreciation expense for 2003, 2002, and 2001 was $1.6 million, $1.0 million, and $0.8 million, respectively.

(5)   Warehouse Financing, Loans Held for Sale and Loans Held for Investment

        At December 31, 2003, the Company had a total of $1.7 billion of warehouse lines of credit and repurchase facilities with seven financial entities. Committed facilities comprise $1.5 billion of the total available, with uncommitted facilities totaling $0.2 billion. The facilities are short-term liabilities, secured by mortgage loans held for investment to be securitized, mortgage loans held for sale, the related investor commitments to purchase those loans held for sale, and all proceeds thereof.

        At December 31, 2003 and 2002, the amount outstanding under these agreements was $1.0 billion and $0.8 billion, respectively. The average outstanding amounts under these agreements was $619.8 million and $392.6 million during the years ending December 31, 2003 and December 31, 2002, respectively. The interest rates are based on spreads to one month or overnight LIBOR, and are generally reset daily or weekly. The Company also pays facility fees based on the commitment amount. For the years ended December 31, 2003, 2002, and 2001 the Company recognized interest expense and facility fees on these lines of $20.2 million, $13.5 million, and $10.3 million, respectively. One facility totaling $275 million expires February 2004, a facility totaling $75 million expires March 2004, one facility totaling $200 million matures April 2004, one facility totaling $100 million matures June 2004, two facilities totaling $600 million mature August 2004, and one facility totaling $500 million matures November 2004. Management expects to renew these lines of credit prior to their respective maturity dates.

        On December 31, 2003, and 2002, the weighted average cost of funds under these lines, exclusive of commitment, non-use and custodial service fees, was 2.28% and 2.73%, respectively. The weighted average cost of funds inclusive of these fees during the years ended December 31, 2003 and 2002, was 2.77% and 3.40%, respectively.

(6)   Securitization Financing

        On October 7, 2003, the Company issued $488 million of mortgage-backed bonds through a securitization trust. Interest rates reset monthly and are indexed to one-month LIBOR. The bonds pay interest monthly based upon a spread over LIBOR, ranging from 0.22% on the AAA rated bonds to

7.60% on a BBB-rated bond. The bonds have a weighted average spread over LIBOR of 0.83% based upon an estimate of the prepayment speeds of the mortgage loans, which results in an estimated weighted average life of the loans of 2.61 years. The estimated average months to maturity is based on estimates and assumptions made by management. The actual maturity may differ from expectations. However, the Company retains the option to repay the bonds when the remaining unpaid principal balance of the underlying mortgage loans falls below 10% of their original amounts. As of December 31, 2003, the bonds were overcollaterized by $13.8 million.

        The repayment of the bonds was secured by pledging $500.2 million of mortgage loans to the trust. The trust has entered into an interest rate cap agreement to protect against rising interest rates. Expected principal maturity of the securitization debt, which is based on expected loan prepayments, is as follows (in thousands):

Year	Expected Maturity
2004	$99,906
2005	148,370
2006	107,296
2007	47,124
2008	26,009
2009	59,528

$488,233

(7)   Related Party Transactions

  Subordinate Revolving Line

        At December 31, 2002, the Company had a $12 million revolving line of credit with a related entity. The line was paid in full and cancelled as of the merger of Fieldstone Holdings Corp. and Fieldstone Investment Corporation in November 2003. The line was subordinated to the warehouse lines of credit and repurchase agreements.

        At December 31, 2003 and 2002, the balances outstanding were $0 and $12 million, respectively. The interest rate on the debt was prime, which at December 31, 2002 was 4.25%. For the years ended December 31, 2003, and 2002, the Company recognized interest expense on this debt of $510.1 thousand and $575.9 thousand, respectively.

(8)   Derivatives and Hedging Activities

        At December 31, 2003 and 2002, the fair value of conforming interest rate lock commitments was $88.9 thousand and $479.0 thousand, and the corresponding fair value of mandatory forward sale commitments was $(393.9) thousand and $(939.5) thousand, respectively. In addition to these market adjustments for open interest rate locks and mandatory forward sales, at December 31, 2003 and 2002, a basis adjustment of $222.0 thousand and $779.0 thousand, respectively, has been recorded related to the closed loans pending sale. This reflects the change in fair value during the interest rate lock period prior to funding, and is reflected as a component of mortgage loans held for sale on the consolidated statements of condition.

        To mitigate the interest rate risk associated with non-conforming loans, the Company entered into treasury note forward sales contracts. At December 31, 2003 and December 31, 2002, the fair value of the treasury note sales contracts was $(1.1) million and $(707.4) thousand, respectively. The fair value of non-conforming interest rate lock commitments was $79.4 thousand at December 31, 2003 and nominal at December 31, 2002, principally due to the brief time period from lock to fund date.

        As of December 31, 2003, the company recorded a $2.2 million charge to Other Comprehensive Income for the effective portion of the valuation loss on interest rate swaps with a notional balance of $695.6 million. Over the next twelve months, the Company estimates that the entire balance in accumulated other comprehensive income will be fully amortized through recognition of interest expense to current period earnings.

        In conjunction with the Company's 2003-1 securitization, the Company purchased an interest rate cap agreement by paying a premium of $3.0 million, determined to be an economic hedge of the floating rate debt of the security. The mark to market valuation decrease of ($1.1) million has been charged to current period earnings. As of December 31, 2003, the fair value of the interest rate cap was $1.9 million, and is included in Other Assets.

(9)   Segment Information

        The information presented below with respect to the Company's reportable segments is consistent with the content of the business segment data provided to the Company's management. This segment data uses a combination of business lines and channels to assess consolidated results. The Company has six reportable segments, which include Non-conforming Wholesale, Non-conforming Retail, Conforming Wholesale, Conforming Retail, Investment Portfolio, and Corporate. The Investment Portfolio segment did not exist before 2003, and prior period segment information has not been adjusted because it is impractical to do so.

        The Company originates loans through two divisions: a non-conforming division and a conforming division, each of which operates both wholesale and retail offices. The Investment Portfolio segment includes the net interest income earned by the loans held for investment. In addition, the Company has a Corporate segment that includes the timing and other differences between actual revenues and costs and amounts allocated to the production segments. The Corporate segment also includes the effects of the deferral and capitalization of net origination costs as required by FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Financial information by segment is evaluated regularly by management and used in decision-making relating to the allocation of resources and the assessment of company performance. The Company manages the business on a pre-tax basis and therefore all income tax expense or benefit is allocated to the Corporate segment. The accounting policies of the business segments are the same as those described in the organization and summary of significant accounting policies (see Note 1) except that for the purposes of segment information provided in the tables below, certain fees, origination costs, and other expenses recorded as a component of gains on sale of mortgage loans, net, have been reflected in total revenues or total expenses consistent with intercompany allocations reported to the Company's management. Also, origination fees and gain on sale revenue are recognized on funding in the production segments and adjusted in the Corporate segment. Reconciliations are provided from segment totals to the consolidated financial statements.

        The assets of the Company that are specifically identified to a segment include mortgage loans held for sale and furniture and equipment, net. All other assets are attributed to the Corporate segment.

        Total assets by segment at December 31, 2003 and 2002 are summarized as follows (in thousands):

	2003	2002
Non-conforming — wholesale	$352,639	489,030
Non-conforming — retail	53,640	91,345
Conforming — wholesale	76,115	189,170
Conforming — retail	31,619	82,324
Investment Portfolio	1,326,841	—
Corporate	212,027	35,433

Total	$2,052,881	887,302

        Operating results by business segment for the year ending December 31, 2003 are as follows (in thousands):

	Non-conforming		Conforming
					Investment Portfolio
	Wholesale	Retail	Wholesale	Retail		Corporate	Consolidation
Revenues:
Interest income	$33,074	5,522	7,267	3,255	17,749	—	66,867
Interest expense	10,288	1,782	3,716	1,638	5,137	510	23,071

Net interest income	22,786	3,740	3,551	1,617	12,612	(510)	43,796
Provision for loan losses — loans held for investment	—	—	—	—	(2,078)	—	(2,078)
Gains on sales of mortgage loans, net	116,310	39,695	13,286	18,775	—	(70,184)	117,882
Fee and other income	—	1,423	—	1,722	(871)	(308)	1,966

Total revenues	139,096	44,858	16,837	22,114	9,663	(71,002)	161,566
Total expenses	88,744	36,938	13,197	17,814	—	(42,519)	114,174

Income before income taxes	50,352	7,920	3,640	4,300	9,663	(28,483)	47,392
Provision for income tax (expense) benefit	N/A	N/A	N/A	N/A	N/A	2,616	2,616

Net income	$50,352	7,920	3,640	4,300	9,663	(25,867)	50,008

        Operating results by business segment for the year ending December 31, 2002 are as follows (in thousands):

	Non-conforming		Conforming
	Wholesale	Retail	Wholesale	Retail	Corporate	Consolidation
Revenues:
Interest income	$20,517	3,753	6,256	3,140	—	33,666
Interest expense	7,369	1,398	3,207	1,569	576	14,119

Net interest income	13,148	2,355	3,049	1,571	(576)	19,547
Provision for loan losses — loans held for investment	—	—	—	—	—	—
Gains on sales of mortgage loans, net	61,301	26,256	9,348	14,500	(36,530)	74,875
Fee and other income	—	1,955	—	1,034	241	3,230

Total revenues	74,449	30,566	12,397	17,105	(36,865)	97,652
Total expenses	47,209	22,926	8,874	14,246	(33,205)	60,050

Income before income taxes	27,240	7,640	3,523	2,859	(3,660)	37,602
Provision for income tax (expense) benefit	N/A	N/A	N/A	N/A	(15,855)	(15,855)

Net income	$27,240	7,640	3,523	2,859	(19,515)	21,747

        Operating results by business segment for the year ending December 31, 2001 are as follows (in thousands):

	Non-conforming		Conforming
	Wholesale	Retail	Wholesale	Retail	Corporate	Consolidation
Revenues:
Interest income	$10,131	2,020	3,043	1,553	—	16,747
Interest expense	6,223	1,241	1,869	954	741	11,028

Net interest income	3,908	779	1,174	599	(741)	5,719
Provision for loan losses — loans held for investment	—	—	—	—	—	—
Gains on sales of mortgage loans, net	27,640	14,181	6,717	10,746	(16,855)	42,429
Fee and other income	—	2,010	—	809	15	2,834

Total revenues	31,548	16,970	7,891	12,154	(17,581)	50,982
Total expenses	28,414	15,335	6,352	11,042	(18,264)	42,879

Income before income taxes	3,134	1,635	1,539	1,112	683	8,103
Provision for income tax (expense) benefit	N/A	N/A	N/A	N/A	3,140	3,140

Net income	$3,134	1,635	1,539	1,112	3,823	11,243

(10) Income Taxes

        In 2002, the Company was taxed as a C Corporation. On March 14, 2003, the Company elected Subchapter S status for income tax purposes. This election was effective as of January 1, 2003 and has no impact on the consolidated operating results for 2002. As a result of this election, during the first quarter of 2003, the deferred tax asset account recorded on the consolidated statement of condition as of December 31, 2002 was reversed through the consolidated statement of operations.

        Effective November 13, 2003, the Company revoked its S election. Effective November 13, 2003, FIC elected to be taxed as a Real Estate Investment Trust (REIT) under Section 856(c) of the Internal Revenue Code. As a REIT, FIC generally is not subject to Federal income tax. To maintain its qualification as a REIT, FIC must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If FIC fails to qualify as a REIT in any taxable year, FIC will be subject to federal income tax on its taxable income at regular corporate rates. FIC may also be subject to certain state and local taxes. Under certain circumstances, even though FIC qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. Because FIC has paid or will pay dividends in amounts approximating its taxable income, no provision for income taxes has been provided in the accompanying financial statements related to the REIT.

        On November 14, 2003, the Company filed an election to treat Fieldstone Mortgage Company as a taxable REIT subsidiary (TRS). A TRS is a corporation that is permitted to engage in non-qualifying REIT activities. Taxable income of a TRS is subject to federal, state, and local income taxes. As a result of this filing, a deferred tax asset was established on November 14, 2003 to recognize the temporary differences between the book and tax basis of assets and liabilities of FMC, the TRS.

        Income tax (expense) benefit for the years ending December 31, 2003, 2002, and 2001 consists of the following (in thousands):

	Current	Deferred	Total
Year ended December 31, 2003:
U.S. Federal	$(2,095)	(1,158)	(3,253)
State and Local	(413)	(228)	(641)
TRS Election — Recognition of deferred tax assets	—	18,880	18,880
S Election — Elimination of deferred tax assets	—	(12,370)	(12,370)

	$(2,508)	5,124	2,616

Year ended December 31, 2002:
U.S. Federal	$(18,718)	6,442	(12,276)
State and Local	(5,050)	1,471	(3,579)

	$(23,768)	7,913	(15,855)

Year ended December 31, 2001:
U.S. Federal	$(224)	2,756	2,532
State and Local	(55)	663	608

Total	$(279)	3,419	3,140

        A reconciliation of the statutory federal and state income tax rates to the Company's effective income tax rates for the years ending December 31, 2003, 2002, and 2001 is as follows:

	2003	2002	2001
Federal statutory rate	(34.0)%	(35.0)%	(34.0)%
State income tax rate (net of federal benefit)	(4.7)	(6.2)	(5.0)
Income during S Corp status	30.5	—	—
Nondeductible expenses	—	(0.3)	(2.4)
Change in deferred tax asset during S Corp period	13.7	—	—
Change in valuation allowance	—	—	78.8
Other	—	(0.6)	1.4

Effective income tax rate	5.5%	(42.1)%	38.8%

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003, 2002, and 2001 are presented below (in thousands).

	2003	2002	2001
Deferred tax asset:
Reserve for losses	$13,564	7,053	2,925
Mark to market on loans held for sale	4,229	7,737	3,145
Other	962	592	152

Total gross deferred tax assets	18,755	15,382	6,222

Deferred tax liability:
Net deferred origination costs	(600)	(988)	(586)
Furniture and equipment depreciation	(693)	(297)	(20)

Total deferred tax liabilities	(1,293)	(1,285)	(606)

Total deferred tax asset, net	$17,462	14,097	5,616

        Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax assets, will be realized. The ability of the Company to realize the deferred tax asset is periodically reviewed and the valuation allowance, if any, is adjusted accordingly.

(11) Common Stock

        On November 14, 2003 Fieldstone Investment Corporation merged with Fieldstone Holdings Corp. in which the shareholders of Fieldstone Holdings Corp. received 565.38 shares of FIC common stock for each share of Fieldstone Holdings Corp. common stock. The swap was treated as a reverse merger transaction, with Fieldstone Investment Corporation as the surviving entity.

        Additionally on November 14, 2003, FIC sold 40.6 million shares of $.01 par value common stock at a price of $13.95 per share (net of underwriter's discount or placement agent's fee) and 356,540 of $.01 par value common stock to FIC officers at $15.00 per share, in a private placement offering. FIC incurred approximately $3.4 million of legal, consulting and accounting costs in connection with the issuance of common stock. Simultaneously with the sale of the 41.0 million shares, FIC sold 400,000 shares to Friedman, Billings, Ramsey & Co., Inc. at a price of $0.01 per share. $188.1 million of the proceeds was used to redeem 94.83% of the common stock outstanding of Fieldstone Holdings Corp., representing the total holdings on non-employee shareholders immediately prior to the offering.

        In connection with the private placement offering, FIC sold 5.7 million shares and 422,067 of over-allotment shares of $.01 par value common stock on November 18, 2003 and December 11, 2003, respectively. Total net proceeds for the over-allotment sales, after underwriter's discount and associated costs, were $85.8 million.

        As a result of the aforementioned transaction, certain change of control provisions included in the employee incentive and retention bonus plan adopted in July 2002 were triggered, and $16.2 million of expense was incurred and paid in the fourth quarter of 2003.

(12) Earnings Per Share

        Information relating to the calculations of earnings per share (EPS) of common stock for the years ending December 31, 2003, 2002, and 2001 is summarized as follows (in thousands, except per share data):

	2003	2002	2001
Basic earnings per share:
Net income	$50,008	21,747	11,243
Weighted average shares outstanding	19,289	15,090	15,113
Earnings per share	$2.59	1.44	0.74
Diluted earnings per share:
Net Income	$50,008	21,747	11,243
Weighted average shares outstanding	19,289	15,090	15,113
Dilutive effect of options and restricted stock	76	—	—

Weighted average shares outstanding, diluted	19,365	15,090	15,113
Diluted earnings per share	$2.58	1.44	0.74

        Effects of potentially dilutive securities are presented only in periods in which they are dilutive. In 2003 no outstanding stock options or restricted stock were excluded from the calculation of diluted earnings per share. During the years 2002 and 2001 the Company had no outstanding stock options or restricted stock.

(13) Stock Options

        Under the Company's stock option plan approved by the board and shareholders in July 2003, options to purchase shares of common stock may be awarded to the Company's employees, outside directors and consultants and to any other individual whose participation in the plan is determined to be in the best interests of the Company by the compensation committee of FIC's Board of Directors. The exercise price of each stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of options granted to any 10% shareholder may not be less than 110% of the fair market value of our common stock on the date of grant. Stock options typically vest over a four period with a term fixed by the compensation committee not to exceed 10 years from the date of grant.

        In fourth quarter of 2003, the Company awarded 750,000 options to purchase FIC common stock. No stock options in Fieldstone Holdings Corp. were granted to any employee or director in 2002 or 2001. In accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company has elected to expense its stock-based compensation by applying the fair value method to stock based compensation using the Black-Scholes option pricing model. Total compensation expense relating to stock option issuance of $215.7 thousand was recorded in salaries and employee benefits for the year ending December 31, 2003.

        The following table summarizes the weighted average fair value of the granted options, determined using the Black-Scholes option pricing model, and the assumptions used in their determination.

2003
Weighted average:
Fair value, at date of grant	$1.82
Expected life in years	10
Annual risk-free interest rate	4.25%
Expected volatility	40%
Expected dividend yield	10%

        The following table summarizes stock option activity for the year ending December 31, 2003:

	Shares	Weighted Average Exercise Price
Balance at beginning of year	—	—
Options granted	750,000	$15.00
Options exercised	—	—
Options expired or cancelled	—	—

Balance at end of year	750,000	$15.00

        The following table summarizes additional information relating to outstanding and exercisable stock options at December 31, 2003:

Options Outstanding	Remaining Contractual Life in Years	Exercise Price	Options Exercisable
750,000	9.9	15.00	100,000

(14) Restricted Stock

        Pursuant to board and shareholder approval granted in July 2003, on November 14, 2003, the Company granted 510,000 shares of restricted stock to the Company's non-employee directors, and senior managers, valued at $15.00 per share, with twenty-five percent of the shares to vest annually, beginning December 31, 2004. All of the awards are expensed on a straight-line method over the scheduled vesting period. The expected annual expense related to these grants in 2004 through 2007 is $1.7 million annually. Compensation expense related to the shares of restricted stock for the year ended December 31, 2003 was $107.4 thousand, which is included in the consolidated statement of operations.

(15) Commitments and Contingencies

  (a) Loan Commitments

        At December 31, 2003 and 2002, the Company had origination commitments outstanding to fund approximately $414 million and $221 million in mortgage loans, respectively. The Company had forward delivery commitments to sell approximately $1.11 billion and $1.39 billion of loans at December 31, 2003 and 2002, respectively, of which $94.5 million and $244.0 million, respectively, were mandatory sales of mortgage backed securities and investor whole loan trades. At December 31, 2003, the Company had a commitment to sell $325 million of treasury note forward contracts, used to hedge the interest rate risk of its non-conforming loans.

  (b) Office Lease

        The Company has entered into agreements to lease office space. The remaining future minimum lease payments under the noncancelable leases are (in thousands):

2004	$4,983
2005	3,658
2006	2,101
2007	1,356
2008	540

Total	$12,638

        Rent expense was $4.8 million, $3.5 million, and $2.7 million for the years ended December 31, 2003, 2002, and 2001, respectively.

(c) Leased Equipment

        The Company has entered into agreements to lease office equipment. The minimum lease payments are as follows (in thousands):

2004	$456
2005	336
2006	124
2007	23
2008	3

Total	$942

        Equipment lease expense was $0.7 million, $0.6 million, and $0.5 million for the years ended December 31, 2003, 2002, and 2001, respectively.

(16) Employee Benefit Plans

        The Company maintains a 401(k) savings plan (the Plan) in which all eligible employees may participate after completing a period of service with the Company. The Company's policy is to match a percentage of an employee's contribution to the Plan. The Company may change the match percentage from time to time. The Company's contributions to the Plan become vested after an employee completes a period of service with the Company. For the years ended December 31, 2003, 2002, and 2001 the Company contributed $1.8 million, $1.4 million, and $0.9 million, respectively.

        The Company maintains a Section 125 cafeteria plan for medical and childcare expenses. All full time employees are eligible to participate in the cafeteria plan after completing a period of service with the Company.

        Effective July 2002, the board approved the adoption of an employee incentive and retention bonus plan (the Incentive Plan) for eligible senior management (the Participants.) Under the Incentive Plan, the board of directors may, at its discretion, periodically establish an aggregate amount to be awarded to the Participants, to be paid at a defined date, subject to their continued employment over a defined period of time. The Company has recorded $2.1 million and $0.9 million of expense for the deferred compensation portion of these obligations under this Incentive Plan for the year ended December 31, 2003 and December 31, 2002, respectively, which arose primarily as a result of awards granted in 2002. In 2003, the Company paid $0.6 million of accrued bonus relating to the deferred compensation portion of the Plan and $16.2 million of expense relating to the change of control component of the Plan.

(17) Disclosures of Fair Value of Financial Instruments

        The assumptions used and the estimates disclosed represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of December 31, 2003 and 2002. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

        Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Company would realize in a market transaction. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Company.

(a) Cash

        The carrying amount of cash represents its fair value.

(b) Mortgage Loans Held for Sale, Net

        The estimated fair value of mortgage loans held for sale was determined by investor commitment prices for those loans allocated to a specific commitment. The fair value of loans not allocated to a specific commitment was estimated using current market pricing for similar assets.

(c) Mortgage Loans Held for Investment, Net

        The estimated fair value for mortgage loans held for investment was determined using whole loan sale commitment prices entered into on or about the balance sheet date for similar loan product sales.

(d) Accounts Receivable and Accounts Payables and Accrued Expenses

        The carrying amount of accounts receivable, which includes accounts receivable, accrued interest receivable, and trustee receivable, and accounts payable, which includes vendor payables, commissions, accrued interest payable and escrow funds, approximates fair value because these instruments are of short duration and do not present significant credit concerns.

(e) Derivative Instruments

        The estimated fair value of derivative instruments is estimated by discounting projected future cash flows at appropriate rates.

(f) Warehouse Financing

        The carrying amount of warehouse financing approximates their fair value due to their variable rate.

(g) Securitization Financing

        Securitization financing is secured by mortgage loans held for investment and is tied to one month LIBOR and accordingly, carrying value is considered a reasonable estimate of fair value.

(h) Subordinate Revolving Line

        The carrying amount of the subordinate revolving line approximates its fair value due to its variable rate.

        The following table summarizes the carrying amount and estimated fair value of financial assets and financial liabilities as of December 31, 2003 and 2002 (in thousands).

	2003		2002
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash	$170,304	170,304	13,300	13,300
Mortgage loans held for sale	510,384	523,303	849,683	866,831
Mortgage loans held for investment, net	1,326,841	1,361,965	—	—
Accounts receivable	14,675	14,675	4,671	4,671
Derivative instruments	(1,323)	(1,323)	1,418	1,418
Financial liabilities:
Accounts payable and accrued expenses	32,552	32,552	33,608	33,608
Warehouse financing	987,588	987,588	789,424	789,424
Securitization financing	487,222	487,222	—	—
Subordinate revolving line	—	—	12,000	12,000

(18) Subsequent Event

        On April 16, 2004, management was notified that the shareholders whose shares were redeemed at the closing of the private placement offering are disputing the basis on which the final redemption price of their shares was calculated. Management believes that the amount by which the redemption price may change is between $0 and $18 million and that the final resolution of this dispute will not have a material impact on FIC's financial condition, results of operations or cash flows. If FIC is ultimately required to make an additional payment to the former shareholders, the payment will be an increase in the redemption price of their shares and will be recorded as a reduction of paid in capital in the period in which the dispute is resolved.

FIELDSTONE INVESTMENT CORPORATION

48,325,860 Shares of Common Stock

PROSPECTUS

            , 2004

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution

        The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission		$108,682
NASDAQ listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

        All expenses in connection with the issuance and distribution of the securities being registered and offered hereby shall be borne by the registrant and are included in the table above, other than underwriting discounts and selling commissions, if any.

Item 32.    Sales to Special Parties

        Concurrently with the sale of a total of 36,751,064 shares of our common stock to Friedman, Billings, Ramsey & Co., Inc. (FBR), the initial purchaser for the 144A Offering, and the sale by us directly in a private placement of a total of 10,398,936 shares of our common stock (including 356,540 shares sold to our employees and affiliates in a directed share program), in which we received aggregate net proceeds of approximately $658.1 million, we issued 400,000 shares of our common stock to FBR, in consideration for certain financial advisory services rendered in connection with the 144A Offering. We made this sale in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

        Concurrently with the sale of common stock to FBR, we sold 33,340 shares of our common stock to Michael J. Sonnenfeld, our President and Chief Executive Officer, receiving aggregate net proceeds of approximately $500,100. The per share purchase price for these common shares was $15.00 per share, which was the offering price in the 144A Offering. This sale was made in reliance on the exemption from registration provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 33.    Recent Sales of Unregistered Securities

        The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended (the Securities Act). Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:

  •
  On November 14 and December 11, 2003, we sold 36,751,064 shares of common stock in a private unregistered offering to FBR pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act, which shares were subsequently resold to other investors in accordance with Rule 144A of, and other available exemptions set forth in, the Securities Act. The per share purchase price of the common stock sold to FBR was $13.95, net of FBR's discount, for an aggregate offering price of approximately $512.7 million, and the per share offering price to investors was $15.00.

  •
  On November 14, 2003, we issued 400,000 shares of common stock to FBR in consideration for financial advisory services rendered. The per share purchase of these shares of common stock was $0.01 per share.

  •
  On November 14, November 18, and December 11, 2003, we sold 10,042,396 shares of common stock in a private placement directly to investors who returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were accredited investors, at price of $15.00 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. FBR received a placement fee of $1.05 per share with respect to these shares.

  •
  On November 14, 2003, Fieldstone Investment sold 356,540 shares of common stock in a private placement directly to our employees and affiliates and employees of such affiliates, each of whom returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were accredited investors, at a price of $15.00 per share, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

  •
  Pursuant to our Stock Plan, subsequent to the closing of the 144A Offering, we granted options to purchase 420,000 shares of common stock to our directors and named executive officers, and 260,000 shares of restricted stock to our directors and named executive officers. For a more detailed description of our Stock Plan, see "Management—Stock Plan" in this Registration Statement. These awards were issued at no cost to the grantee and in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act and Rule 701 thereunder.

        We have issued from time to time options to purchase shares of our common stock to directors, officers and various key employees of the Fieldstone Investment group of companies under the Fieldstone Investment Corporation Equity Incentive Program. These options were issued at no cost to the optionholder and in reliance upon an exemption from the registration provisions of the Securities Act pursuant to Rule 701 thereunder.

Item 34.    Indemnification of Directors and Officers

        Pursuant to Section 2-405 of the Maryland General Corporation Law, the registrant's charter limits its directors' and officers' liability to the registrant and its stockholders for money damages. This limitation on liability does not apply (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services actually received; or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that such person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        The registrant's charter and bylaws also require the registrant, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the registrant, or while a director or officer is or was serving at the request of the registrant, or while a director or officer is or was serving at the request of the registrant as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the registrant in advance of the final disposition of such action, suit or proceeding.

        Under the Maryland General Corporation Law, the registrant must (unless the charter provides otherwise, which the registrant's charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The registrant may indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, the registrant may not, under Maryland law, indemnify for an adverse judgment in a suit by or in the right of the registrant or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows the registrant to advance reasonable expenses to a director or officer upon the registration's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the registrant, and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the registrant if it shall ultimately be determined that the standard of conduct was not met.

        The registrant maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the directors and officers of the registrant for certain actions or inactions that they may take or omit to take in their capacities as directors and officers of the registrant.

        The foregoing summaries are necessarily subject to the complete text of the Maryland General Corporation Law, the registrant's charter and bylaws, the indemnity agreements entered into between the registrant and each of its directors and officers and the registrant's directors' and officers' liability insurance policy and are qualified in their entirety by reference thereto.

Item 35.    Treatment of Proceeds from Stock Being Registered

        Not applicable. The registrant will not receive any proceeds from the sale of the stock by the selling stockholders. This registration is solely for the benefit of the selling stockholders. None of the proceeds of the registrant's original private issuance of the offered shares were credited to an account other than the appropriate capital share account.

Item 36. Exhibits and Financial Statement Schedules

        (a)    Exhibits

        The exhibits listed on the Exhibit Index following the signature page are included in this registration statement.

        (b)    Financial Statement Schedules

        None.

Item 37.    Undertakings

        (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director or officer of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be bound by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities registered and offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Fieldstone Investment Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland, on this 23rd day of April 2004.

FIELDSTONE INVESTMENT CORPORATION (registrant)
By:	/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Sonnenfeld and Robert G. Partlow, and each of them, acting individually and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to sign any and all registration statements relating to the same registration and offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, the NASDAQ Stock Market and such other authorities as he or she deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ MICHAEL J. SONNENFELD Michael J. Sonnenfeld	President and Chief Executive Officer, Director (Principal Executive Officer)	April 23, 2004
/s/ ROBERT G. PARTLOW Robert G. Partlow	Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2004
/s/ THOMAS D. ECKERT Thomas D. Eckert	Chairman of the Board	April 23, 2004
/s/ DAVID S. ENGELMAN David S. Engelman	Director	April 23, 2004

/s/ CELIA V. MARTIN Celia V. Martin	Director	April 23, 2004
/s/ JONATHAN E. MICHAEL Jonathan E. Michael	Director	April 23, 2004
/s/ JEFFREY R. SPRINGER Jeffrey R. Springer	Director	April 23, 2004

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Agreement and Plan of Merger, dated as of November 11, 2003, between Fieldstone Holdings Corp. and Fieldstone Investment Corporation
3.1*	Articles of Amendment and Restatement of Fieldstone Investment Corporation
3.2*	Bylaws of Fieldstone Investment Corporation
3.3*	Articles of Merger between Fieldstone Holdings Corp. and Fieldstone Investment Corporation
4.1**	Specimen Common Stock Certificate
4.2*	Registration Rights Agreement, dated as of November 14, 2003, by and between Fieldstone Investment Corporation and Friedman, Billings, Ramsey & Co., Inc.
5.1**	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered
8.1**	Opinion of Hogan & Hartson L.L.P. as to certain U.S. Federal income tax matters
10.1*†	Fieldstone Investment Corporation Equity Incentive Plan
10.2*†	Form of Incentive Stock Option Agreement
10.3*†	Form of Nonqualified Stock Option Agreement
10.4*†	Form of Restricted Stock Agreement
10.5(1)*†	Form of Senior Management Employment Agreement
10.5(2)*†	Senior Manager Incentive and Retention Bonus Plan
10.6*†	Employment Agreement dated as of September 1, 2003 between Fieldstone Mortgage Company and Michael J. Sonnenfeld
10.7*†	Employment Agreement dated as of September 1, 2003 between Fieldstone Mortgage Company and Walter P. Buczynski
10.8*†	Employment Agreement dated as of September 1, 2003 between Fieldstone Mortgage Company and John C. Camp
10.9*†	Employment Agreement dated as of September 1, 2003 between Fieldstone Mortgage Company and Robert G. Partlow
10.10*†	Employment Agreement dated as of September 1, 2003 between Fieldstone Mortgage Company and Gary K. Uchino
10.11(1)**	Revolving Credit and Security Agreement, dated March 13, 2001, by and between Countrywide Warehouse Lending and Fieldstone Mortgage Company
10.11(2)**	Amendment No. 1 to Revolving Credit and Security Agreement, dated November 10, 2003, among Countrywide Warehouse Lending, Fieldstone Mortgage Company and Fieldstone Investment Corporation
10.12**	Third Amended and Restated Warehousing Credit and Security Agreement, dated November 30, 2003, between Fieldstone Mortgage Company and Residential Funding Corporation
10.13**	4/04 Amended and Restated Senior Secured Credit Agreement, dated April 21, 2004, among Fieldstone Investment Corporation, Fieldstone Mortgage Company and JPMorgan Chase Bank
10.14**	Credit Agreement, dated July 23, 2003, between Fieldstone Mortgage Company and Guaranty Bank
10.15**	Mortgage Loan Purchase and Sale Agreement, dated July 23, 2003, by and between Fieldstone Mortgage Company and Guaranty Bank

10.16**	Amended and Restated Master Repurchase Agreement, dated April 5, 2004, among Credit Suisse First Boston Mortgage Capital LLC, Fieldstone Mortgage Company and Fieldstone Investment Corporation
10.17(1)**	Amended and Restated Master Repurchase Agreement, dated October 2, 2001, among Merrill Lynch Mortgage Capital Inc., Fieldstone Mortgage SPE (ML)-I, L.L.C. and Fieldstone Mortgage Company
10.17(2)**	Amendment No. 7 and Joinder to Master Repurchase Agreement, dated November 10, 2003, among Fieldstone Mortgage SPE (ML)-I, L.L.C., Fieldstone Mortgage Company, Fieldstone Investment Corporation and Merrill Lynch Mortgage Capital Inc., dated November 10, 2003
10.18**	Amended and Restated Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated December 31, 2003, among Lehman Brothers Bank, FSB, Fieldstone Investment Corporation and Fieldstone Mortgage Company
10.19*	Purchase/Placement Agreement, dated as of November 10, 2003, between Friedman, Billings, Ramsey & Co., Inc., Fieldstone Investment Corporation and Fieldstone Mortgage Company
14.1**	Code of Business Conduct of Fieldstone Investment Corporation
21.1*	List of Subsidiaries of Fieldstone Investment Corporation
23.1**	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
23.3*	Consent of KPMG LLP
24.1	Powers of Attorney (included on the signature page hereto)
99.1**	Charter of the Audit Committee of the Fieldstone Investment Corporation Board of Directors
99.2**	Charter of the Compensation Committee of the Fieldstone Investment Corporation Board of Directors
99.3**	Charter of the Nominating and Governance Committee of the Fieldstone Investment Corporation Board of Directors

*
Filed herewith.
**
To be filed by amendment.
†
Denotes a management contract or compensatory plan.